Execution Version

Dated July 26    2023

(1)    ANAGOLD MADENCİLİK SANAYİ VE
TİCARET A.Ş. as Borrower

(2)    ALACER GOLD CORP. as Parent

(3)    LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş., ALACER GOLD MADENCİLİK A.Ş. and BANKA KOMBETARE TREGTARE SHA as
Shareholders

(4)    ING BANK N.V. as Facility Agent

(5)    ING BANK N.V. as Security Holder

THIRD AMENDMENT AND RESTATEMENT DEED

relating to the term facility agreement for the expansion
of the Çöpler Gold Mine Project originally dated
21 September 2015 as amended and restated pursuant to
amendment and restatement agreements dated 16 June 2016
and 30 July 2019 and further amended from time to time

L O N D O N
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CONTENTS

Clause Page

1. Definitions and Interpretations	2
2. Amendment and restatement	3
3. Confirmation of guarantees and Security Interests	3
4. Representations and Warranties	4
5. Expenses and fees	4
6. Miscellaneous	5
7. Governing law and enforcement	5

Schedules

1. Amended and Restated Facility Agreement	7
2. Conditions precedent to the Effective Date	8

955394258	i

THIS DEED OF AMENDMENT (this "Deed") is dated July 26    2023 and made between:

(1)    ANAGOLD MADENCİLİK SANAYİ VE TİCARET A.Ş a company incorporated in Turkey with trade registry number 157437 and registered address Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19, Cankaya Ankara, Türkiye (the "Borrower");

(2)    ALACER GOLD CORP. a corporation organised and existing under the laws of the Yukon Territory with number corporate access number 34398 and registered address 3081 Third Avenue, Whitehorse, Yukon, Y1A 4Z7, Canada (the "Parent");

(3)    LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş. a company incorporated in Turkey with trade registry number 590086 9 and registered address Buyukdere Caddesi No. 163 34394 Zincirlikuyu/Istanbul ("Lidya" and a "Shareholder");

(4)    ALACER GOLD MADENCİLİK A.Ş. a company incorporated in Turkey with trade registry number 119946 and registered address Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19, Cankaya Ankara, Türkiye ("AGM" and a "Shareholder");

(5)    BANKA KOMBETARE TREGTARE SHA a company incorporated in Albania with number J62001011Q and registered address Bulevardi “Zhan d’Ark Tiran, Shqiperi Albania ("BKT" and a" Shareholder");

(6)    ING BANK N.V. as facility agent on behalf of itself and the other Finance Parties (the
"Facility Agent");

(7)    ING BANK N.V. in its capacity as security trustee for the purposes of the Foreign Security Documents and as security holder for the purposes of the Turkish Security Documents for the Finance Parties (the "Security Holder").

BACKGROUND:

(A)    The Borrower and the Facility Agent, amongst others, entered into a facility agreement dated 21 September 2015 which was subsequently amended and restated on 16 June 2016 and 30 July 2019 and further amended from time to time (such facility agreement as amended prior to the date of this Deed, the "Facility Agreement").

(B)    The Borrower and the Facility Agent, amongst others, entered into an intercreditor deed dated 16 June 2016 (the "Intercreditor Deed").

(C)    This Deed:

(a)    puts into effect, by way of amendment and restatement, certain amendments to the Facility Agreement which have been agreed between the parties to this Deed;

(b)    contains confirmations in relation to Security Interests granted by the Obligors; and

(c)    deals with related matters.

THIS DEED WITNESSES that:

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1.    DEFINITIONS AND INTERPRETATIONS

1.1    In this Deed:

"Amended and Restated Facility Agreement" means the Facility Agreement in the form attached as Schedule 1 (Amended and Restated Facility Agreement), reflecting the amendment and restatement of the Facility Agreement effected or proposed to be effected pursuant to this Deed.

"Effective Date" means the date which is the first day of the next Interest Period commencing on or after the date on which the Facility Agent notifies the Borrower that the documents and other evidence listed in Schedule 2 (Conditions precedent to the Effective Date) have been delivered in form and substance satisfactory to the Facility Agent or it has waived such satisfaction (in each case acting on the instructions of the Unanimous Lenders).

"Facility Agreement" has the meaning given to that term in Recital (A). "Intercreditor Deed" has the meaning given to that term in Recital (B). "Obligor Party" means each Party which is an Obligor.
"Party" means a party to this Deed.

"Turkish Security Confirmation" means a Turkish law governed agreement or deed entered into by the relevant Obligors under which continuity of the Turkish Security Documents are confirmed and acknowledged.

1.2    Unless otherwise defined herein, terms, words and expressions defined in the proposed form of the Amended and Restated Facility Agreement set out in Schedule 1 (Amended and Restated Facility Agreement), whether or not the Effective Date has occurred, shall have the same meaning when used in this Deed.

1.3    The principles of construction set out in clauses 1.2 to 1.6 (Interpretation) and 1.7 (Third party rights) of the proposed form of the Amended and Restated Facility Agreement set out in Schedule 1 (Amended and Restated Facility Agreement), whether or not the Effective Date has occurred, shall apply to this Deed to the extent that they are relevant to it, mutatis mutandis.

1.4    Clause 1.8 (Conflict of Documents) of the proposed form of the Amended and Restated Facility Agreement set out in Schedule 1 (Amended and Restated Facility Agreement), whether or not the Effective Date has occurred, shall apply to this Deed as it applies to the Facility Agreement.

1.5    The Parties intend that this Deed shall take effect as a deed, notwithstanding the fact that a Party may only execute this Deed under hand.

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2.    AMENDMENT AND RESTATEMENT

Amendment and restatement of Facility Agreement

2.1    The Parties agree that with effect from the Effective Date, the Facility Agreement will be amended and restated as set out in Schedule 1 (Amended and Restated Facility Agreement) to this Deed.

2.2    The Facility Agent confirms that the Majority Lenders consent has been obtained for the amendment and restatement of the Facility Agreement effected by Clause 2.1, as required by clause 32.17 (Replacement of Screen Rate) of the Facility Agreement.

2.3    Each of the Parties acknowledge, confirm and agree that:

(a)    the Parent was released from all obligations under the Finance Documents on 29 July 2019 which was the date that Final Project Completion occurred; and

(b)    the only reason that the Parent is party to this Deed is to effect the removal of it as a party to the Facility Agreement.

Continuation of Facility Agreement

2.4    Save as amended by this Deed the provisions of the Facility Agreement shall continue in full force and effect and the Facility Agreement and this Deed shall be read and construed as one instrument.

3.    CONFIRMATION OF GUARANTEES AND SECURITY INTERESTS

3.1

(a)    Each of the Shareholders and the Borrower:

(i)    consents to the amendment and restatement of the Facility Agreement effected by Clause 2.1 (Amendment and restatement);

(ii)    confirms to the Security Holder for the benefit of the Finance Parties that:

(A)    its obligations under, and the Security Interests granted by it in and pursuant to, the Security Documents are not discharged or (except as set out in Clause 3.1(a)(ii)(B)) otherwise affected by those amendments or the other provisions of this Deed and shall accordingly remain in full force and effect;

(B)    with effect from the Effective Date, its current and future obligations arising under the Amended and Restated Facility Agreement and each other Finance Document, including this Deed, shall form part of (but not limit) the "Secured Obligations" or any equivalent definition thereof in any Security Document and it has always been intended that the Security Interests granted by it in and pursuant to the Security Documents shall extent to the obligations of the Obligors under

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the Finance Documents as amended and restated from time to time, including as amended by this Deed, and shall so extend thereto in accordance with the terms of the Finance Documents; and

(C)    the Security Interests granted to the Security Holder and the other Finance Parties pursuant to the Security Documents shall continue in full force and effect and the Security Documents shall be continuing security for the obligations of the Obligors under the Finance Documents notwithstanding any amendment or modification to such obligations under the Amended and Restated Facility Agreement or any other Finance Document, including this Deed; and

(b)    Each of the Shareholders (in their capacities as Junior Creditors) consents to the amendment of the Facility Agreement and confirms for the benefit of the Finance Parties that any Junior Debt owing to such Shareholder is postponed and subordinated in accordance with the terms of the Intercreditor Deed to the Senior Debt (as amended by the Amended and Restated Facility Agreement) as owed by any Obligor to the Finance Parties.

Further assurance

3.2    Each of the Shareholders and the Borrower (at all times) shall, at the request of the Facility Agent or the Security Holder, and at its own expense promptly execute (in such form as the Facility Agent or the Security Holder may reasonably require) any document and do any act or thing which, in each case the Facility Agent or the Security Holder considers necessary or appropriate to preserve, perfect, protect or give effect to the consents, confirmations, undertakings and Security Interests provided for in this Clause 3.

4.    REPRESENTATIONS AND WARRANTIES

(a)    Each Obligor makes (i) those representations and warranties referred to in clause 20.1(b) (Representations) of the Facility Agreement to each Finance Party on the date of this Deed, and (ii) those representations and warranties referred to in clause 22.1(b) (Representations) of the Amended and Restated Facility Agreement to each Finance Party immediately after the amendments to the Facility Agreement pursuant to Clause 2.1 (Amendment and restatement) have taken effect.

(b)    Each of the Shareholders and the Borrower makes those representations and warranties referred to in clause 20.1(b) (Representations) of the Amended and Restated Facility Agreement to each Finance Party on the Effective Date, immediately after the amendment and restatement of the Facility Agreement pursuant to clause 2.1 (Amendment and restatement) has taken effect.

5.    EXPENSES AND FEES

5.1    The Borrower shall pay to the Finance Parties within five (5) Business Days of demand all documented costs and expenses (including legal and other consultant or adviser fees

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and expenses) reasonably incurred by the Finance Parties in connection with the negotiation, preparation, printing, execution and administration of this Deed and any other documentation in connection with it.

6.    MISCELLANEOUS

Counterparts

6.1    This Deed may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

Partial invalidity

6.2    If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

Notices

6.3    The provisions of clause 37 (Notices) of the Amended and Restated Facility Agreement shall apply to this Deed as if set out in full again here, with such changes as are appropriate to fit this context.

Remedies and waivers

6.4    The provisions of clause 40 (Remedies and waivers) of the Amended and Restated Facility Agreement shall apply to this Deed as if set out in full again here, with such changes as are appropriate to fit this context.

Designation as a Finance Document

6.5    In accordance with the Facility Agreement, each of the Borrower and the Facility Agent designates this Deed as a Finance Document.

7.    GOVERNING LAW AND ENFORCEMENT

7.1    This Deed and any non-contractual obligations connected with it or arising out of it are governed by English law.

7.2    The provisions of clause 46 (Enforcement) of the Amended and Restated Facility Agreement shall apply to this Deed as they apply to the Amended and Restated Facility Agreement.

EXECUTION:

This Deed has been entered into on the date stated at the beginning of this Deed. The parties have shown their acceptance of the terms of this Deed by executing it as a deed at the end of the Schedules.

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SCHEDULE 1
AMENDED AND RESTATED FACILITY AGREEMENT

955394258	7

Execution version

Originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated July 26,    2023

FACILITY AGREEMENT

for a US$350,000,000 term facility for the expansion of the Çöpler Gold Mine Project
ANAGOLD MADENCİLİK SANAYİ VE TİCARET A.Ş.
as Borrower

ALACER GOLD CORP.
as Parent

LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş., ALACER GOLD MADENCİLİK A.Ş. and BANKA KOMBETARE TREGTARE SHA
as Shareholders

SOCIETE GENERALE, LONDON BRANCH, BNP PARIBAS SA, ING BANK N.V. and UNICREDIT S.P.A.
as Mandated Lead Arrangers

ING BANK N.V.
as Facility Agent

ING BANK N.V.
as Security Holder

BNP PARIBAS SA
as Technical Agent

SOCIETE GENERALE, LONDON BRANCH
as Documentation Agent

THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Hedge Providers and
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as Lenders

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Contents

Clause Page

1 Interpretation	2
2 The Facility	60
3 Purpose	62
4 Conditions	62
5 Utilisation	63
6 Repayment	64
7 Illegality, prepayment and cancellation	65
8 Interest	71
9 Interest periods	73
10 Changes to the calculation of interest	74
11 Fees	76
12 Tax Gross-up and indemnities	77
13 Increased costs	83
14 Other indemnities	84
15 Mitigation by the Finance Parties	87
16 Costs and expenses	87
17 Financial Model, Budgets and Life of Mine Plan	89
18 Project Accounts	94
19 Guarantee	99
20 Representations	102
21 Information undertakings	116
22 Financial and Reserve Undertakings	128
23 Positive undertakings	129
24 Negative undertakings	135
25 Project undertakings	144
26 Equity Contributions	151
27 Default	151
28 Changes to the Lenders	164
29 Changes to Obligors	169
30 Role of the Facility Agent, the Technical Agent and the Mandated Lead Arrangers	169
31 The Security Holder	180
32 Voting	181
33 Conduct of business by the Finance Parties and sharing among Finance Parties	191
34 Payment Cascade	193
35 Payment mechanics	195
36 Set-off	198

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37 Notices	199
38 Calculations and certificates	202
39 Partial invalidity	202
40 Remedies and waivers	202
41 Amendments and waivers	203
42 Confidentiality	203
43 Bail-in provisions	210
44 Counterparts	212
45 Governing Law	212
46 Enforcement	212
47 Limitation of liability	214
Schedule 1 Original Lenders and Hedge Providers	215
Schedule 2 Initial Administrative Details of the Parties.	217
Schedule 3 Conditions Precedent	222
Schedule 4 Forms of Utilisation Request and Selection Notice	234
Schedule 5 Certificates	237
Schedule 6 Form of Transfer Certificate	250
Schedule 7 Intentionally left blank	253
Schedule 8 Repayment Schedule	254
Schedule 9 Economic Assumptions	255
Schedule 10 Reserve Amount Assessment Criteria	256
Schedule 11 Completion Tests	257
Schedule 12 Expert determination	262
Schedule 13 Environmental and Social Deliverables	265
Schedule 14 Gold bullion sales process	269
Schedule 15 Carbon fines sales process	272
Schedule 16 Reference Rate Terms	275
Schedule 17 Daily Non-Cumulative Compounded RFR Rate	281
Schedule 18 Cumulative Compounded RFR Rate	283

955371732

THIS AGREEMENT is originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 and made between:
(1)    ANAGOLD MADENCİLİK SANAYİ VE TİCARET A.Ş a company incorporated in Turkey with trade registry number 157437 and registered address Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19, Cankaya Ankara, Türkiye (the Borrower);
(2)    ALACER GOLD CORP. a corporation organised and existing under the laws of the Yukon Territory with number corporate access number 34398 and registered address 3081 Third Avenue, Whitehorse, Yukon, Y1A 4Z7, Canada (the Parent);
(3)    LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş. a company incorporated in Turkey with trade registry number 590086 9 and registered address Buyukdere Caddesi No. 163 34394 Zincirlikuyu/Istanbul (Lidya and a Shareholder);
(4)    ALACER GOLD MADENCİLİK A.Ş. a company incorporated in Turkey with trade registry number 119946 and registered address Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19, Cankaya Ankara, Türkiye (AGM and a Shareholder);
(5)    BANKA KOMBETARE TREGTARE SHA a company incorporated in Albania with number J62001011Q and registered address Bulevardi “Zhan d’Ark Tiran, Shqiperi Albania (BKT and a Shareholder);
(6)    SOCIETE GENERALE, LONDON BRANCH, BNP PARIBAS SA, ING BANK N.V. and
UNICREDIT S.P.A. (each a Mandated Lead Arranger);

(7)    ING BANK N.V. as facility agent of the other Finance Parties (the Facility Agent);

(8)    ING BANK N.V. in its capacity as security trustee for the purposes of the Foreign Security Documents and as security holder for the purposes of the Turkish Security Documents for the Finance Parties (the Security Holder);
(9)    BNP PARIBAS SA as Technical Agent;

(10)    SOCIETE GENERALE, LONDON BRANCH as Documentation Agent;

(11)    THE FINANCIAL INSTITUTIONS named in Part 2 of Schedule 1 (The Original Hedge Providers) (the Hedge Providers); and
(12)    THE FINANCIAL INSTITUTIONS named in Part 1 of Schedule 1 (The Original Lenders) as lenders under the Facility (the Lenders).

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1    Interpretation

Definitions

1.1    In this Agreement

Acceptable Bank means:

(a)    a Lender;

(b)    the Offshore Account Bank;

(c)    the Onshore Account Bank;

(d)    any other bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(e)    any other bank or financial institution approved by the Facility Agent

Additional Business Day means any day specified as such in the Reference Rate Terms

Additional Equity Contribution means any Equity Contribution made after Financial Close, including by way of a transfer from an Equity Contribution Account to the Proceeds Account
Adjusted CFADS means (without double counting), on any Calculation Date, in respect of any period, A minus B, where:
(a)    A is the aggregate Revenues received by the Borrower during that period; and

(b)    B is the aggregate of all amounts (without double counting) payable by the Borrower during that period in respect of:

(i)    Construction Costs; and

(ii)    Operating Costs minus the sum of (i) the Anagold Exploration Costs, (ii) the TSF Capex Costs and (iii) the Intercompany Recharge Costs,

in each case on a “cash”, rather than an “accruals” basis

Affiliate means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company
AGM Equity Contribution Account means the Dollar denominated account named "Equity Contribution Account" with an account number to be designated by the Offshore Account Bank prior to Financial Close and held by AGM at the Offshore Account Bank, including a Euro

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denominated account linked to the Dollar denominated account, in each case together with any replacement and substitute accounts opened with the consent of the Facility Agent (acting reasonably) and any sub-accounts of the foregoing
Agreement means this facility agreement

Amendment and Restatement Agreement (2016) means the amendment and restatement agreement relating to this Agreement entered into between the parties to this Agreement on 16 June 2016
Amendment and Restatement Agreement (2019) means the amendment and restatement agreement relating to this Agreement entered into between the parties to this Agreement on 30 July 2019
Anagold Exploration Costs means the amount as set out in the Financial Model under the heading “Anagold Exploration” for the relevant period
Applicable Accounting Standards means (i) in respect of the Parent, IFRS, and (ii) in respect of the Borrower, the accounting standards and financial reporting standards announced by Public Oversight Accounting and Auditing Standards Authority of Turkey (Kamu Gözetimi Muhasebe Denetim Standartları Kurumu) and applicable from time to time in Turkey
Approved Exploration Activities means exploration activities in the area surrounding the Project, whether in relation to Non-Project Licences or otherwise, which prior to Final Project Completion, do not result in expenditure for the Borrower in excess of six million Dollars (US $6,000,000) annually
Approved Refinery means any one of Metalor Technologies SA, Metalor USA Refining Corp., Asahi Refining USA, Inc., Asahi Refining Canada Limited, the Royal Canadian Mint and Istanbul Gold Refinery
Assessment Documentation means the documents prepared for the Project as part of the Environmental and Social Assessment process, such as the EIA, the ESIA, the ESMP, the Environmental Report and other material documents prepared by or on behalf of the Borrower in connection therewith
Assumptions means the Economic Assumptions and the Technical Assumptions

AUD Operating Account means the account named “AUD Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated in Australian dollars and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Availability Period means the period commencing on Financial Close and ending on the earlier of (i) the Completion Longstop Date; (ii) Project Completion; and (iii) the date on which the

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Available Facility is reduced to zero (0), provided that if any such date is not a Business Day, the last day of the Availability Period shall be the next Business Day
Available Commitments means, in relation to a Lender, that Lender's Commitments in respect of the Facility less:
(a)    its Contributions under the Facility; and

(b)    in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date

Available Facility means the aggregate at any time of each Lender's Available Commitment in respect of the Facility
Available Resources means, at any date before Project Completion, without double counting, the aggregate of:
(a)    the Available Facility;

(b)    the amounts standing to the credit of the Proceeds Account, the Equity Contribution Accounts and the Operating Accounts in accordance with the terms of the Finance Documents; and

(c)    any Revenues forecast to be received by the Borrower prior to projected Project Completion in accordance with the Financial Model, less any Operating Costs forecast to be incurred prior to projected Project Completion in accordance with the Financial Model

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord
Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord
Basel II Regulation means:

(a)    any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of directive 2013/36/EU (CRD IV) and regulation 575/2013 (CRR) of the European Union) to the extent only that such law or regulation re- enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

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(b)    any Basel II Approach adopted by a Finance Party or any of its Affiliates

Basel III Regulation means any law or regulation implementing the Basel III Accord (including CRD IV and CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation
Basel III Accord means, together:

(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)    the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”

Baseline CAS means any rate which is either:

(a)    specified as such in the Reference Rate Terms; or

(b)    determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology specified in the Reference Rate Terms

Borrower Compliance Certificate means a certificate of compliance issued by the Borrower substantially in the form set out in Part 1 of Schedule 5 (Form of Borrower Compliance Certificate) and duly signed by an authorised signatory of the Borrower
Borrower Share Pledge means the Turkish law share pledge granting, in favour of the Security Holder, a security interest over the shares in the Borrower held by the Shareholders, to be entered into prior to Financial Close
Borrower's Costs means:

(a)    reasonable costs, expenses and fees properly incurred by the Borrower solely in connection with the management and administration of the Borrower, including internal service fees payable by the Borrower to other members of the Group to the extent such fees have been included in the Financial Model or as otherwise approved by the Facility Agent; and

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(b)    reasonable fees, costs and expenses of the legal, technical, financial and other advisers to the Borrower properly incurred by the Borrower for the purposes of the Project

BOO Contract means the oxygen plant build, own and operate agreement to be entered into between the Borrower and the BOO Contractor prior to Financial Close, as such agreement may be amended or replaced in accordance with this Agreement
BOO Contractor means Air Liquide or such other reputable counterparty to an oxygen plant build, own and operate agreement who has been approved by the Facility Agent
Break Costs means any amount specified as such in the Reference Rate Terms

Business Day means a day (other than Saturday or Sunday) on which banks are open for general business in London, and
(a)    Amsterdam, Paris, Milan and Istanbul; and

(b)    (in relation to:

(i)    any date for payment or purchase of an amount relating to a Loan or an Unpaid Sum; or

(ii)    the determination of the first day or the last day of an Interest Period for a Loan or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period),

which is an Additional Business Day relating to that Loan or Unpaid Sum

CAD Operating Account means the account named “CAD Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated in Canadian dollars and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Calculation Date means, as the context may require, a Scheduled Calculation Date or an Unscheduled Calculation Date
Calculation Period means, in respect of a Calculation Date:

(a)    in relation to a previous Calculation Period, the twelve (12) month period ending on that Calculation Date; and

(b)    in relation to a future Calculation Period, the twelve (12) month period starting on the day after such Calculation Date (or, in respect of any Scheduled Calculation Date falling less than 12 months prior to the Final Scheduled Repayment Date, the period commencing on

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the day after such Calculation Date and ending on the Final Scheduled Repayment Date);

Calik Group means Çalık Holding A.Ş. and each of its Subsidiaries from time to time and Calik Group Member means any such entity

Calik Shareholders means each Calik Group Member which holds shares in the Borrower from time to time, which are Lidya and BKT as at the date of this Agreement

Capital Expenditure means any expenditure for fixed or capital assets, plant and equipment in connection with the Project, including (i) expenditure incurred in connection with all development costs prior to Project Completion; (ii) working capital referred to in the Financial Model and the Life of Mine Plan and incurred or to be incurred prior to Project Completion, and
(iii)    the capital element of any expenditure incurred prior to Project Completion under a Capital Lease, in each case which would be treated as capital expenditure in accordance with Applicable Accounting Standards
Capital Lease means any lease, hire purchase contract, deferred purchase agreement or any other arrangement conveying the right to use real or personal property or a combination thereof, which would, in accordance with Applicable Accounting Standards, be treated as a finance or capital lease
Cash Equivalent Investments means at any time:

(a)    deposits (including certificates of deposit) maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)    any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, Canada, Germany or Turkey or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)    commercial paper not convertible or exchangeable to any other security:

(i)    for which a recognised trading market exists;

(ii)    issued by an issuer incorporated in the United States of America, the United Kingdom, Canada or Germany;

(iii)    which matures within 1 year after the relevant date of calculation; and

(iv)    which has a credit rating of either A-2 or higher by Standard & Poor's Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody's Investor

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Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)    any investment in money market funds which:

(i)    have a credit rating of either A-2 or higher by Standard & Poor's Rating Services or F2 or higher by Fitch Ratings Ltd or P-2 or higher by Moody's Investor Services Limited;

(ii)    invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above; and

(iii)    can be turned into cash on not more than 30 days' notice; or

(e)    any other debt security approved by the Majority Lenders,

in each case denominated in Dollars, Euros or Liras (or any other currency acceptable to the Facility Agent) and to which the Borrower is alone entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest or Quasi-Security Interest (other than a Security Interest arising under the Security Documents)

Cash Flow Available for Debt Service or CFADS means (without double counting), on any Calculation Date, in respect of any period, A minus B, where:
(a)    A is the aggregate Revenues received by the Borrower during that period; and

(b)    B is the aggregate of all amounts (without double counting) payable by the Borrower during that period in respect of:

(i)    Construction Costs; and

(ii)    Operating Costs,

in each case on a "cash", rather than an "accruals" basis

Central Bank means the Central Bank of the Republic of Turkey

Central Bank Rate has the meaning given to that term in the Reference Rate Terms

Central Bank Rate Adjustment has the meaning given to that term, in the Reference Rate Terms

Change of Control means:

955371732	8

(a)    the shares of the Parent cease to be listed on the Toronto Stock Exchange or any other exchange acceptable to the Facility Agent (acting on the instructions of the Majority Lenders); or

(b)    any person or group of persons acting jointly or otherwise in concert gaining direct or indirect control of the Parent; or

(c)    the Shareholders cease to hold beneficially one hundred per cent (100%) of the issued share capital of the Borrower; or

(d)    the Calik Group ceases to hold beneficially, in aggregate, twenty per cent (20%) of the issued share capital of the Borrower; or

(e)    the Calik Group’s existing voting rights exercisable at a general assembly meeting (Tr. genel kurul) of the Borrower are less than twenty per cent (20%) of the total voting rights; or

(f)    the Parent ceases to hold beneficially (directly or indirectly) at least eighty per cent (80%) of the issued share capital of the Borrower

For the purposes of this definition:

(a)    control of the Parent means:

(i)    the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)    cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of the Parent; or

(B)    appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)    give directions with respect to the operating and financial policies of the Parent with which the directors or other equivalent officers of the Parent are obliged to comply; and/or

(ii)    the holding beneficially of more than fifty per cent (50%) of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and/or

955371732	9

(iii)    the holding beneficially of convertible loan notes or other debt instruments in the Parent which have associated conversion rights or other options that would allow such holder to obtain more than fifty per cent (50%) of the voting shares (on a fully diluted basis) in the capital of the Parent; and

(b)    acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition (directly or indirectly) of shares, convertible loan notes or other debt instruments contemplated in (a)(iii) above in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent

Code means the US Internal Revenue Code of 1986

Commitments means, in relation to the Facility:

(a)    in relation to an Original Lender, the amount set opposite its name in the relevant part of Schedule 1 (The Original Lenders and Hedge Providers) in respect of the Facility together with any further amount transferred to it under a Transfer Certificate; and

(b)    in relation to a New Lender, the amount transferred to it under a Transfer Certificate in respect of the Facility,

in each case to the extent not cancelled, reduced or transferred by it under this Agreement

Compensation Proceeds means any amounts payable to or received by, or for the account of, any Obligor as compensation for any loss related to the Project, after deducting any expenses which are incurred by any member of the Group with respect to the recovery or payment of such amounts to such Obligor and any Tax incurred or required to be paid by such Obligor in connection with such amount, including:
(a)    in relation to partial or total nationalisation, expropriation or compulsory purchase of the Project, any interest in the Project, any asset or right (irrespective of how that right is described) of any Obligor relating to the Project;

(b)    in respect of the release, inhibition, modification, suspension or cancellation of any rights, easements or covenants enjoyed by or benefiting the Project, or the imposition of any restrictions affecting the Project, or the grant of any easements or rights over or affecting the Project or any part of it;

(c)    in respect of refusal, revocation, suspension or modification of any Project Authorisation or Environmental or Social Permit or other official permission, consent, authorisation or exemption or any other official order or notice restricting the construction or operation of the Project;

955371732	10

(d)    under or in respect of the Mining Licences in connection with the termination, expiry or disposal of the Mining Licences; and

(e)    in the nature of damages or compensation under, in relation to or in connection with any Material Project Document, including Performance Liquidated Damages,

but excluding Insurance Proceeds and Delay Liquidated Damages

Competent Authority means any governmental, supranational, local government, statutory or regulatory body or any subdivision thereof and/or any ministerial or governmental, quasi- governmental or other regulatory department, body, instrumentality, agency or official court or tribunal having jurisdiction over any Obligor, the Project or the subject matter of, or any party (other than a Finance Party) to any of the Transaction Documents
Completion Longstop Date means 30 September 2019

Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Loan, the percentage rate per annum which is the aggregate of:
(a)    the Daily Non-Cumulative Compounded RR Rate for that RFR Banking Day; and

(b)    the applicable Baseline CAS

Compounding Methodology Supplement means, in relation to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)    is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of the Majority Lenders;

(b)    specifies the calculation methodology for that rate; and

(c)    has been made available to the Borrower and each Finance Party

Confidential Information means all information relating to the Project, the Borrower, any Major Project Party or the Group, the Material Project Documents, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:
(a)    the Borrower, any Major Project Party or any member of the Group or any of their respective advisers or any other person on any of their behalf; or

(b)    another Finance Party, if the information was obtained by that Finance Party directly or indirectly from the Borrower, any Major Project Party or any member of the Group or any of their respective advisers or any other person on any of their behalf,

955371732	11

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:
(i)    is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 42 (Confidentiality);

(ii)    is identified in writing at the time of delivery as non-confidential by the Borrower, any Major Project Party or any member of the Group or any of their respective advisers;

(iii)    is required to be publicly disclosed by any of the Parties in order to comply with their responsibilities under the Equator Principles; or

(iv)    is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Borrower, any Major Project Party or the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality

Consolidated Tangible Net Worth means the consolidated tangible net worth of the Parent determined in accordance with Applicable Accounting Standards
Construction Budget means the budget setting out the Construction Costs and other costs expected to be incurred up to and including Project Completion, delivered to the Facility Agent under clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent), as updated from time to time in accordance with clauses 17.14 to 17.18 (Construction Budget and Operating Budget)
Construction Costs means all costs (including Capital Expenditure, Borrower’s Costs, Finance Costs, Operating Costs, Taxes (including VAT), Royalties and insurance premium in respect of the Project on or prior to Project Completion), expenses and fees payable by or on behalf of the Borrower until Project Completion
Construction Report means a report prepared by the Borrower in accordance with clauses
21.2 and 21.3 (Construction Report)

Consultants means the Independent Technical Consultant, the Independent Insurance Consultant and each other adviser or consultant appointed in accordance with clause 30.51 (Appointment of Consultants) and Consultant means any one of them

955371732	12

Contribution means, in respect of a Lender in relation to the Facility at any time, the amount of any Loans then owing to that Lender under the Facility
Copler Mine Sulphide Expansion means the sulphide expansion of the Çöpler gold mine located in Erzincan Province, Turkey
Copler Project Finance Accounts means, collectively, (i) the Turkish Lira denominated account named "Copler Lira Project Finance Account" and (ii) the Dollar denominated account named “Copler USD Project Finance Account”, in each case, with an account number to be designated by the Turkish Lender and held by the Borrower with the Turkish Lender, together with any replacement and substitute accounts opened with the consent of the Facility Agent (acting reasonably) and any sub-accounts of the foregoing
Corrective Action Plan means a plan prepared by a reputable technical expert acceptable to the Facility Agent (acting reasonably):
(a)    detailing the event or circumstance described in clauses 21.23(a) to 21.23(e) (Environmental and Social Matters);

(b)    detailing measures to be implemented to remedy the relevant event or circumstance described in clauses 21.23(a) to 21.23(e) (Environmental and Social Matters); and

(c)    including a time schedule and a cost schedule for implementation of the plan

Corrupt Act means any act or omission which is corrupt in nature, including:

(a)    the offering or giving of any payment, reward or other advantage to any public official or other person, including Finance Party employees, in order to improperly or dishonestly influence the person concerned in the exercise of his or her duties;

(b)    the offering or giving of any improper, dishonest or criminal advantage to influence the action of any person holding a public office or function or a director or employee of a public authority or public enterprise or a director or official of a public international organisation;

(c)    any act which improperly or dishonestly influences or aims improperly or dishonestly to influence the procurement process or the implementation of the business of the Borrower, including collusion between tenderers;

(d)    any act which has been found or is likely to be found by a court of competent jurisdiction to constitute an offence under any Corrupt Practices Laws;

955371732	13

(e)    any act of a similar nature to those described in paragraphs (a), (b), (c) and (d) above which has been admitted by the person initiating or engaging in that activity to have taken place;

(f)    any act of a similar nature to those described in paragraphs (a), (b), (c) and (d) above which has been found or is likely to be found by a court in a competent jurisdiction to be illegal, void, voidable or unenforceable under its governing law; and/or

(g)    any act of a similar nature to those described in paragraphs (a), (b), (c) and (d) above which has been found or is likely to be found by a court in any competent jurisdiction to constitute an offence under any applicable law including any Corrupt Practices Laws

Corrupt Practices Laws means:

(a)    the OECD Convention of 17 December 1997 with respect to measures against corruption of foreign public officials and any OECD Guidelines or Action Statements with respect thereto;

(b)    any other law or regulation, and the principles set out in the same, relating to bribery, kick-backs, anti-corruption or similar business practices to which any Obligor or any Finance Party is bound to comply and/or ensure or procure compliance with, including:

(i)    the UK Bribery Act 2010; and

(ii)    any other similar law or regulation in force in Turkey, France, Canada, Luxembourg or any other jurisdiction to the extent that the relevant Obligor or any Finance Party is required to comply with that law or regulation

Cost Overrun means any Construction Cost incurred or projected to be incurred which results in the aggregate amount of Construction Costs incurred or projected to be incurred in relation to the Project exceeding the aggregate amount of Construction Costs referred to in the Financial Model delivered to the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent) (including all amounts which are included in such Financial Model as contingencies relating to Construction Costs). For the purposes of this definition, no Operating Costs shall be included in ‘Construction Costs’
Cost to Complete Certificate means a certificate, substantially in the form set out in Part 4 of Schedule 5 (Form of Cost to Complete Certificate) and duly signed by an authorised signatory of the Borrower and the Independent Technical Consultant
Cost to Complete Shortfall means the Available Resources are less than the Projected Project Costs

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Costs Certificate means a certificate substantially in the form set out in Part 3 of Schedule 5 (Form of Costs Certificate) signed by an authorised signatory of the Borrower and provided by the Borrower to the Facility Agent and the Technical Agent in relation to each proposed Utilisation in a sufficient level of detail (including, if reasonably requested by the Technical Agent or the Independent Technical Consultant and to the extent practical, invoices or documentation evidencing such Eligible Costs) to enable the Technical Agent and the Independent Technical Consultant to verify the accuracy of the Eligible Costs
CP Longstop Date means 30 July 2017

CRD IV means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC
CRR means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012
CTNW Certificate means a certificate, substantially in the form set out in Part 5 of Schedule 5 (Form of CTNW Certificate) and duly signed by an authorised signatory of the Parent
Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 18 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement
Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Loan, the percentage rate per annum determined by the Facility Agent (or by any other Finance Party which agrees to determine that rate in place of the Facility Agent) in accordance with the methodology set out in Schedule 17 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement
Daily Rate means the rate specified as such in the Reference Rate Terms

Debt Service Reserve Account or DSRA means the US$ and EUR denominated accounts specified as Debt Service Reserve Accounts in the Offshore Accounts Agreement with the account numbers NL59INGB0020102887 and NL62INGB0007630379, respectively, held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Decommissioning Plan means a plan (consistent with applicable laws and with Good Industry Practice and approved by the Independent Technical Consultant) to retire the physical facilities of the Project, including decontamination, dismantlement, rehabilitation, landscaping and monitoring

955371732	15

Default means any Event of Default or any event or circumstance specified in clause 27 (Default) which would (upon the giving of notice, the expiry of the relevant grace period, the making of any determination, or any combination of the foregoing) constitute an Event of Default
Definitive Feasibility Study means the Çöpler Sulphide Expansion Project Feasibility Study with an effective date of July 29, 2014 prepared by Jacobs Engineering Inc. in collaboration with Golder Associates, SRK Consulting and AMEC E&C Services Inc.
Delay Liquidated Damages means all sums payable to or received by, or for the account of, the Borrower under any of the Material Project Documents as liquidated damages (howsoever defined) for delay in completion of the subject matter of the relevant Material Project Document, together with all other amounts representing the proceeds of any other security, bonds or guarantees payable to or received by the Borrower in lieu of such liquidated damages
Development Plan means, collectively (i) the Definitive Feasibility Study, (ii) the Environmental and Social Impact Assessment and the Environmental Impact Assessment, (iii) the Integrated Environmental and Social Management Plan, (iv) the Technical Report, (v) the Environmental Report, (vii) the Equator Principles Action Plan, and (viii) (as applicable) the Construction Budget and the Operating Budget (as the same may each be updated from time to time in accordance with this Agreement)
Direct Agreements means:

(a)    the direct agreement to be entered into between the Facility Agent, the Security Holder and the EPCM Contractor;

(b)    the direct agreement to be entered into between the Facility Agent, the Security Holder and the BOO Contractor; and

(c)    any direct agreement with a counterparty to a Material Project Document required by the Facility Agent from time to time,

provided that, where any Material Project Document ceases to be a Material Project Document in accordance with this Agreement, such Direct Agreement shall cease to be a Direct Agreement under this Agreement

Disruption Event means either or both of:

(a)    a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

955371732	16

(b)    the occurrence of any other event which results in a disruption (of a technical or systems- related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)    from performing its payment obligations under the Finance Documents; or

(ii)    from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted
Distribution means:

(a)    any payment by the Borrower, of dividends or other distribution (whether in cash or in kind) and any bonus issue or any return of capital including any payment in respect, or on the redemption, of any share capital whether at a premium or otherwise;

(b)    any payment of interest, principal or any other amount in respect of any shareholder loans or loan notes or in respect of any Financial Indebtedness owed by the Borrower to any of its direct or indirect shareholders or other Affiliates, including any purchase by the Borrower of any shareholder loans or such Financial Indebtedness;

(c)    any payment or discharge by way of set-off, counterclaim or otherwise in respect of Financial Indebtedness made by the Borrower to any of its direct or indirect shareholders or other Affiliates or in respect of shareholder loans; and

(d)    any payment of any management, administration, advisory, consultancy or other similar type of fees or expenses made by the Borrower to any of its Affiliates (but excluding internal service fees payable by the Borrower to other members of the Group to the extent included in the Financial Model delivered to the Facility Agent pursuant to Part 1 of Schedule 3 (Conditions Precedent) or as otherwise approved by the Facility Agent)

Distribution Account means, collectively, the Dollar denominated accounts each named "Distribution Account" with account numbers to be designated by the Borrower prior to Project Completion and held by the Borrower, together with any replacement and substitute accounts opened from time to time by the Borrower with prior notice to the Facility Agent and any sub- accounts of the foregoing
Distribution Calculation Period means in respect of any Scheduled Calculation Dates, the 3- month period ending on such Scheduled Calculation Date
Distribution Conditions means:

955371732	17

(a)    Project Completion has occurred;

(b)    the First Repayment Date has occurred;

(c)    the credit balance in the Debt Service Reserve Account on the relevant Scheduled Calculation Date specified in clause 7.8 (Distribution Withdrawals) and on the date on which the Distribution will be made is equal to or greater than the DSRA Minimum Balance for that Scheduled Calculation Date;

(d)    no Default has occurred and is continuing or would result from the making of such payment into the Distribution Account;

(e)    payment is made in accordance with the Payment Cascade and after all other payments due to be made by the date on which the transfer of funds from the Proceeds Account to the Distribution Account will occur, have been made;

(f)    on the relevant Scheduled Calculation Date the Historic Debt Service Cover Ratio for the Calculation Period ending on that Scheduled Calculation Date is greater than 1.40:1;

(g)    on the relevant Scheduled Calculation Date the Forecast Debt Service Cover Ratio for the next Calculation Period and the Calculation Period ending on each subsequent Scheduled Calculation Date until the Final Scheduled Repayment Date is greater than 1.40:1;

(h)    on the relevant Scheduled Calculation Date the Loan Life Cover Ratio on that Scheduled Calculation Date and any future Scheduled Calculation Date until the Final Scheduled Repayment Date is greater than 1.50:1;

(i)    on the relevant Scheduled Calculation Date and on each Scheduled Calculation Date until the Final Scheduled Repayment Date the Ore Reserve Tail Ratio is greater than thirty five per cent (35%); and

(j)    the credit balance in the Reclamation Funds Account on the date on which the Distribution will be made, together with the total amount of Reclamation Costs covered by other arrangements (including the issue of letters of credit) which are, in each case, in form and substance satisfactory to the Majority Lenders, is equal to or greater than the Reclamation Funds Minimum Amount

Dodd-Frank Act means the Dodd-Frank Wall Street Reform and Consumer Protection Act of the United States of America, passed in 2010, and all requests, rules, guidelines or directives there under or issued in connection therewith
Dollars and US$ means the lawful currency from time to time of the United States of America

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DSRA Minimum Balance means on any date the amount of US$20,000,000

Economic Assumptions means the economic assumptions (including, without limitation, those relating to gold prices, interest rates, inflation, foreign exchange rates, rates of taxation and VAT) listed in Schedule 9 (Economic Assumptions) and incorporated in the Financial Model delivered to the Facility Agent at or before Financial Close in accordance with clause 4.1 (Initial conditions precedent), as amended from time to time in accordance with and subject to this Agreement
Effective Date has the meaning given to that term in the Amendment and Restatement Agreement (2016)
Eligible Costs means, at any time and without double counting, the amounts payable by the Borrower in respect of:
(a)    Construction Costs (including Cost Overruns); and

(b)    any other fees, costs and expenses approved by the Facility Agent (acting on the instructions of the Majority Lenders) as Eligible Costs,

in each case as set out in the Financial Model or otherwise approved by the Majority Lenders

Emergency means a condition, circumstance or situation which, in the reasonable opinion of the Borrower:
(a)    was unforeseeable at the time that the Operating Budget or Construction Budget, as the case may be, was prepared; and

(b)    presents, or is likely to present, a physical threat to:

(i)    persons or property;

(ii)    the Environment; or

(iii)    the security, integrity or reliability of the Project,

and in the good faith judgement of the Borrower, requires the taking of immediate measures to prevent or mitigate such threat within a timeframe that makes it impractical to obtain the consent of the Majority Lenders
Enforcement Date means the date on which the Facility Agent serves a notice contemplated by clause 27.38 (Consequences of an Event of Default) and it will then remain the Enforcement Date until such time as the Facility Agent serves written notice on the Borrower that the Enforcement Date shall be treated as no longer existing

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English Debenture means an English law debenture granting fixed and floating security over assets of the Borrower located outside of Turkey or not otherwise subject to any other Security Document, to be entered into prior to Financial Close if required by the Facility Agent
Environment includes (but is not limited to):

(a)    the air (including the air within buildings and the air within other natural or man-made structures above or below ground);

(b)    ground water, surface water, coastal or inland waters, aquifers, pipes, drains and sewers;

(c)    land, including buildings and other structures in, on or under it and any soil and anything below the surface of the land; and

(d)    human health or safety, living organisms and ecological systems

Environmental and Social Assessment is the process that determines the potential environmental and social risks and impacts (including labour, health and safety) of a proposed Project in its area of influence
Environmental and Social Deliverables means those actions and documents which must be taken or prepared and delivered, as the case may be, by the Borrower, as set out in Schedule 13 (Environmental and Social Deliverables)
Environmental and Social Impact Assessment or ESIA means the environmental and social impact assessment report in respect of the Project to be prepared by the Borrower as an Environmental and Social Deliverable, as amended and supplemented from time to time with the consent of all the Lenders
Environmental and Social Incident and Environmental and Social Accident means:

(a)    any condition, circumstance or situation that arises or occurs in connection with the Project, which was not foreseen or was not foreseeable by the Borrower at the date of this Agreement, and such circumstance or situation:

(i)    adversely affects, or is likely to adversely affect, the ability of the Borrower to operate the Project in accordance with the Environmental and Social Standards and the Development Plan; and/or

(ii)    presents a physical threat to persons or property or the Environment or a threat to the security, integrity or reliability of the Project; or

(b)    an unexpected event in connection with the Project that causes significant physical injuries or death to one or more persons, significant damage to property, or adverse environmental impacts,

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including any explosion, spill or workplace accident which results in death, serious or multiple injuries or material environmental contamination, any violent labour unrest or dispute with local communities

Environmental and Social Management System means the environmental, social, health and safety management system of the Borrower designed to identify, assess and manage risk with respect to Environmental and Social Matters as described in system manuals, operational policies, management programs and plans, procedures requirements, performance indicators, audits and inspections, and practices and defining desired outcomes as measurable events, together with:
(a)    performance indicators;

(b)    targets;

(c)    acceptable criteria; and

(d)    corrective action mechanisms,

and including the Integrated Environmental and Social Management Plan

Environmental and Social Matters means any aspects, matters or issues relating to Environmental or Social Standards and relevant to the Project, including those identified in the Environmental Impact Assessment, Environmental and Social Impact Assessment, the Environmental and Social Management System and the Equator Principles Action Plan
Environmental and Social Monitoring Reports means the regular monitoring reports to be provided by the Independent Technical Consultant during construction and operational phases pursuant to clauses 21.6 and 21.7 (Environmental and Social Monitoring Report)
Environmental and Social Standards means:

(a)    applicable Environmental Law;

(b)    applicable Social Law;

(c)    IFC Performance Standards on Social and Environmental Sustainability (effective as of 1 January 2012, as may be amended, updated or supplemented from time to time);

(d)    applicable World Bank General Environmental, Health and Safety and Industry Guidelines (effective as at 30 April 2003, as may be amended, updated or supplemented from time to time) (known as the EHS Guidelines);

(e)    the Equator Principles; and

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any other document, policy or guideline necessary in order to allow the Lenders, acting reasonably, to demonstrate compliance with the Equator Principles in respect of their lending or any other financial exposure to the Borrower under the Finance Documents and which is designated as such by, and notified to the Borrower in writing by, the Facility Agent
Environmental Contaminant means any pollutant or contaminant (including any chemical, biological, industrial, radioactive, dangerous, toxic or hazardous substance, water or residue, whether in solid or liquid form or a gas or vapour and whether alone or in combination with any other substance) and any genetically modified organisms
Environmental Impact Assessment or EIA means the environmental impact assessment report prepared in respect of the Project by the Borrower and approved by the Ministry of Environment and Urbanization of Turkey in accordance with the Environmental Impact Assessment Regulation published in the Official Gazette dated 25 Nov 2014 with number 29186 (çevresel etki değerlendirmesi), as amended and supplemented from time to time with the consent of all the Lenders
Environmental Law means any law, bylaw, code, guideline, regulation, decree, lawful demand or demand letters or notices, interdicts, judgments, orders, writ, rule, injunction or decree or plans issued, promulgated or approved by or entered into with any Competent Authority which relates to:
(a)    the pollution or protection of the Environment;

(b)    the conditions of the workplace, including but not limited to health and safety matters; or

(c)    the generation, handling, storage, use, release, spillage, disposal, transportation or burial of any Environmental Contaminant

Environmental Obligations means all the Borrower’s obligations under this Agreement in relation to the Environment and Environmental Laws
Environmental or Social Claim means any litigation, arbitral proceedings, administrative proceedings, claim, complaint or material notice in connection with a breach or alleged breach of, or any liability or potential liability arising under:
(a)    any Environmental and Social Standard; or

(b)    any Environmental or Social Permit

Environmental or Social Permits means any permit, licence, wayleave, approval, filing, registration, exemption, consent and other authorisation and the filing of any notification, report or assessment required under any applicable Environmental Law or any Social Law for the operation of the Project or in order for the Borrower to comply with its obligations under the Transaction Documents or generally to operate the Project

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Environmental Rehabilitation Bonding Requirements means all financial and/or security requirements as may be required pursuant to Environmental or Social Permits
Environmental Report means the review of the Definitive Feasibility Study and other environmental aspects of the Project (including an assessment of the Project's compliance with Environmental and Social Standards and Environmental or Social Permits) prepared by the Independent Technical Consultant, in substantially the form as the draft “Phase 2 Independent Engineer Report of the Copler Sulphide Expansion Project, Turkey” furnished to the Technical Agent on or about the date of this Agreement and otherwise in a form acceptable to and provided to the Facility Agent pursuant to Part 1 of Schedule 3 (Conditions Precedent) and each other report made by the Independent Technical Consultant as contemplated under this Agreement
EPCM Contract means an engineering, procurement and construction management agreement for the Project to be entered into between the Borrower and the EPCM Contractor prior to Financial Close, as such agreement may be amended or replaced in accordance with this Agreement
EPCM Contractor means AMEC Foster Wheeler Bimaş Birleşik İnşaat ve Mühendislik A.Ş. or such other reputable counterparty to an engineering, procurement and construction management agreement who has been approved by the Facility Agent
Equator Principles means those principles so entitled and described in "The Equator Principles - A financial industry benchmark for determining, assessing and managing social and environmental risk in projects" dated June 2013 and available, at the date of this Agreement, at http://www.equator-principles.com)
Equator Principles Action Plan means the environmental and social action plan(s) agreed between the Borrower and Lenders, prepared, as a result of due diligence by the Lenders and in accordance with this Agreement (including pursuant to clause 25.8 (Environmental and Social Matters) and Schedule 13 (Environmental and Social Deliverables)), to describe and prioritise the actions needed to address any gaps in the Assessment Documentation, the Integrated Environmental and Social Management Plan, the Environmental and Social Management System or Stakeholder Engagement documentation to bring the Project in line with the Environmental and Social Standards, as the same may be amended from time to time with the consent of the Lenders
Equity Contributions means any investment made or to be made by the Parent and/or any Shareholder in the Borrower (or any expenditure made by the Parent or any Shareholder on account of the Borrower for the purpose of the Project as evidenced by a certificate signed by an authorised signatory of the Parent prior to Financial Close) and shall include the Initial Equity Contribution and any Additional Equity Contribution

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Equity Contribution Accounts means the AGM Equity Contribution Account and the Lidya Equity Contribution Account
Equivalent means, in relation to an amount specified in a particular currency (the first amount), the net amount of any other currency which the Facility Agent determines can be purchased with the first amount by applying the spot rate for that foreign exchange conversion which the Offshore Account Bank applies to its customers generally at or about 11.00 a.m. on the day on which the calculation falls to be made
Euro, € and EUR mean the single currency of the Participating Member States

Event of Default means any event or circumstance specified as such in clause 27 (Default)

Excess Cashflow means, in respect of any Distribution Calculation Period for which it is being calculated, CFADS for that period (plus (without double counting) in respect of the Distribution Calculation Period ending on the first Scheduled Calculation Date, the balance standing to the credit of the Proceeds Account on the first Scheduled Calculation Date), minus:
(a)    the aggregate of all scheduled repayments and mandatory prepayments of principal falling due in relation to any Loan (except any prepayments to be made pursuant to clause 7.9 (Distribution Withdrawals)), and any voluntary prepayments made, in respect of the Loans during that Distribution Calculation Period together with any Break Costs or Hedging Termination Amounts in relation to those prepayments;

(b)    the aggregate of all accrued interest paid or payable under the Finance Documents during that Distribution Calculation Period;

(c)    the aggregate of all other Finance Costs paid or payable under or in connection with the Finance Documents during that Distribution Calculation Period (except any prepayments to be made pursuant to clause 7.9 (Distribution Withdrawals));

(d)    the aggregate of all amounts withdrawn from the Proceeds Account and paid into the Debt Service Reserve Account in accordance with the Finance Documents during that Distribution Calculation Period; and

(e)    an amount required to ensure the balance retained in the Proceeds Account is equal to the Operating Costs anticipated to fall due and payable within the sixty (60) day period following the relevant Scheduled Calculation Date, provided that if Excess Cashflow is negative for any period, then Excess Cashflow for such period shall be deemed to be zero (0)
Existing Lender has the meaning given to it in clause 28.1 (Assignments and transfers by the Lenders)

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Facility means the project term loan facility in an aggregate amount equal to three hundred and fifty million Dollars (US$350,000,000)
Facility Office means the office or offices notified by a Lender to the Facility Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement
Facility Period means the period from the date of this Agreement until all the obligations of the Obligors under the Finance Documents have been unconditionally and irrevocably discharged to the satisfaction of the Finance Parties and no Commitment is in force
FATCA means:

(a)    sections 1471 to 1474 of the Code or any associated regulations;

(b)    any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)    any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction

FATCA Application Date means:

(a)    in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)    in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction
Fee Letter means any fee letter setting out fees referred to in clause 11 (Fees)

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Final Project Completion means the date on which (a) Project Completion has occurred, (b) the Borrower has obtained all final Project Authorisations in respect of the Project and (c) the Borrower has procured the delivery to the Facility Agent of a legal opinion of Bilgiç Avukatlık Ortaklığı (or such other Turkish legal counsel as the Facility Agent may approve), in form and substance satisfactory to the Lenders, in relation to the legal aspects of the gold sales process for purchases by the Central Bank, including the transfer of title to the gold from the Borrower to the Central Bank
Final Scheduled Repayment Date means 22 December 2023, provided that if such date is not a Turkish Business Day, the Final Scheduled Repayment Date shall be the immediately following Turkish Business Day
Finance Costs means, for any period, the aggregate of all amounts required to be paid by the Borrower during such period by way of:
(a)    all repayments of principal in respect of all Loans; and

(b)    interest, fees, commissions, costs, hedging premia and expenses to any Finance Party under the Finance Documents

Finance Documents means:

(a)    this Agreement;

(b)    each Hedging Agreement;

(c)    the Intercreditor Deed;

(d)    the Onshore Accounts Agreement;

(e)    the Offshore Accounts Agreement;

(f)    the Turkish Accounts Agreement;

(g)    each Security Document;

(h)    any Direct Agreements;

(i)    any Fee Letters;

(j)    each Intercreditor Accession Deed;

(k)    the Amendment and Restatement Agreement (2016);

(l)    the Amendment and Restatement Agreement (2019);

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(m)    each Transfer Certificate;

(n)    any Reference Rate Supplement;

(o)    any Compounding Methodology Supplement; and

(p)    any other document designated as such by the Facility Agent and the Borrower (each acting reasonably)

Finance Parties means the Facility Agent, the Mandated Lead Arrangers, the Hedge Providers, the Security Holder, the Technical Agent, the Onshore Account Bank, the Offshore Account Bank, the Documentation Agent and the Lenders and Finance Party means any one of them
Financial Close means the date on which the Facility Agent gives notice to the Borrower under clause 4.2 (Initial conditions precedent)
Financial Completion Date means the date on which the Facility Agent serves a notice to the Borrower confirming that the Financial Completion Tests have been satisfied
Financial Completion Test means the conditions and tests set out in means the conditions and tests set out in Part 3 of Schedule 11 (Completion Tests)
Financial Indebtedness means any Indebtedness for or in respect of:

(a)    moneys borrowed and debit balances at banks or other financial institutions;

(b)    any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)    any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)    any amount of any liability in respect of a Capital Lease;

(e)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under Applicable Accounting Standards);

(f)    any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of that derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

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(g)    any counter-indemnity obligation in respect of a Guarantee, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability which liability would fall within one of the other paragraphs of this definition or liabilities relating to any post-retirement benefit scheme;

(h)    any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the issuer) before the Final Scheduled Repayment Date;

(i)    any amount of any liability under an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services and payment is due more than ninety (90) days after the date of supply;

(j)    any amount raised under any transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or which is classified as borrowings under Applicable Accounting Standards; and

(k)    the amount of any liability in respect of any Guarantee for any of the items referred to in paragraphs (a) to (j) above

Financial Model means the spreadsheet-based financial model developed by the Borrower and the Lenders and agreed in writing between the Borrower and the Lenders and delivered to the Facility Agent in accordance with clause 4.1 (Initial conditions precedent), incorporating the Construction Budget, the Operating Budget and the Life of Mine Plan as amended, updated and replaced from time to time subject to, and in accordance with, clause 17 (Financial Model, Budgets and Life of Mine Plan) and the terms and conditions of this Agreement
First Repayment Date means the earlier of:

(a)    the first of 22 March, 22 June, 22 September or 22 December to occur after Project Completion; and

(b)    22 March 2019,

provided that if such date is not a Turkish Business Day, the First Repayment Date shall be the immediately following Turkish Business Day
Forecast CFADS means, in respect of a period, the Adjusted CFADS forecast to be received during that period
Forecast Debt Service Cover Ratio means, in respect of any Calculation Date, the ratio of:

(a)    Forecast CFADS; to

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(b)    the aggregate of the principal amount of the Loans which will become due and payable pursuant to clause 6.1 (Repayment of the Loans) plus interest and all other amounts required under the Finance Documents to be paid in relation to such Loans in each case, during the relevant future Calculation Period

Foreign Security Documents means:

(a)    the English Debenture;

(b)    an assignment of any loans made by a member of the Group or the Calik Group to the Borrower;

(c)    any account pledge agreement or other applicable agreement regarding any Project Accounts held outside Turkey;

(d)    any other document not governed by Turkish law entered into by any Obligor (or prospective Obligor pursuant to clause 24.10(b)(i) (No disposals)) creating a Security Interest over all or any part of its assets in respect of the obligations of the Obligors under any of the Finance Documents; and

(e)    any other document entered into by an Obligor in favour of a Finance Party in connection with this Agreement and designated as such by the Facility Agent and, acting reasonably, the Borrower

Funding Rate means any individual rate notified by a Lender to the Facility Agent pursuant to paragraph (a)(ii) of Clause 10.3 (Cost of funds).

GBP Operating Account means the account named “GBP Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated in pound sterling and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
GHG means any substance recognised as a greenhouse gas under the United Nations Framework Convention on Climate Change, Kyoto Protocol and any decisions, guidelines, modalities and procedures made pursuant to them, as amended or replaced from time to time
GHG Alternatives Analysis means an analysis conducted by or on behalf of the Borrower, in accordance with internationally recognised methodologies and good practice, of technically and financially feasible options available to reduce Project-related GHG emissions during the design, construction and operation of the Project, as more particularly described in Annex A to the Equator Principles

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Good Industry Practice means, at any particular time, those practices, methods, activities, techniques and standards as are in accordance with sound international mining industry standards
Government means the government of Turkey

Government Agency means any supranational, national, federal, state, provincial, regional or local government or government department or other entity charged with the administration, interpretation or enforcement of any applicable law
Group means the Borrower, the Parent, each Shareholder and the Parent’s Subsidiaries for the time being and Group Member means any such entity
Group Structure Chart means the Group structure chart provided to the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent)
Guarantee means any guarantee, indemnity, third party charge, bond or other assurance against financial loss by one person in respect of the obligations of another person
Guarantor means the Parent

Heap Leach Pad Expansion means the phase 4 expansion of the heap leach pad to a capacity of approximately fifty eight million tons
Hedge Providers means the Original Hedge Providers and any other person that has become a Party as a Hedge Provider in accordance with clause 28.18 (Accession of Hedge Providers) which, in each case, are or have become a party to the Intercreditor Deed as a Hedge Provider in accordance with the provisions of the Intercreditor Deed
Hedging Agreement means each 2002 ISDA Master Agreement (or such other ISDA pro forma Master Agreement as may be published by ISDA from time to time) and the schedule relating thereto which is entered into between the Borrower and a Hedge Provider in order to hedge rate or price risk, together with each confirmation entered into thereunder from time to time in respect of a Hedging Transaction, as amended or supplemented from time to time
Hedging Liabilities means (without double counting) all present and future liabilities (actual or contingent) payable or owing by the Borrower to a Hedge Provider in connection with a Hedging Agreement
Hedging Strategy means, in respect of the hedging programme relating to gold, silver, diesel and other commodities, currencies and/or interest rates, which the Borrower is permitted to implement in its absolute discretion subject to and in accordance with this Agreement, that:
(a)    no more than 75% of total projected gold, silver or copper production for any given period will be subject to any Hedging Transactions (including any hedging transactions with third party hedge providers);

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(b)    no more than 100% of the interest payable under the Finance Documents for any given period will be subject to any Hedging Transactions (including any hedging transactions with third party hedge providers);

(c)    no more than 75% of total foreign currency exposure for any given period will be subject to any Hedging Transactions (including any hedging transactions with third party hedge providers); and

(d)    no Hedging Transactions or other derivative transactions will be entered into as a means of speculating on movements in the underlying financial or energy markets

Hedging Termination Amount means any amount falling due to a Hedge Provider under a Hedging Agreement as a result of the termination of that Hedging Agreement or any Hedging Transactions (or part thereof) thereunder
Hedging Transaction means transactions under Hedging Agreements for the purpose of limiting the Borrower’s exposure to currency or interest rate fluctuations or adverse movements in certain commodity prices
Hedging Transaction Date means any date on which a Hedging Transaction under a Hedging Agreement is entered into
Historic Debt Service Cover Ratio means, in respect of any Calculation Date, the ratio of:

(a)    the aggregate Adjusted CFADS; to

(b)    the aggregate of the principal amount of the Loans which will become due and payable pursuant to clause 6.1 (Repayment of the Loans) plus interest and all other amounts required under the Finance Documents to be paid in relation to such Loans in each case, for the relevant previous Calculation Period

Holding Company means:

(a)    in relation to a Lender, the company or entity within whose consolidated supervision that Lender is included; and

(b)    in relation to a company or corporation (other than a Lender), any other company or corporation of which it is a Subsidiary

IFRS means International Financial Reporting Standards issued by the International Accounting Standards Board from time to time
Illicit Origin means any origin which is illicit or fraudulent including, without limitation, drug trafficking, corruption, bribery, organised criminal activities, terrorism, money laundering or fraud

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Increased Costs has the meaning given to it in clause 13.2 (Increased costs)

Indebtedness includes any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent
Independent Insurance Consultant means JLT or any replacement Independent Insurance Consultant appointed by the Facility Agent in accordance with clause 30.51 (Appointment of Consultants)
Independent Model Auditor means BDO LLP or any replacement model auditor appointed by the Facility Agent or the Technical Agent in accordance with clause 30.51 (Appointment of Consultants)
Independent Review means a review of the Assessment Documentation including the Environmental and Social Management Plan, and the Integrated Environmental and Social Management System carried out by the Independent Technical Consultant
Independent Technical Consultant means Runge Inc (trading as RungePincockMinarco) and any replacement independent technical consultant appointed by the Facility Agent in consultation with the Technical Agent in accordance with clause 30.51 (Appointment of Consultants)
Independent Technical Consultant's Appointment Letter means the appointment letter between the Facility Agent or the Technical Agent and the Independent Technical Consultant
Initial Equity Contribution means expenditure by the Borrower on or after 1 January 2015 for the purpose of the Project as evidenced by a certificate signed by an authorised signatory of the Parent prior to the date of Financial Close, in aggregate of no less than two hundred and twenty million Dollars (US$220,000,000)
Initial Financial Statements means:

(a)    in respect of the Borrower its audited consolidated financial statements for the year ended 31 December 2014 and its unaudited consolidated financial statements for the financial half year ended 30 June 2015; and

(b)    in respect of the Parent its audited consolidated financial statements for the year ended 31 December 2014 and its unaudited consolidated financial statements for the financial half year ended 30 June 2015

Initial Life of Mine Plan means the life of mine plan to establish, amongst other things, the expected production levels over the life of the mine (based on the Mineral Reserves), estimated cash and full costs of production delivered to the Facility Agent under clause 4.1 (Initial Conditions Precedent) and Part 1 of Schedule 3 (Conditions Precedent)

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Insurance Broker means Jardine Lloyd Thompson Group plc or any of its Affiliates or any other broker acceptable to the Majority Lenders appointed by the Borrower from time to time in respect of any of the Insurances
Insurance Broker's Letter of Undertaking means the letter of undertaking from the Insurance Broker to the Facility Agent, in form and substance satisfactory to the Facility Agent and delivered to the Facility Agent under clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent)
Insurance Proceeds means any amount payable by Insurers in respect of claims under the Insurances, after deducting any expenses which are incurred by any member of the Group with respect to the recovery or payment of such amounts and any Tax incurred or required to be paid by such member of the Group in connection with such amount
Insurance Proceeds Account means the US$ and EUR denominated accounts specified as Insurance Proceeds Accounts in the Offshore Accounts Agreement with the account numbers NL12INGB0020125364 and NL82INGB0007588794, respectively, held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Insurances means any and all of the contracts of insurance and reinsurance that the Borrower is required to procure and maintain in accordance with clauses 25.19 to 25.20 (Insurances)
Insurer means at any relevant time, any insurer with whom any Insurances have been placed

Integrated Environmental and Social Management Plan or ESMP means the environmental and social management programme prepared by the Borrower as part of the ESIA for the Project which sets out the relevant mitigation and corrective actions identified in the EIA and the ESIA that must be implemented by the Borrower in undertaking the Project to address Environmental and Social Matters, as provided to and approved by the Facility Agent pursuant to Part 1 of Schedule 3 (Conditions precedent) and as may be amended from time to time in accordance with this Agreement, which shall include the Decommissioning Plan
Intercompany Recharge Costs means the amount as set out in the Financial Model under the heading “Intercompany Recharge” for the relevant period
Intercreditor Deed means the intercreditor agreement to be entered into between, among others, the Facility Agent, the Security Holder, the Hedge Providers, the Lenders, the Borrower and the other Obligors prior to Financial Close
Intercreditor Deed of Accession means each deed of accession entered into in the form set out in Schedule 1 (Deed of Accession) to the Intercreditor Deed
Interest Payment Date means the last Business Day of an Interest Period applicable to a relevant Loan

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Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest periods) and, in relation to an Unpaid Sum, each period determined in accordance with clauses 8.3 to 8.5 (Default interest)
Kartaltepe Merger means the merger of Kartaltepe Madencilik Sanayi ve Ticaret Anonim Şirketi (Kartaltepe) into the Borrower through a simplified merger transaction under the Turkish Commercial Code No. 6102.
Legal Reservations means

(a)    the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)    the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)    similar principles, rights, defences or requirements under the laws of any Relevant Jurisdiction;

(d)    the parallel debt structure referred to in the Facility Agreement has not been tested and confirmed by a Turkish court decision so far, but should be viewed in light of the position that an abstract acknowledgement of debt is valid and effective pursuant to article 18 of Turkish Code of Obligations (Law No. 6098); and

(e)    any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Facility Agent pursuant to clause 4.1 (Initial conditions precedent)

Lenders means the Original Lenders and any New Lenders and Lender means any of them

Lidya Equity Contribution Account means the Dollar denominated account named "Equity Contribution Account" with an account number to be designated by the Offshore Account Bank prior to Financial Close and held by Lidya at the Offshore Account Bank, including a Euro denominated account linked to the Dollar denominated account, in each case together with any replacement and substitute accounts opened with the consent of the Facility Agent (acting reasonably) and any sub-accounts of the foregoing
Life of Mine Plan means the Initial Life of Mine Plan and thereafter each Updated Life of Mine Plan finalised and approved in accordance with clauses 17.23 to 17.28 (Life of Mine Plan)
Lira Operating Account means the account named “Lira Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated

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in Turkish Liras and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Loan means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan
Loan Life Cover Ratio means, in respect of any Calculation Date, the ratio of A to B where:

(a)    A is the aggregate of (1) the net present value (discounted at the applicable annualised interest rate under this Agreement for that Calculation Date) of Forecast CFADS from such Calculation Date to the Final Scheduled Repayment Date, and (2) the balance of the Debt Service Reserve Account on such Calculation Date; and

(b)    B is the aggregate of all the Loans outstanding on such Calculation Date,

calculated in accordance with the then current Financial Model. In calculating the Loan Life Cover Ratio, it shall be assumed that all payments and all transfers between Project Accounts due to be made on the relevant Calculation Date are in fact made
Lookback Period means the number of days specified as such in the Reference Rate Terms

Maintenance Expenditure means all expenditure incurred or to be incurred in connection with the maintenance and repair of the Project Assets, including any regular expenditure incurred in connection with ongoing reclamation/closure-related activities
Major Project Party means:

(a)    the Borrower;

(b)    each Shareholder;

(c)    prior to Final Project Completion, the Parent;

(d)    the BOO Contractor;

(e)    the EPCM Contractor;

(f)    any other party to a Material Project Document,

provided that, in the case of the persons specified in paragraphs (d) to (f) (inclusive) above, those persons shall cease to be Major Project Parties when the obligations under the relevant Material Project Documents to which they are a party have been performed in full and no further obligations or liabilities remain thereunder
Majority Lenders means:

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(a)    at any time when the total number of Lenders is less than four, those Finance Parties whose Senior Creditor Participations at that time aggregate at least 66⅔ per cent. of the total Senior Creditor Participations at that time; and

(b)    at any time when the total number of Lenders is at least four, those Finance Parties whose Senior Creditor Participations at that time aggregate more than 66⅔ per cent. of the total Senior Creditor Participations at that time

Margin means the percentage rate per annum specified as such in the Reference Rate Terms

Market Disruption Rate means the rate (if any) specified as such in the Reference Rate Terms

Material Adverse Effect means the occurrence of any event or circumstance which results in a change in:
(a)    the business, assets, operations or financial condition of the Borrower or the Project which in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders), would materially and negatively affect the ability of the Borrower and, prior to Project Completion, the Parent, taken (prior to Project Completion only) as a whole, to perform and discharge their obligations under the Finance Documents;

(b)    the validity or enforceability of any of the Finance Documents which in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders), would materially and adversely affect the rights and remedies of the Finance Parties under the Finance Documents; or

(c)    the Security Interests created under the Finance Documents on the assets charged or purported to be charged thereunder or the priority of those Security Interests which, in any such case and in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders), would materially and adversely affect the rights and remedies of the Finance Parties under the Finance Documents

Material Environmental Breach means any breach of Environmental Laws likely to give rise to any Material Environmental Liabilities
Material Environmental Compliance means compliance with all Environmental Obligations non-compliance with which may give rise to Material Environmental Liabilities
Material Environmental Liabilities means any liabilities in excess of five hundred thousand Dollars ($500,000) on an each and every occurrence basis which shall include fines, penalties, damages and attendant costs
Material Environmental Non-Compliance means any non-compliance with the Environmental Obligations which may give rise to Material Environmental Liabilities

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Material Insurances means in respect of the Borrower, collectively, operational property damage and business interruption insurance, bullion in transit insurance, construction all risks and delay in start up insurance, construction marine cargo and delay in start up insurance and all third party liability insurances
Material Project Documents means:

(a)    each Mining Licence;

(b)    the EPCM Contract;

(c)    the BOO Contract; and

(d)    any other agreement entered into by the Borrower for the purpose of the Project (i) which has a term longer than one year; (ii) in respect of which there is, in the reasonable opinion of the Facility Agent, no readily available substitute service provider or supplier, as the case may be, to replace the counterparty; and (iii) which if terminated prior to its scheduled maturity, would be reasonably expected to have a Material Adverse Effect.

Mineral Reserves means the mineral reserves that have been estimated for the Project in accordance with the Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 and November 27, 2010
Mineral Resources means the mineral resources that have been estimated for the Project in accordance with the Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 and November 27, 2010
Mining Licences means the following mining licences granted by General Directorate of Mining Affairs affiliated to Turkish Republic Ministry of Energy and Natural Resources to the Borrower in respect of the Project:
(a)    License No. 847(257);

(b)    License No. 49729;

(c)    License No. 20067313;

(d)    License No. 50237;

(e)    License No. 76817; and

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(f)    License No. 76818

Mining Rights means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining claims, fee interest, mining licences (including the Mining Licences), profits-a-prendre, leases, rights-of-way and inurements used by or necessary to the Borrower to construct, develop and operate the Project (including any mining convention or agreement with the Government)
Month means, in relation to an Interest Period (or any other period for the accrual of commission or fees), a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Reference Rate Terms
New Lender has the meaning given to it in clause 28.1 (Changes to the Lenders)

Non-Project Licences means all other exploration licences and mining licences granted to the Borrower which are not Mining Licences or other Mining Rights necessary for the Borrower to construct, develop and operate the Project
Obligors means, at all times, the Borrower, the Shareholders, and prior to Final Project Completion, the Parent, and Obligor means any of them
Offshore Account Bank means ING Bank N.V. located in Amsterdam, The Netherlands or such other financial institution designated as such by the Majority Lenders and the Borrower
Offshore Accounts Agreement means the agreement entered into between the Borrower, AGM, Lidya, the Offshore Account Bank, the Facility Agent and the Security Holder on 25 January 2017 in relation to the operation of the Project Accounts other than the Onshore Operating Accounts, the Copler Project Finance Accounts, the Distribution Account and the TRL Sales Account
Offshore Euro Operating Account means the account named “Offshore Euro Operating Account” with an account number to be designated by the Offshore Account Bank prior to Financial Close, denominated in Euro and held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Offshore Operating Accounts means the Offshore USD Operating Account and the Offshore Euro Operating Account
Offshore USD Operating Account means the account named “Offshore USD Operating Account” with an account number to be designated by the Offshore Account Bank prior to Financial Close, denominated in Dollars and held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing

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Onshore Account Bank means Türk Ekonomi Bankası A.S. or such other Turkish financial institution which is a Lender or an Affiliate of a Lender designated as such by the Majority Lenders and the Borrower
Onshore Accounts Agreement means the agreement to be entered into between the Borrower, the Onshore Account Bank, the Facility Agent and the Security Holder prior to Financial Close in relation to the operation of the Onshore Operating Accounts
Onshore Euro Operating Account means the account named “Onshore Euro Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated in Euro and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Onshore Operating Accounts means the Lira Operating Account, the Onshore USD Operating Account, the Onshore Euro Operating Account, the CAD Operating Account; the AUD Operating Account and the GBP Operating Account
Onshore USD Operating Account means the account named “Onshore USD Operating Account” with an account number to be designated by the Onshore Account Bank prior to Financial Close, denominated in Dollars and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Operating Accounts means the Onshore Operating Accounts and the Offshore Operating Accounts
Operating Budget means the annual budget setting out the costs expected to be incurred and the revenues expected to be received in respect of the Project for the forthcoming calendar year, delivered to the Facility Agent under clause 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent), as updated from time to time in accordance with clauses
17.15 to 17.18 (Construction Budget and Operating Budget)

Operating Cost Overrun means any Operating Cost incurred or projected to be incurred which results in the aggregate amount of Operating Costs incurred or projected to be incurred in relation to the Project exceeding the aggregate amount of Operating Costs referred to in:
(a)    prior to Project Completion, the Financial Model delivered to the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent), or

(b)    on and from Project Completion, the Operating Budget, in each case for the relevant period

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Operating Costs means all costs and expenses incurred by the Borrower in operating, maintaining, protecting and implementing the Project and the Project Assets including mining, milling, leaching, loading, refining, or marketing activities in relation to the Project, including:
(a)    Borrower's Costs;

(b)    amounts paid or payable by the Borrower under the Material Project Documents;

(c)    amounts paid or payable by the Borrower under any Hedging Agreements;

(d)    premia paid or payable by the Borrower in respect of Insurances;

(e)    Maintenance Expenditure;

(f)    all consumables and supplies costs, including fuel and electricity costs;

(g)    Taxes and Royalties;

(h)    costs and expenses paid or payable to Consultants under the Finance Documents;

(i)    amounts of cash or Cash Equivalent Investments deposited as security in relation to letters of credit procured by the Borrower to the extent such letters of credit constitute Permitted Indebtedness and such deposits constitute Permitted Security Interests; and

(j)    all other costs agreed by the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower as Operating Costs,

but excluding the following:

(i)    Finance Costs other than those specified in paragraphs (h) and (j) above;

(ii)    Capital Expenditure (other than that specifically described in paragraphs (b) to (j) above); and

(iii)    amounts incurred or paid in respect of shareholder loans and any payment permitted to be made pursuant to clauses 24.23 and 24.24 (Distributions)

Operating Period means the period commencing on Project Completion and ending on the last day of the Facility Period
Operating Report means a report prepared by the Borrower in accordance with clauses 21.4 and 21.5 (Operating Report)
Operational Completion Date means the date on which the Facility Agent and the Technical Agent serve a notice on the Borrower confirming that the Operational Completion Tests have been met

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Operational Completion Tests means the conditions and tests set out in Part 2 of Schedule 11 (Completion Tests)
Ore Reserve Tail Ratio means the percentage ratio of:

(a)    the total forecast contained gold in Mineral Reserves remaining to be mined until the Project Termination Date, calculated in accordance with the then current Financial Model; to

(b)    the total forecast contained gold in Mineral Reserves as reflected in the Financial Model on the date of Financial Close

Original Hedge Providers means, at any time, those banks and financial institutions listed in Part 2 of Schedule 1 (The Original Hedge Providers) as Hedge Providers
Original Lenders means, at any time, those banks and financial institutions listed in Part 1 of Schedule 1 (The Original Lenders) as Lenders which have not transferred all their rights and obligations under this Agreement to a New Lender
Other Stakeholders are those not directly affected by the Project but have an interest in it, including national and local authorities, neighbouring projects and/or non-governmental organisations
Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union
Party means a party to this Agreement

Payment Cascade means the order of application of monies set out in clause 34.1 (Payment Cascade prior to Enforcement Date) or, as the context may require, clause 34.2 (Payment Cascade after Enforcement Date)
Performance Liquidated Damages means all sums payable to or received by the Borrower under any of the Material Project Documents as liquidated damages for shortfalls in performance, together with all other amounts representing the proceeds of any other security, bonds or guarantees payable to or received from by the Borrower in lieu of such liquidated damages
Permitted Disposal means any disposal permitted by clauses 24.8 and 24.9 (No disposals)

Permitted Indebtedness means:

(a)    any Indebtedness incurred under, or as expressly permitted by, the Transaction Documents;

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(b)    any trade or other similar unsecured Indebtedness incurred by the Borrower in the ordinary course of trade (i) by way of open accounts extended by suppliers of goods and services or (ii) in respect of guarantee obligations, indemnification obligations or similar obligations, in each case on normal trade terms (including no provision for the payment of interest, other than in the normal course of business), which does not exceed, in aggregate, twenty million Dollars (US$20,000,000);

(c)    without prejudice to clause 23.7 (Taxes and judgments) any Indebtedness incurred to a relevant Competent Authority in relation to any deferred payment of any Tax or judgment;

(d)    any Indebtedness owing by the Borrower to any other member of the Group or the Calik Group which is subordinated to the Indebtedness owing under the Finance Documents on terms satisfactory to the Facility Agent;

(e)    any Indebtedness secured by a Permitted Security Interest;

(f)    any Indebtedness in relation to letters of credit procured by the Borrower in the ordinary course of trade, the outstanding amount of which does not exceed, in aggregate, ten million Dollars (US$10,000,000);

(g)    Indebtedness of the Borrower which is secured by a Security Interest referred to in paragraph (b) of the definition of Permitted Security Interest and any other unsecured Indebtedness of the Borrower not contemplated in the foregoing paragraphs, the aggregate outstanding amount of which does not exceed, in aggregate, five million Dollars (US$5,000,000) or its Equivalent; and

(h)    any other Indebtedness (including in connection with any Hedging Agreement) permitted by the Facility Agent (acting on the instructions of the Majority Lenders) from time to time

Permitted Investment means:

(a)    any Cash Equivalent Investments;

(b)    deferred consideration in the event of any Permitted Disposal;

(c)    with respect to the Proceeds Account, any deposit necessary as a matter of regulation in respect of any reclamation or rehabilitation bonds; and

(d)    with respect to all Project Accounts, other than the Distribution Account, a debt instrument or deposit (of a type which the Onshore Account Bank or Offshore Account Bank, as applicable, can accommodate) which is otherwise approved by the Majority Lenders in consultation with the Onshore Account Bank or Offshore Account Bank, as applicable

955371732	42

Permitted Security Interest means:

(a)    any Security Interest constituted by or arising under the Transaction Documents;

(b)    any lien arising by operation of law in the ordinary course of trade and not as a result of any default or omission by the Borrower, and securing Indebtedness permitted in paragraph (b) or (g) of the definition of Permitted Indebtedness;

(c)    any netting or set off arrangements entered into in the ordinary course of banking arrangements for the purpose of netting debit and credit balances on the Distribution Account only;

(d)    any Security Interest or right of retention (hapis hakki) required in connection with purchase money Indebtedness or purchase money mortgages relating to equipment or goods acquired, leased or held in the ordinary course of business of the Borrower, to secure the purchase price of or rental payments with respect to such equipment or goods or to secure Indebtedness incurred for the purpose of financing the acquisition, construction or improvement of any such equipment or goods, provided that the outstanding amounts secured thereby in the aggregate does not exceed five million Dollars (US$5,000,000);

(e)    any Security Interest over any Permitted Investment in favour of a clearing or custody system or financial institution, bank or other depositary institution holding the Permitted Investment;

(f)    Security Interests (other than in respect of shares in the Borrower or Mining Licences) imposed by any Government Agency for Taxes which are being contested in good faith and by appropriate proceedings, provided (i) during the period during which such Taxes are being so contested, such Security Interests shall not be executed on or enforced against any of the assets of the Borrower, and (ii) that the Borrower shall have set aside on its books in accordance with IFRS reserves deemed adequate therefor and not resulting in qualification by auditors;

(g)    Security Interests in favour of public utilities or any municipalities or Government Agencies or other public authority when required by the utility, municipality or Government Agencies or other public authority in connection with the supply of services or utilities to the Borrower which, either individually or in the aggregate, are not material, do not materially detract from the value of the relevant property, and do not interfere with the ordinary course of business of the Borrower;

(h)    statutory Security Interests incurred or pledges or deposits made in favour of a Government Agency to secure the performance of obligations of the Borrower under the

955371732	43

Mining Licences or Environmental Laws to which any assets of the Borrower are subject or other statutory obligations of the Borrower;

(i)    any other Security Interest required by any Competent Authority in connection with the Project and approved in writing by the Facility Agent acting on the instructions of the Majority Lenders (acting reasonably);

(j)    pledges, deposits and Security Interests in connection with workers' compensation, employment insurance and other similar legislation, and deposits securing liability to Insurers, in each case to the extent required by applicable law;

(k)    Security Interests resulting from the deposit of cash or securities in connection with expropriation proceedings, appeal bonds and costs of litigation, in each case where required by law;

(l)    Security Interests to secure workers’ compensation or claims incidental to construction, mechanics’, warehouseman’s, carriers’, repairers, storage and other similar liens, arising by operation of law in the ordinary course of business and provided in each case that the obligations secured by such Security Interests are not yet due and payable, nor are they as a result of any default or omission by the Borrower;

(m)    Security Interests resulting from the deposit of cash or Cash Equivalent Investments as security in respect of any Indebtedness in relation to letters of credit procured by the Borrower in the ordinary course of trade, provided that the aggregate amount of cash and Cash Equivalent Investments subject to the Security Interests does not exceed, in aggregate, ten million Dollars (US$10,000,000);

(n)    Security Interests created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by the Borrower;

(o)    Security Interests in favour of customs and revenues authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(p)    rights of way (gecit haklari) or other usufruct rights (irtifak haklari) that do not negatively affect the operations of the Borrower or the Project or the Borrower’s ability to develop, construct, operate and finance the Project substantially in accordance with the Development Plan and the Life of Mine Plan and which are granted to third parties in the ordinary course of business;

(q)    rights of way (gecit haklari) or other usufruct rights (irtifak haklari) that do not negatively affect the operations of the Borrower or the Project or the Borrower’s ability to develop,

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construct, operate and finance the Project substantially in accordance with the Development Plan and the Life of Mine Plan and which are required to granted to any Competent Authority in the ordinary course of business;

(r)    cash collateral deposited with financial institutions as security for credit card facilities in the ordinary course of business; and

(s)    any other Security Interest approved in writing by the Facility Agent acting on the instructions of the Majority Lenders

Physical Completion Date means the date on which the Borrower and the Independent Technical Consultant certify to the Facility Agent and the Technical Agent that the Physical Completion Tests have been met
Physical Completion Tests means the conditions and tests set out in Part 1 of Schedule 11 (Completion Tests)
Proceeds means, in respect of any Permitted Disposal, the cash consideration receivable for the relevant assets after deducting any expenses which are incurred by any member of the Group with respect to that Permitted Disposal and any Tax incurred or required to be paid by the seller in connection with that Permitted Disposal
Proceeds Account means the US$, EUR and TRL denominated accounts specified as Proceeds Accounts in the Offshore Accounts Agreement with the account numbers NL27INGB0020111223, NL55INGB0007588795 and NL08INGB0020172869, respectively, held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent and any sub-accounts of the foregoing
Project means collectively, all properties, assets or other rights, whether real or personal, tangible or intangible, now owned or leased or hereafter acquired by or for the benefit of the Borrower which assets are used or intended for use in or forming part of the current oxide operations of the Çöpler gold mine, the sulphide expansion of the Çöpler gold mine, and the Heap Leach Pad Expansion of the Çöpler gold mine, located in Erzincan Province, Turkey which, for the avoidance of doubt, shall include:
(a)    the Mineral Resources and Mineral Reserves referred to in the Mining Licences;

(b)    the area and mineral deposits covered by the Mining Licences and applicable Project Authorisations;

(c)    all associated beneficiation facilities, together with all plant sites, waste dumps, ore dumps, crushing circuits, abandoned heaps, power supply systems, infrastructure and other ancillary facilities and plant and equipment; and

955371732	45

(d)    goodwill and relationships with suppliers and all other matters required to make the project viable

Project Accounts means the Debt Service Reserve Account, the Distribution Account, the Equity Contribution Account, the Proceeds Account, the Insurance Proceeds Account, the Copler Project Finance Accounts, the Operating Accounts, the TRL Sales Account, the Reclamation Funds Account and any other account of the Borrower so designated by the Borrower and the Facility Agent
Project Assets means all assets of whatever nature required or desirable for the purposes of, or in connection with, the Project (including land, plant, machinery, buildings and intellectual property rights) wherever they are situated and that are owned or leased by, or licenced to, the Borrower (which, for the avoidance of doubt, excludes Project Production)
Project Authorisations means all licences, permits, wayleaves, approvals, filings, registrations, exemptions, authorisations, concessions, claims, orders, rights and consents, resolutions, clearances and notarisations (other than Environmental or Social Permits but including all Mining Rights) necessary in connection with the Transaction Documents, the Project and all activities related to the Project (including production, transportation, processing and sale of output produced at the Project)
Project Closure Report means the annual report prepared by SRK Consulting (or any replacement environmental consultant retained by the Borrower from time to time) in respect of each calendar year ending after Project Completion which sets out the estimated closure obligations for the Copler Mine Sulfide Expansion calculated as at the end of the previous calendar year
Project Completion means the date on which all of the Physical Completion Date, the Operational Completion Date and the Financial Completion Date have occurred
Project Costs means, for any period, (without double counting) the Operating Costs and the Construction Costs (including, for the avoidance of doubt, Cost Overruns) for such period
Project Period means the period commencing on the date of this Agreement and continuing until the Project Termination Date
Project Production means, for any period, the number of ounces of gold and silver contained in doré and number of tonnes of copper ore produced or (in the case of any period or portion thereof to occur in the future) which are scheduled in the Development Plan and the Life of Mine Plan, as applicable, to be produced at the Project during such period
Project Termination Date means the date specified in the then current Life of Mine Plan as being the date on which the commercial mining and production of gold (based on the Mineral Reserves) at the Project is expected to cease

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Projected Completion Date means 31 December 2018

Projected Project Costs means, on any date, the sum of:

(a)    the aggregate amount of all Eligible Costs and other costs incurred by the Borrower, which, in each case, have fallen due for payment but have not yet been paid; and

(b)    the aggregate amount of Eligible Costs and any other costs incurred by the Borrower, which, in each case, are projected to fall due prior to the date on which Project Completion is expected to occur

Protected Party has the meaning given to it in clause 12.1 (Tax Definitions)

Qualifying Lender means a Lender whose Senior Creditor Participations (in its capacity as a Lender) aggregate at least twenty five per cent. (25%) of the total Senior Creditor Participations
Quarter means a period of three (3) Months ending on a Quarter Date

Quarter Date means each 31 March, 30 June, 30 September and 31 December

Quasi-Security Interest means an arrangement or transaction pursuant to which an Obligor:

(a)    sells, transfers or otherwise disposes of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(b)    sells, transfers or otherwise disposes of any of its receivables on recourse terms;

(c)    enters into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)    enters into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset

Reclamation Costs means, during any calendar year, all reclamation/closure-related expenditure and costs (which are not Operating Costs) which the Borrower may incur if a Reclamation Event occurs during that calendar year in relation to the Copler Mine Sulphide Expansion Project, in the aggregate amount estimated in the most recent Project Closure Report delivered to the Facility Agent in accordance with clause 21.28 (Project Closure Report) or, if a Project Closure Report has not been delivered in accordance with that clause, in the amount determined by the Technical Agent (in consultation with the Independent Technical Consultant and acting on the instructions of the Majority Lenders)
Reclamation Deposit Funds means any cash of the Borrower which has been deposited by the Borrower in, and stand to the credit of, the Reclamation Funds Account

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Reclamation Event means the closure of the Copler Mine Sulphide Expansion Project or any other event which results in the Borrower's obligation to incur and/or pay any Reclamation Costs
Reclamation Funds Account means the US$ and EUR denominated accounts named "Reclamation Funds Account", to be specified as Reclamation Funds Account in the Offshore Accounts Agreement with the account numbers NL14INGB0020195168 and NL09INGB0009178580, respectively, held by the Borrower at the Offshore Account Bank, together with any replacement and substitute accounts opened with the consent of the Facility Agent (acting reasonably) and any sub-accounts of the foregoing
Reclamation Funds Minimum Amount means, at any time, the then current estimate of the Reclamation Costs
Reference Rate Supplement means a document which:

(a)    is agreed in writing by the Borrower, the Facility Agent (in its own capacity) and the Facility Agent (acting on the instructions of Majority Lenders);

(b)    specifies the relevant terms which are expressed in this Agreement to be determined by reference to Reference Rate Terms; and

(c)    has been made available to the Borrower and each Finance Party

Reference Rate Terms means the terms set out in Schedule 16 (Reference Rate Terms) or in any Reference Rate Supplement

Refining Contract means a contract for the refining and/or sale of gold and/or silver doré entered into by the Borrower
Reinstatement Plan means a detailed plan setting out a procedure for the repair or reinstatement and replacement of the relevant Project Assets, including details on who will carry out the reinstatement works, and the proposed terms and timetable upon which the reinstatement works will be carried out
Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund
Relevant Jurisdiction means, in relation to an Obligor:

(a)    its jurisdiction of incorporation;

(b)    any jurisdiction where any asset subject to or intended to be subject of the Security Documents to be created by it is situated;

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(c)    any jurisdiction where it conducts its material business; and

(d)    the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it

Relevant Market means the market specified as such in the Reference Rate Terms

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board

Relevant Party means any party to a Finance Document other than a Finance Party

Repayment Date means the First Repayment Date, each 22 March, 22 June, 22 September and 22 December following the First Repayment Date up to the Final Scheduled Repayment Date, and the Final Scheduled Repayment Date, provided that if any such date is not a Turkish Business Day, the relevant Repayment Date shall be the immediately following Turkish Business Day
Repayment Instalment means each instalment for the repayment of the principal amount of the Loan determined in accordance with clause 6 (Repayment) and Schedule 8 (Repayment Schedule)
Repayment Schedule means the repayment schedule set out in Schedule 8 (Repayment Schedule) as may be updated from time to time in accordance with the terms of this Agreement
Repeating Representations means each of the following representations set out in clause 20 (Representations): clauses 20.2 and 20.3 (Status), 20.5 (Binding obligations), 20.6 (Powers and Authority), 20.7 (Non-conflict), 20.8(a), 20.9 and 20.10 (Validity and admissibility in evidence; Authorisations), 20.12 and 20.13 (Governing law and enforcement), 20.18 (No default), 20.20 (No proceedings pending or threatened), 20.21 to 20.25 (Information), 20.29 (Disclosure of project terms), 20.32 to 20.35 (Environmental and Social Matters), 20.37, 20.39, 20.40 and 20.41 (Ownership and use of assets), 20.43 (Ownership and Group structure), 20.51 (Pari passu ranking), 20.52 (Security), 20.54 (Taxes), 20.61 (Corrupt gifts), 20.62 (No Insolvency), 20.63 (Material Project Documents), 20.65 to 20.67 (No immunity), 20.68 (Project Accounts), 20.70 (Financial statements), 20.71 (Compliance with laws), 20.72 (Anti-Terrorism Laws), 20.73 and 20.74 (Sanctions), 20.75 (Illicit Origin), 20.76 (Intellectual Property) and 20.77 (Labour matters)
Reporting Day means the day (if any) specified as such in the Reference Rate Terms

Reporting Time means the relevant time (if any) specified as such in the Reference Rate Terms

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Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian
Reserve Amount means the amount (in Dollars) of (i) Additional Equity Contributions and/or (ii) Revenues received by the Borrower prior to Financial Close, determined by the Lenders (in consultation with the Independent Technical Consultant) prior to Financial Close in accordance with the criteria set out in Schedule 10 (Reserve Amount Assessment Criteria), which amount must be made available by the Obligors in the Equity Contribution Accounts prior to Financial Close, to be applied towards Constructions Costs (including any Cost Overruns) in accordance with the Agreement. For the avoidance of doubt, the Lenders (in consultation with the Independent Technical Consultant) may determine the Reserve Amount to be zero
Revenues means, (without double counting) in relation to any period, all amounts paid to or received by the Borrower (excluding, for the avoidance of doubt, (i) any amounts made available under the Finance Documents (other than the Hedging Agreements to the extent set out in (b) below) and (ii) any Equity Contributions (unless such Additional Equity Contribution is being made pursuant to clause 27.5 (Financial Covenants)), in respect of:
(a)    all amounts received under the Material Project Documents;

(b)    all amounts received under any Hedging Agreement in effect on the relevant date of calculation;

(c)    interest and income in respect of the Project Accounts and Permitted Investments, but only if the amount does not form part of the balance required to be maintained in a Project Account in accordance with the Finance Documents;

(d)    Insurance Proceeds only in relation to delay in start-up and business interruption (including loss of profit and loss of revenue) Insurances paid to the Borrower;

(e)    Delay Liquidated Damages paid to the Borrower;

(f)    Tax refunds (including any amounts received under any tax incentive schemes or interest rate subsidies);

(g)    all amounts received from the sale of gold and other metals produced from the Project; and

(h)    any other amount agreed between the Borrower and the Majority Lenders from time to time,

in each case on a "cash" rather than an "accruals" basis

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RFA Opening Date means the date on which the Offshore Account Bank confirms to the Facility Agent that the Reclamation Funds Account has been opened
RFR means the rate specified as such in the Reference Rate Terms

RFR Banking Day means any day specified as such in the Reference Rate Terms

Royalties means any royalties (or similar) paid or payable by the Borrower to the Government in connection with the Project
Sanctioned Country means a country or territory which is, or whose government is, subject to Sanctions broadly prohibiting dealings with such government, country, or territory or listed on a Sanctions List
Sanctioned Entity means:

(a)    a person which is, or which is owned or controlled directly or indirectly by any other person which is, listed on a Sanctions List or is subject to Sanctions; or

(b)    a person which is located, organised or ordinarily resident in a Sanctioned Country

Sanctioned Transaction means the use of the proceeds of the Facility for the purpose of financing or making funds or credit available, directly or indirectly, to, or contributing to financing the activities or business of:
(a)    a Sanctioned Entity; or

(b)    any other person, joint venture partner or entity, if a member of the Group has actual knowledge that the person, joint venture partner or entity proposes to use the proceeds of the financing or funds or credit for the purpose of financing or making funds or credit available, directly or indirectly, to, or contributing to financing the activities of, a Sanctioned Entity

Sanctioning Body means the government of the United Kingdom of Great Britain and Northern Ireland and/or the government of the United States of America and/or the government of the Republic of France and/or the government of any other member state of the European Union and/or the European Union and/or the Council of Europe and/or the United Nations Security Council and/or the Government of Canada and/or Government of Luxembourg and/or the Government of Italy, and any of their governmental authorities, including, without limitation, the United States Department of the Treasury Office of Foreign Asset Control (OFAC), the United States Department of Commerce, the United States Department of State, the United States Department of the Treasury, the Bank of England, Her Majesty’s Treasury in the United Kingdom of Great Britain and Northern Ireland and the French Ministre de l'Économie, des Finances et de l'Industrie (MINEFI)

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Sanctions means trade, economic or financial sanctions or embargoes or restrictive measures imposed, administered or enforced from time to time by a Sanctioning Body
Sanctions List means any of the sanctions lists of specifically designated nationals or designated persons or entities (or equivalent) of, or any public announcement of Sanctions by, any Sanctioning Body (each as amended, supplemented or substituted from time to time) and includes without limitation the Specially Designated Nationals and Blocked Persons List maintained by OFAC, or any list of persons issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or any similar list issued by OFAC and the consolidated list of financial sanctions targets and the investments ban list published by Her Majesty’s Treasury in the United Kingdom of Great Britain and Northern Ireland or implemented under economic or financial sanctions of Canada, France or Luxembourg
Scheduled Calculation Date means each Quarter Date occurring after the Projected Completion Date
Scope 1 Emissions means direct GHG emissions from the facilities owned or controlled within the physical Project boundary

Scope 2 Emissions means indirect GHG emissions associated with the off-site production of energy used by the Project
Security Documents means the Turkish Security Documents and the Foreign Security Documents
Security Interest means:

(a)    any mortgage, charge, pledge, lien, hypothecation, cession, assignment by way of security, trust, arrangement for the purpose of providing security or other security interest of any kind in any jurisdiction;

(b)    any proprietary interest over an asset, or any contractual arrangement in relation to an asset, in each case created in relation to Financial Indebtedness and which has the same commercial effect as if security had been created over it; and

(c)    any right of set-off created by an agreement

SEDAR means the document filing and retrieval system administered by the Canadian Securities Administrators
Selection Notice means a notice substantially in the form set out in Part 2 of Schedule 4 (Forms of Utilisation Request and Selection Notice) given in accordance with clause 9 (Interest periods)
Senior Creditor Participation means, in relation to a Finance Party, the aggregate of:

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(a)    either:

(i)    if there are no Loans outstanding, its Commitments or if the Total Commitments have been reduced to zero, its Commitments immediately before the reduction; or

(ii)    at any other time, the amount of that Finance Party's Contributions; and

(b)    in respect of any Hedging Transaction (or part thereof) of that Finance Party under any Hedging Agreement that has, as of the date the calculation is made, been terminated or closed out in accordance with the terms of this Agreement and the Intercreditor Deed, the amount, if any, payable to it under any Hedging Agreement in respect of that termination or close-out as of the date of termination or close-out (and before taking into account any interest accrued on that amount since the date of termination or close-out) to the extent that amount is unpaid (that amount to be certified by the relevant Finance Party and calculated in accordance with the relevant Hedging Agreement)

Senior Debt means all present and future liabilities (actual or contingent) as may from time to time be payable, owing or accrued (whether or not due at such time) by any Obligor to any of the Finance Parties under or in connection with the Finance Documents
Shareholders means AGM and the Calik Shareholders and Shareholder means any one of them
Site means the mining licence area covered by the Mining Licences

Social Law means any law, bylaw, code, guideline, regulation, decree, lawful demand or demand letters or notices, interdicts, judgments, orders or plans issued, promulgated or approved by any Competent Authority which relates to Social Matters
Social Matters means:

(a)    communities (including temporary and permanent human residents with both formal and informal tenure of land/structures);

(b)    social infrastructure including both tangible (i.e. schools, community centres, cultural or sacred sites) and intangible items (including meeting places and cultural traditions);

(c)    individual and communally owned assets (including farm animals and/or grazing land);

(d)    formal and informal businesses;

(e)    social security;

(f)    occupational and public health and safety;

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(g)    community groups including civil society groups;

(h)    cultural matters;

(i)    human rights;

(j)    labour, livelihoods and working conditions;

(k)    industrial relations (between government, employers and employees);

(l)    ownership of land rights, immovable goods and intellectual and cultural property rights; and

(m)    community health

Subsidiary means any company or entity directly or indirectly controlled by another person, for which purpose control means either ownership of more than fifty per cent (50%) of the voting share capital (or equivalent right of ownership) of such company or entity, or power to direct its policies and management, whether by contract or otherwise
Supermajority Lenders means:

(a)    at any time when the total number of Lenders is less than four, those Finance Parties whose Senior Creditor Participations at that time aggregate at least 80 per cent. of the total Senior Creditor Participations at that time; and

(b)    at any time when the total number of Lenders is at least four, those Finance Parties whose Senior Creditor Participations at that time aggregate more than 80 per cent. of the total Senior Creditor Participations at that time

Sustainability Report means the annual sustainability report prepared by the Parent in respect of management of sustainability at the Project

Tax means any tax, levy, impost, duty or other charge or withholding of similar nature, including any Banking and Insurance Transactions Tax (Banka ve Sigorta Muameleleri Vergisi) and any Resource Utilisation Support Fund (Kaynak Kullanımı Destekleme Fonu) and including any interest or penalty payable in connection with any failure to pay or any delay in paying any of the same
Tax Credit has the meaning given to it in clause 12.1 (Tax Definitions) Tax Deduction has the meaning given to it in clause 12.1 (Tax Definitions) Tax Payment has the meaning given to it in clause 12.1 (Tax Definitions)

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TEB Sales Agreement means the gold sales services contract entered into on 7 March 2018 between the Onshore Account Bank and the Borrower in relation to the sale of gold bullion by the Borrower to the Central Bank, using the Onshore Account Bank as intermediary bank
Technical Assumptions means the technical assumptions incorporated in the Financial Model delivered to and approved by the Facility Agent in accordance with clause 4.1 (Initial conditions Precedent), as amended from time to time in accordance with this Agreement
Technical Report means the review of the Definitive Feasibility Study, the NI 43-101 Updated Technical Report dated March 2015 prepared by the Parent and other technical aspects of the Project prepared by the Independent Technical Consultant, in substantially the form as the draft thereof furnished to the Technical Agent on or about the date of this Agreement and otherwise in a form acceptable to and provided to the Facility Agent pursuant to Part 1 of Schedule 3 (Conditions Precedent) and each other report made by the Independent Technical Consultant in connection with the Independent Technical Consultant's Appointment Letter
Third Parties Act means the Contracts (Rights of Third Parties) Act 1999

Total Commitments means the aggregate of all Commitments under the Facility being three hundred and fifty million Dollars (US$350,000,000)
Tranche A Loans means the first one hundred and fifty million Dollars (US$150,000,000) of Loans made under the Facility, provided that a portion of a Loan may constitute a Tranche A Loan while the remaining portion constitutes a Tranche B Loan
Tranche B Loans means all Loans made under the Facility subsequent to the making of the Tranche A Loans
Transaction Documents means the Finance Documents and the Material Project Documents

Transfer Certificate means an agreement substantially in the form of Schedule 6 (Form of Transfer Certificate) duly completed by an Existing Lender, a New Lender and the Facility Agent
Transfer Date means, in relation to a transfer or an assignment, the later of:

(a)    the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)    the date on which the Facility Agent executes the relevant Transfer Certificate

TRL Sales Account means the account denominated in TRL and held by the Borrower at the Onshore Account Bank, together with any replacement and substitute accounts opened in accordance with clause 18.18 (TRL Sales Account) and with the consent of the Facility Agent and any sub-accounts of the foregoing
TSF Capex Costs means the amount as set out in the Financial Model under the heading "TSF Capex" for the relevant period
Turkey means the Republic of Turkey

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Turkish Accounts Agreement means the agreement to be entered into between the Borrower, the Turkish Lender, the Facility Agent and the Security Holder prior to Financial Close in relation to the operation of the Copler Project Finance Accounts
Turkish Business Day means a day (other than Saturday or Sunday) on which banks are open for general business in Istanbul
Turkish Lender means ING Bank A.Ş.

Turkish Lira, TRL and Lira mean the lawful currency of Turkey as the name of such currency may be modified from time to time by the laws of Turkey
Turkish Security Documents means:

(a)    the Borrower Share Pledge;

(b)    an assignment of receivables agreement regarding the receivables of the Borrower under the Material Project Documents and the Refining Contracts;

(c)    an account pledge agreement regarding any Project Accounts held in Turkey and any supplemental account pledge related thereto;

(d)    a mortgage over the Project Assets (including mine mortgages in accordance with Article 42 of the Turkish Mining Law (No. 3213));

(e)    a commercial enterprise pledge agreement granted by the Borrower over the Project Assets to the maximum extent possible and permissible under the laws of Turkey;

(f)    any other Turkish law document entered into by any Obligor (or prospective Obligor pursuant to clause 24.10(b)(i) (No disposals)) creating a Security Interest over all or any part of its assets in respect of the obligations of the Obligors under any of the Finance Documents; and

(g)    any other document entered into by an Obligor in favour of a Finance Party in connection with this Agreement and designated as such by the Facility Agent and, acting reasonably, the Borrower,

each such document creating a first degree and priority Security Interest

Unanimous Lenders means, at any times, those Finance Parties whose Senior Creditor Participations at that time aggregate hundred per cent. (100%) of the total Senior Creditor Participations
Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents

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Unscheduled Calculation Date means:

(a)    the date falling ten (10) Business Days after the Financial Model, Construction Budget, Operating Budget and/or Life of Mine Plan has been updated pursuant to clause 17 (Financial Model, Budgets and Life of Mine Plan); or

(b)    the date on which Project Completion is expected to occur

Updated Life of Mine Plan has the meaning given to that term in clause 17.23 (Financial Model, Budgets and Life of Mine Plan)
US means the United States of America

US Tax Obligor means:

(a)    the Borrower where it is resident for tax purposes in the US; or

(b)    an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes
Utilisation means a utilisation of the Facility

Utilisation Date means the date of a Utilisation, being the date on which the relevant Loan is to be made which shall be the date proposed in the relevant Utilisation Request unless otherwise notified by the Facility Agent
Utilisation Request means a notice substantially in the form set out in Part 1 of Schedule 4 (Forms of Utilisation Request and Selection Notice)
VAT means any value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature
Interpretation

1.2    Unless a contrary indication appears, any reference in this Agreement to:

(a)    the Facility Agent, the Onshore Account Bank, the Offshore Account Bank, the Mandated Lead Arrangers, any Finance Party, any Lender, any Party, any Major Project Party, the Security Holder, or any other party or person shall be construed so as to include its successors in title, permitted replacements, permitted assigns and permitted transferees;

(b)    a document being in an approved form shall be construed as such if it is identified as such by the Facility Agent and the Borrower or their respective legal advisers;

(c)    assets includes present and future properties, assets, intellectual property rights, real property, personal property, rights, revenues, uncalled capital and any rights to receive, or require delivery of, or exercise direct control over any of the foregoing;

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(d)    a Lender's cost of funds in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;

(e)    a Finance Document, a Material Project Document or any other agreement or instrument is a reference to that Finance Document, Material Project Document or other agreement or instrument as in force for the time being and as from time to time amended, extended, restated, supplemented or novated, however fundamentally;

(f)    the term including shall be construed as meaning including without limitation;

(g)    an obligation means any duty, obligation or liability of any kind;

(h)    a person includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(i)    an amount, calculation or ratio to be projected or forecast shall be a reference to that amount, calculation or ratio as derived from the most recent Financial Model;

(j)    a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(k)    a right means any right, privilege, power, immunity or other interest or remedy of any kind;

(l)    the winding up, dissolution, administration or bankruptcy of a person shall be construed as to include any equivalent or analogous procedures under the laws of any jurisdiction in which such person is incorporated or resident in any jurisdiction in which such person carries on business or in which any of its assets are located (including the seeking of a liquidation, winding up, appointment of bankruptcy trustee, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors, insolvency and suspension of payments);

(m)    a provision of law or regulation shall be a reference to that provision as amended, supplemented, replaced or re-enacted;

(n)    a time of day shall be a reference to London time;

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(o)    clauses and schedules are to be construed as references to clauses of and schedules to this Agreement;

(p)    a reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)    any replacement page of that information service which displays that rate; and

(ii)    the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Facility Agent after consultation with the Borrower;

(q)    a reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate;

(r)    any Reference Rate Supplement overrides anything in:

(i)    Schedule 16 (Reference Rate Terms); or

(ii)    any earlier Reference Rate Supplement.

(s)    a Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)    Schedule 17 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 18 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)    any earlier Compounding Methodology Supplement.

1.3    Section, clause and Schedule headings are for ease of reference only and shall be ignored in the interpretation of this Agreement.

1.4    Unless a contrary indication appears, any term used in any other Finance Document or in any notice given under, or in connection with, any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5    Subject to clause 41 (Amendments and waivers), a Default (other than an Event of Default) is continuing if it has not been remedied in accordance with the Finance Documents or waived in

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writing in accordance with the Finance Documents and an Event of Default is continuing if it has not been waived in writing in accordance with the Finance Documents.

1.6    Any certification given by an officer or director of any Obligor pursuant to any Finance Document shall be given by such person for and on behalf of such Obligor in his or her capacity as an officer or director of such Obligor and not in his or her personal capacity and is given without any personal liability.

Third party rights

1.7    Subject to any express provision to the contrary in any Finance Document, a person who is not a Finance Party or a party to a Finance Document has no right under the Third Parties Act to enforce or to enjoy the benefit of that Finance Document.

Conflict of Documents

1.8    The terms of the Finance Documents (other than the Intercreditor Deed and other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than the Intercreditor Deed and other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail. In the event of conflict between this Agreement and the Intercreditor Deed, the provisions of the Intercreditor Deed shall prevail.

Finance Parties acting “reasonably”

1.9    The Parties agree that if and whenever any Finance Party is expressed to be required to act “reasonably” that Finance Party shall without limitation be deemed to have so acted of, and to the extent that, it relies in good faith upon legal advice which states that, as a matter of law, their position would be prejudiced if they do not follow such advice.

Calculations

1.10    In any calculation done for the purposes of a Finance Document, no amount shall be double- counted.

2    The Facility

The Facility

2.1    Subject to the terms of this Agreement and the other Finance Documents, the Lenders make the Facility available to the Borrower.

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Finance Parties' Rights and Obligations

2.2    The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.3    The obligations of the Borrower under this Agreement are as follows:

(a)    subject to clause 2.3(f), the Borrower undertakes, by way of an abstract acknowledgement of debt, to pay to the Security Holder (as creditor in its own right and not as representative or agent of the other Finance Parties) amounts equal to the full amount of the Loan and all other amounts (including interest, commission and expenses payable by the Borrower under the Finance Documents when they are due for payment (the Parallel Debt). The Security Holder shall have its own independent right to demand payment, repayment, discharge or performance under the Finance Documents, irrespective of any discharge of the Borrower’s or any of the Guarantor’s obligation to pay those amounts to the other Finance Parties resulting from failure by any of them to take appropriate steps to preserve their entitlement to be paid those amounts;

(b)    the Borrower will pay to each Lender, when they are due for payment, that proportion of the Loan which was lent by that Lender and all interest, commission and other amounts payable in relation to it;

(c)    the Borrower will pay to each of the Mandated Lead Arrangers, the Facility Agent, the Technical Agent and the Documentation Agent when they are due for payment, all amounts owing to it under the Finance Documents;

(d)    the Borrower will pay to each Hedge Provider when they are due for payment, all amounts owing to it under the Finance Documents;

(e)    the obligations of the Borrower to (i) the Security Holder and (ii) each other Finance Party are several;

(f)    the Parallel Debt shall be decreased to the extent that the Borrower has paid any amounts to the Finance Parties under the Finance Documents;

(g)    if an amount would otherwise be payable under this clause 2.3 to the same person in two different capacities, the Borrower and the Guarantor will only have an obligation to pay that amount once.

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2.4    In the event of the appointment of a new or replacement Security Holder, the Security Holder shall assign to such successor Security Holder the obligations owed or to be owed to it pursuant to clause 2.3. Any resignation by the Security Holder or any such appointment of a new or replacement Security Holder is not effective with respect to its rights under the obligations owed or to be owed to it pursuant to clause 2.3 until such rights are so assigned to the successor Security Holder or appointed Security Holder.

2.5    The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

2.6    A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents without joining the Security Holder or any other Finance Parties. However, the Security Documents can only be enforced by the Security Holder.

3    Purpose

Purpose

3.1    The Borrower shall apply all amounts borrowed by it under the Facility to pay Eligible Costs in respect of the Project.

Monitoring

3.2    No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4    Conditions

Initial conditions precedent

4.1    The Borrower shall not deliver a Utilisation Request unless the Facility Agent:

(a)    has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Facility Agent or it has waived such satisfaction (in each case acting on the instructions of the Unanimous Lenders); and

(b)    is satisfied that all of the documents described in Part 1 of Schedule 3 (Conditions Precedent) are unconditional or are subject to conditions satisfactory to the Facility Agent or it has waived such satisfaction (in each case acting on the instructions of the Unanimous Lenders).

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4.2    The Facility Agent shall notify the Borrower, the Lenders and the Hedge Providers promptly upon the conditions in clause 4.1 above being satisfied or waived.

4.3    If the conditions in clause 4.1 above are not satisfied or waived in accordance with this Agreement on or before the CP Longstop Date then the Borrower shall not be entitled to deliver a Utilisation Request and the Commitments shall be immediately cancelled. A failure to satisfy the conditions in clause 4.1 above on or before the CP Longstop Date and a resulting cancellation of the Commitments in accordance with this clause 4.3, can only be waived with the consent of the Facility Agent (acting on the instructions of the Unanimous Lenders).

Further conditions precedent to drawdown of the Loans

4.4    The Lenders shall only be obliged to comply with their obligations under clauses 5.4 to 5.6 (Lender's participation) if on the date of the Utilisation Request and on each proposed Utilisation Date, the conditions precedent listed in Part 2 of Schedule 3 (Conditions Precedent) have been satisfied or waived with the consent of the Facility Agent (acting on the instructions of the Unanimous Lenders).

Maximum number of Loans

4.5    The Borrower shall not utilise the Facility more than once in any calendar month.

5    Utilisation

Delivery of a Utilisation Request

5.1    Subject to clause 4 (Conditions), the Borrower may utilise the Facility by:

(a)    delivery to the Independent Technical Consultant and the Technical Agent of a Costs Certificate and a Cost to Complete Certificate, each signed by an authorised signatory of the Borrower, no later than ten (10) Business Days before the delivery of a Utilisation Request pursuant to clause 5.1(b) below, for counter-signature and confirmation by the Independent Technical Consultant; and

(b)    delivery to the Facility Agent of a duly completed Utilisation Request not later than 11:00
a.m. five (5) Business Days before the proposed Utilisation Date.

Completion of a Utilisation Request

5.2    Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)    it identifies the purpose of the Utilisation(s);

(b)    the proposed Utilisation Date is a Business Day within the Availability Period;

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(c)    the Utilisation(s) are in Dollars and the amounts of the proposed Utilisation(s) comply with clause 5.3 (Amount);

(d)    the proposed Interest Period specified in the Utilisation Request comply with clause 9 (Interest periods); and

(e)    it attaches a Costs Certificate and a Cost to Complete Certificate as required pursuant to clause 4.4 (Further conditions precedent to drawdown of the Loans).

Amount

5.3    The amount of the proposed Loan must be:

(a)    a minimum of five million US Dollars (US$5,000,000) and in an integral multiple of one million US Dollars (US$1,000,000) or if less, the Available Facility; and

(b)    an amount no greater than five per cent (5%) more than the aggregate amount of Eligible Costs payable as set out in the relevant Costs Certificate.

Lenders' participation

5.4    If the conditions set out in this Agreement have been met (or waived in accordance with this Agreement), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

5.5    The amount of each Lender's participation in each Utilisation will be equal to the proportion borne by its Available Commitments to the Available Facility immediately prior to making that Loan.

5.6    The Facility Agent shall, promptly upon receipt of a duly completed Utilisation Request from the Borrower, notify each Lender of the contents of the Utilisation Request, the amount of the Loan requested therein and the amount of that Lender's participation in that Utilisation.

Deposit of proceeds of Utilisations

5.7    The proceeds of each Loan shall be transferred from an account in the name of the Facility Agent in Turkey and deposited into the relevant Copler Project Finance Account for use for the purposes described in clause 3.1 (Purpose).

6    Repayment

Repayment of the Loans

6.1    Except as such repayment may be modified pursuant to clause 7.10 (Application of mandatory prepayment proceeds) or clauses 7.13 to 7.15 (Voluntary prepayment), or if the First

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Repayment Date occurs on or around the date of Project Completion, where the Facility Agent notifies the Borrower of an updated schedule of Repayment Instalments, the Borrower shall on each Repayment Date, make a repayment of the Loans in the amount equal to the applicable percentage of all Loans borrowed as at the close of business on the last day of the Availability Period, which percentage is as set opposite that Repayment Date in Schedule 8 (Repayment Schedule).

6.2    The Borrower shall not reborrow any part of the Facility which is repaid.

6.3    On the Final Scheduled Repayment Date, the Borrower shall make payment in full of all amounts (whether principal, interest or otherwise) that are outstanding under or in respect of the Facility.

7    Illegality, prepayment and cancellation

Illegality and Sanctions

7.1    If it is or becomes unlawful or contrary to any regulation in any applicable jurisdiction or contrary to any Sanctions applicable to that Lender for a Lender to perform any of its obligations as contemplated by any Finance Document or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)    that Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)    upon the Facility Agent notifying the Borrower, the Available Commitments of that Lender will be immediately cancelled and that Lender shall not be obliged to participate in any Loan;

(c)    the Borrower shall repay that Lender's participation in the Loans made to the Borrower, together with accrued interest and all other amounts accrued to that Lender under the Finance Documents, on the last day of the Interest Period for each Loan occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

7.2    If any member of the Group or the Calik Group:

(a)    is or becomes a Sanctioned Entity;

(b)    participates in any manner in any Sanctioned Transaction,

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each Obligor shall notify the Facility Agent promptly upon becoming aware of that event (unless that Obligor is aware that a notification has already been provided by another Obligor). Upon receipt of such notice or a notice of such event from another Finance Party, the Facility Agent shall promptly notify the Lenders, and each Lender may on no less than ten (10) Business Days’ notice to the Borrower, cancel its Available Commitments and declare all outstanding Loans made by it to the Borrower, together with accrued interest, Break Costs and all other amounts accrued to it under the Finance Documents immediately due and payable, whereupon that Lender’s Available Commitments will be cancelled and all such outstanding amounts owing to it will become immediately due and payable.

Mandatory prepayment - Change of Control

7.3    If any Change of Control occurs or any Obligor becomes aware that a Change of Control is reasonably likely to occur, the Borrower (or such Obligor) shall promptly (and in any event no later than three (3) Business Days after the occurrence of that event) notify the Facility Agent of that event, and:

(a)    a Qualifying Lender may immediately upon notice to the Borrower and the Facility Agent after any Change of Control has occurred, cancel its Available Commitments and declare all its outstanding Loans, together with accrued interest, Break Costs and all other amounts accrued to it under the Finance Documents immediately due and payable, whereupon its Available Commitments will be cancelled and all such outstanding amounts will become immediately due and payable; provided that the Qualifying Lender may not do so, if, in relation to a Change of Control occurring pursuant to paragraphs (a) and (b) of the definition of Change of Control only, (i) the shares of the Parent have been acquired by, or the Parent has merged with, a company having a credit rating equal to or higher than the credit rating of the Parent on the date of this Agreement; and (ii) the Qualifying Lender is satisfied that such company has complied with all Lenders’ necessary "know your customer" or other similar requirements; or

(b)    the Facility Agent may (acting on the instructions of the Supermajority Lenders), immediately upon notice to the Borrower after any Change of Control has occurred, cancel the Available Commitments and declare all outstanding Loans, together with accrued interest, Break Costs and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable; provided that the Supermajority Lenders may not instruct the Facility Agent to do so, and the Facility Agent shall not cancel Available Commitments or declare any amounts due and payable, if, in relation to a Change of Control occurring pursuant to paragraphs (a) and (b) of the definition of Change of Control only, (i) the shares of the Parent have been acquired by, or the Parent has merged with, a company having a credit rating equal to or

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higher than the credit rating of the Parent on the date of this Agreement; and (ii) the Lenders are satisfied that such company has complied with all Lenders’ necessary "know your customer" or other similar requirements.

Mandatory prepayment - Asset Disposal

7.4    If the Borrower makes any Permitted Disposal (other than in respect of clauses 24.9(c), 24.9(d) and 24.9(e) (No disposals)) in any rolling twelve (12) month period where the Proceeds when aggregated with the Proceeds of all other Permitted Disposals (other than in respect of clauses 24.9(c), 24.9(d) and 24.9(e) (No disposals)) in that rolling twelve (12) month period exceeds five million Dollars (US$5,000,000) or its Equivalent, the Borrower shall promptly (and in any event no later than ten (10) Business Days after the occurrence of that event) prepay the Loans in an amount equal to such excess, provided that the amount of such excess is at least one million Dollars (US$1,000,000) or its Equivalent.

Mandatory prepayment - Insurance Proceeds/Compensation Proceeds

7.5    Except as provided in clause 7.6 below, the Borrower shall, within ten (10) Business Days following receipt by the Borrower of any Insurance Proceeds (other than any insurance proceeds in respect of third party liability insurance where such proceeds are to be paid to third parties) or any Compensation Proceeds, in each case on or after Financial Close, prepay the Loans in an amount equal to such Insurance Proceeds or Compensation Proceeds on the next Interest Payment Date.

7.6    The Borrower shall not be required to prepay any Loans following such receipt or payment of Insurance Proceeds or Compensation Proceeds if:

(a)    in relation to Insurance Proceeds in an aggregate amount no greater than twenty five million Dollars (US$25,000,000) or its Equivalent relating to a single event or incident or a series of connected events or incidents, such Insurance Proceeds are promptly applied in the repair or reinstatement of the relevant Project Assets;

(b)    in relation to Insurance Proceeds in an aggregate amount in excess of twenty five million Dollars (US$25,000,000) or its Equivalent relating to a single event or incident or a series of connected events or incidents, such Insurance Proceeds are promptly applied in the repair or reinstatement of the relevant Project Assets in accordance with a Reinstatement Plan acceptable to the Majority Lenders delivered to the Facility Agent by the Borrower within thirty (30) days of the event giving rise to the receipt or payment of such Insurance Proceeds;

(c)    in relation to Insurance Proceeds, the relevant Insurance Proceeds are paid in respect of delay in start-up or business interruption Insurance; or

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(d)    in relation to Performance Liquidated Damages, such Performance Liquidated Damages are promptly applied in remedying the matter to which the payment of such Performance Liquidated Damages relates.

7.7    Intentionally left blank.

Distribution Withdrawals

7.8    The Borrower may, within sixty (60) days of each Scheduled Calculation Date, provided that the Borrower certifies to the Facility Agent that the Distribution Conditions have been satisfied (by reference to that Scheduled Calculation Date, as applicable), withdraw from the Proceeds Account and pay into the Distribution Account an amount equal to one hundred per cent (100%) of the Excess Cashflow for the three (3) month period preceding such Scheduled Calculation Date. Any such certification shall be added to the Borrower Compliance Certificate for the applicable Scheduled Calculation Date and delivered pursuant to clause 21.19 (Borrower Compliance Certificates).

7.9    If on any Scheduled Calculation Date an Event of Default is continuing, the Borrower shall, unless the Facility Agent (acting on the instructions of the Majority Lenders) advises otherwise, within ten (10) Business Days of the Scheduled Calculation Date make a mandatory prepayment of the Loans outstanding in an amount at least equal to the Excess Cashflow for the relevant Distribution Calculation Period.

Application of mandatory prepayment proceeds

7.10    Each prepayment to be made under clause 7.1 (Illegality and Sanctions) to 7.6 (Mandatory prepayment Insurance Proceeds/Compensation Proceeds) shall be applied:

(a)    pro rata against all relevant outstanding instalments under the Facility; and

(b)    pro rata among the Lenders in proportion to their participation in the relevant Loans.

7.11    Each prepayment to be made under clause 7.9 (Distribution Withdrawals) shall be applied:

(a)    in reducing the outstanding instalments of Tranche B Loans in inverse order of maturity; and

(b)    pro rata among the Lenders in proportion to their participation in the relevant Loans.

Voluntary cancellation

7.12    The Borrower may, by giving the Facility Agent not less than ten (10) Business Days' (or such shorter period as the Majority Lenders may agree in writing) prior written notice, cancel the whole or any part (and, if in part, being a minimum amount of five million Dollars

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(US$5,000,000) and an integral multiple of one million Dollars (US$1,000,000)) of the Available Facility. Any cancellation under this clause 7.12 shall reduce the Commitments of the Lenders pro rata under the Facility.

Voluntary prepayment

7.13    Subject to clause 7.21 (Restrictions) the Borrower may, by giving the Facility Agent not less than ten (10) RFR Banking Days (or five (5) RFR Banking Days if such prepayment is being made pursuant to clause 27.5 (Financial covenants), or in either case such other period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan on an Interest Payment Date in respect of that Loan or at any time if such prepayment is being made pursuant to clause 27.5 (Financial covenants) (or at such other times as the Lenders may agree).

7.14    Any voluntary prepayment of part of any Loan must be a minimum amount of five million Dollars (US$5,000,000) and an integral multiple of one million Dollars (US$1,000,000).

7.15    Any prepayment under clauses 7.13 to 7.14 (Voluntary prepayment) above shall be applied:

(a)    pro rata in reducing each outstanding instalment under the Facility; and

(b)    pro rata among the Lenders in proportion to their participation in the relevant Loans.

Right of repayment and cancellation in relation to a single lender

7.16    Subject to clause 7.21 (Restrictions), if:

(a)    any sum payable to any Lender by an Obligor is required to be increased under clause
12.4 (Tax gross-up); or

(b)    any Lender claims indemnification from the Borrower under clause 12.7 (Tax indemnity) or clause 13.1 (Increased costs);

the Borrower may, whilst the circumstance giving rise to the requirement for the increase or indemnification continues, give the Facility Agent notice of cancellation of the Commitments of that Lender and its intention to procure the repayment of that Lender's participation in the Loans.
7.17    On receipt of a valid notice in accordance with clause 7.16 above, the Commitment of that Lender shall immediately be reduced to zero (0).

7.18    On the last day of each Interest Period which ends after the Borrower has given a valid notice under clause 7.16 above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in that Loan.

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Automatic cancellation

7.19    The Available Facility shall be automatically cancelled at the end of the Availability Period.

Restrictions

7.20    Any notice of cancellation or prepayment given by any Party under this clause 7 (Illegality, prepayment and cancellation) shall be irrevocable and shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

7.21    The Borrower shall not be entitled to serve a notice under clause 7.16 (Right of repayment and cancellation in relation to a single lender), to make a prepayment under clauses 7.13 to 7.15 (Voluntary prepayment), or give any notice under clause 7.12 (Voluntary cancellation) unless:

(a)    the Borrower has sufficient funds to use for the purpose of the prepayment in accordance with the Payment Cascade; and

(b)    the proposed prepayment and/or cancellation is unlikely to cause a Cost to Complete Shortfall to occur.

7.22    If the Borrower makes any prepayment under this Agreement, the Borrower shall also pay at the same time:

(a)    accrued interest, fees and other amounts outstanding in relation to the amount prepaid;

(b)    any Break Costs payable under clauses 10.4 and 10.5 (Break Costs) in respect of the amount prepaid; and

(c)    any Hedging Termination Amount that becomes payable as a consequence of any Hedging Transactions being terminated in whole or in part in accordance with the Hedging Strategy in respect of the prepayment.

Subject to the payment of the amounts contemplated by this clause, any prepayment under this Agreement shall be made without premium or penalty.
7.23    The Borrower is not entitled to reborrow any part of any Loan which has been prepaid.

7.24    The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

7.25    Any Commitments cancelled under this Agreement cannot be subsequently reinstated.

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7.26    If the Facility Agent receives a notice under this clause 7 (Illegality, prepayment and cancellation) it shall promptly forward a copy of that notice to either the Borrower or the affected Lender(s), as appropriate.

8    Interest

Calculation of interest

8.1

(a)    The rate of interest on each Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)    Margin; and

(ii)    Compounded Reference Rate for that day.

(b)    If any day during an Interest Period for a Loan is not an RFR Banking Day, the rate of interest on that Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

Payment of interest

8.2    The Borrower shall pay accrued interest on each Loan on each Interest Payment Date for that Loan.

Default interest

8.3    If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment, as applicable) at a rate which, subject to clause 8.4 below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably) which in any case shall not be shorter than one (1) month. Any interest accruing under this clause 8.3 shall be immediately payable by that Obligor on demand by the Facility Agent.

8.4    If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(a)    the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

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(b)    the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.5    Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.6

(a)    The Facility Agent shall promptly upon an Interest Payment being determinable notify:

(i)    the Borrower of that Interest Payment;

(ii)    each relevant Lender of the proportion of that Interest Payment which relates to that Lender's participation in the relevant Loan; and

(iii)    the relevant Lenders and the Borrower of:

(A)    each applicable rate of interest relating to the determination of that Interest Payment; and

(B)    to the extent it is then determinable, the Market Disruption Rate (if any) relating to the relevant Loan.

This paragraph (a) shall not apply to any Interest Payment determined pursuant to Clause 10.3 (Cost of funds) .

(b)    The Facility Agent shall promptly notify the Borrower of each Funding Rate relating to a Loan.

(c)    The Facility Agent shall promptly notify the relevant Lenders and the Borrower of the determination of a rate of interest relating to a Loan to which Clause 10.3 (Cost of funds) applies.

(d)    This Clause 8.6 shall not require the Facility Agent to make any notification to any Party on a day which is not a Business Day.

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9    Interest periods

Interest Periods

9.1    The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

9.2    Each Selection Notice is irrevocable and must be delivered to the Facility Agent by the Borrower no later than 11:00 a.m. five (5) Business Days before the last day of the then current Interest Period.

9.3    If the Borrower fails to deliver a Selection Notice to the Facility Agent in accordance with clause
9.2 above, the relevant Interest Period for that Loan shall be the period specified in the Reference Rate Terms.

9.4    Subject to this clause 9 (Interest periods), the Borrower may select an Interest Period of any period specified in the Reference Rate Terms or of any other period agreed between the Borrower and the Facility Agent (acting reasonably on the instructions of all the Lenders). In addition the Borrower may select an Interest Period of a period of less than three (3) months, if necessary to ensure that the Loan has an Interest Period ending on a Repayment Date.

9.5    Notwithstanding anything in clauses 9.1 to 9.4, an Interest Period for any Loan shall not extend beyond the Final Scheduled Repayment Date.

9.6    Each Interest Period for each Loan shall start on the Utilisation Date for that Loan or (if already made) on the last day of its preceding Interest Period.

Changes to Interest Periods

9.7    Prior to the first day of an Interest Period for a Loan, the Facility Agent may (but is not obliged to) reduce an Interest Period for any Loan to ensure that the Interest Period ends on a Repayment Date for the Loan, or to otherwise consolidate Loans in order to facilitate the payment of any Repayment Instalment due on any Repayment Date.

9.8    If the Facility Agent makes any change to an Interest Period referred to in clause 9.7 above, it shall promptly notify the Borrower and the Lenders.

Non-Business Days

9.1    Any rules specified as Business Day Conventions in the Reference Rate Terms shall apply to each Interest Period.

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Consolidation of Loans

9.2    If two or more Interest Periods end on the same date the Loans to which those Interest Periods relate shall (unless the Borrower has delivered a Selection Notice selecting a different Interest Period for the next Interest Period) be consolidated into, and treated as, a single Loan under the Facility on the last day of the Interest Period.

10    Changes to the calculation of interest

Interest calculation if no RFR or Central Bank Rate

10.1    If:

(a)    there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Loan; and

(b)    Cost of funds will apply as a fallback is specified in the Reference Rate Terms, Clause 10.3 (Cost of funds) shall apply to that Loan for that Interest Period.
Market disruption

10.2    If:

(a)    a Market Disruption Rate is specified in the Reference Rate Terms; and

(b)    before the Reporting Time the Facility Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent. of that Loan) that its cost of funds relating to its participation in that Loan would be in excess of that Market Disruption Rate, then Clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

Cost of funds

10.3

(a)    If this Clause 10.3 applies to a Loan for an Interest Period, Clause 8.1 (Calculation of interest) shall not apply to that Loan for that Interest Period and the rate of interest on each Lender's share of that Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)    the applicable Margin; and

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(ii)    the rate notified to the Facility Agent by that Lender as soon as practicable and in any event by the Reporting Time, to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in that Loan.

(b)    If this Clause 10.3 applies and the Facility Agent or the Borrower so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)    Any alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

(d)    If this Clause 10.3 applies pursuant to Clause 10.2 (Market disruption) and:

(i)    a Lender's Funding Rate is less than the Market Disruption Rate; or

(ii)    a Lender does not notify a rate to the Facility Agent by the Reporting Time,

that Lender's cost of funds relating to its participation in that Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

(e)    Subject to paragraph (d) above if this Clause 10.3 applies but any Lender does not notify a rate to the Facility Agent by the Reporting Time the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

(f)    If this Clause 10.3 applies the Facility Agent shall, as soon as is practicable, notify the Borrower.

Break Costs

10.4    If an amount is specified as Break Costs in the Reference Rate Terms, each Borrower shall, within five Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs (if any) attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum.

10.5    Each Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in respect of which they become, or may become, payable.

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11    Fees

Commitment fee

11.1    The Borrower shall pay to the Facility Agent (for the account of each Lender) a fee in Dollars computed at the rate of:

(a)    0.5% per annum on that Lender’s average daily Available Commitment, from the date of this Agreement until (but excluding) the date of Financial Close;

(b)    0.95% per annum on that Lender’s pro rata proportion of the Available Commitment in respect of Tranche A Loans, from (and including) the date of Financial Close until the end of the Availability Period; and

(c)    0.9% per annum on that Lender’s pro rata proportion of the Available Commitment in respect of Tranche B Loans, from (and including) the date of Financial Close until the end of the Availability Period.

11.2    The accrued commitment fee is payable in arrears on each Quarter Date falling during the Availability Period, on the last day of the Availability Period and if cancelled in full, on the cancelled amount of the relevant Lenders’ Commitment at the time the cancellation is effective.

Arrangement fee

11.3    The Borrower shall pay to the Mandated Lead Arrangers a non-refundable arrangement and structuring fee in the amount of 1.25% of the Total Commitments (the Arrangement and Structuring Fee) which shall be split between the Mandated Lead Arrangers pro-rata to their respective Commitments under the Facility as at 21 September 2015.

11.4    The Arrangement and Structuring Fee shall be due and payable on 21 September 2015.

Facility Agent fee

11.5    The Borrower shall pay to the Facility Agent (for its own account) an annual, non-refundable agency fee in the amount of $50,000, which shall be due and payable in advance, on the date of this Agreement and thereafter on each anniversary of that date until the expiry of the Facility Period.

Technical Agent fee

11.6    The Borrower shall pay the Technical Agent (for its own account) a non-refundable agency fee in the amount of $200,000 which shall be due and payable as follows: $120,000 on the date of this Agreement and $80,000 on the date of Financial Close.

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Documentation Agent Fee

11.7    The Borrower shall pay the Documentation Agent (for its own account) a non-refundable agency fee in the amount of $120,000 which shall be due and payable on the date of this Agreement.

Security Holder Fee

11.8    The Borrower shall pay to the Security Holder (for its own account) a security holder fee in the amount and at the times agreed in a Fee Letter.

Structuring Fee

11.9    The Borrower shall pay to the Turkish Lender (for its own account) a structuring fee in the amount and at the times agreed in a Fee Letter.

General

11.10    All fees payable pursuant to this clause 11 (Fees) shall be payable to the accounts which the relevant recipient may specify from time to time.

12    Tax Gross-up and indemnities

Tax Definitions

12.1    In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax imposed on, or in relation to, a payment received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document
Tax Credit means a credit against, relief or remission for, or repayment of any Tax

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction
Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clauses 12.2 to 12.6 (Tax gross-up) or a payment under clauses 12.7 to 12.10 (Tax indemnity).
Unless a contrary indication appears, in this clause 12 (Tax Gross-up and indemnities) a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

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Tax gross-up

12.2    Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

12.3    The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Borrower.

12.4    If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.5    If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.6    Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

Tax indemnity

12.7    The Borrower shall (within five (5) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

12.8    Clause 12.7 above shall not apply:

(a)    with respect to any Tax assessed on a Finance Party:

(i)    under the law of the jurisdiction in which that Finance Party is incorporated or any political subdivision thereof, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

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(ii)    under the law of the jurisdiction or any political subdivision thereof, in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income (however denominated) received or receivable (but not any sum deemed to be received or receivable) by that Finance Party or is a similar tax imposed on financial institutions in addition to or in lieu of net income tax; or
(b)    to the extent a loss, liability or cost:

(i)    is compensated for by an increased payment under clauses 12.2 to 12.6 (Tax gross-up); or

(ii)    relates to a FATCA Deduction required to be made by a Party.

12.9    A Protected Party making, or intending to make a claim under clause 12.7 above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

12.10    A Protected Party shall, on receiving a payment from an Obligor under clauses 12.7 to 12.9 above, notify the Facility Agent.

12.11    The Borrower shall (within five (5) Business Days of demand by the Facility Agent) pay to any applicable Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Turkish Banking and Insurance Transactions Tax (Banka ve Sigorta Muameleleri Vergisi (BSMV)) in relation to an Obligor, the Project or any Finance Document.

Tax Credit

12.12    If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)    a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)    the relevant Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall elect to either:

(i)    pay an amount to the relevant Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor; or

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(ii)    set off against any payment obligation due from the relevant Obligor an amount which that Finance Party determines will leave it (after that set-off) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

Stamp taxes

12.13    The Borrower shall pay and, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability such Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

Value added tax

12.14    All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.15 below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

12.15    If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (other than the Recipient) (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

12.16    Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify, as the case may be, such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

12.17    Any reference in clauses 12.14 to 12.17 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such

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time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

12.18    FATCA Information

(a)    Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)    confirm to that other Party whether it is:

(A)    a FATCA Exempt Party; or

(B)    not a FATCA Exempt Party; and

(ii)    supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)    supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)    If a Party confirms to another Party pursuant to 12.18(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)    Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)    any law or regulation;

(ii)    any fiduciary duty; or

(iii)    any duty of confidentiality.

(d)    If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

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(e)    Each Original Lender and each New Lender under clause 28 (Changes to the Lenders) shall:

(i)    on the date of this Agreement (with regard to each Original Lender only);

(ii)    on the relevant Transfer Date (with regard to the relevant New Lender only); or

(iii)    on the date of a request from the Facility Agent, supply to the Facility Agent:
(A)    a withholding certificate on Form W-8, Form W-9 or any other relevant form certifying its status as a FATCA Exempt Party; or

(B)    any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish its status as a FATCA Exempt Party.

(f)    The Facility Agent shall as soon as practicable provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)    If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall as soon as practicable provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)    The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or
(g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)    If a Lender subsequently becomes aware that it has ceased to be a FATCA Exempt Party, that Lender shall immediately notify the Facility Agent and the Facility Agent shall as soon as practicable notify the Borrower and the other Finance Parties.

12.19    FATCA Deduction by a Finance Party

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(a)    Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)    Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the Party to whom it is making the payment and, on or prior to the day on which it notifies that Party, shall also notify the Borrower, the Facility Agent and the other Finance Parties.

13    Increased costs

Increased costs

13.1    Subject to clauses 13.5 and 13.6 (Exceptions) the Borrower shall, within five (5) Business Days of a demand by the Facility Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(a)    the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(b)    compliance with any law or regulation made after the date of this Agreement; and/or

(c)    the implementation or application of or compliance with any Basel III Regulation, CRD IV, CRR or the Dodd-Frank Act or any law or regulation that implements or applies any Basel III Regulation, CRD IV, CRR or the Dodd-Frank Act.

13.2    In this Agreement Increased Costs means:

(a)    a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(b)    an additional or increased cost; or

(c)    a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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Increased cost claims

13.3    A Finance Party intending to make a claim pursuant to clause 13.1 (Increased costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

13.4    Each Finance Party shall, as soon as practicable after a demand by the Facility Agent or the Borrower, provide a certificate confirming the amount of its Increased Costs.

Exceptions
13.5         Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)    attributable to a Tax Deduction required by law to be made by the Borrower;

(b)    compensated for by clauses 12.7 to 12.10 (Tax indemnity) (or would have been compensated for under clauses 12.7 to 12.10 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.8 (Tax indemnity) applied);

(c)    attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(d)    attributable to a FATCA Deduction required to be made by a Party.

13.6    In clause 13.5 above, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Tax Definitions).

14    Other indemnities

Currency indemnity

14.1    If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(a)    making or filing a claim or proof against that Obligor; and/or

(b)    obtaining or enforcing an order, judgment or award in relation to any litigation proceedings,

the Borrower shall as an independent obligation, within five (5) Business Days of demand indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of

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exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.
14.2    Each of the Borrower and the Parent waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

Other indemnities

14.3    The Borrower shall indemnify each Finance Party on demand against any cost, loss or liability incurred by that Finance Party as a result of:

(a)    the occurrence of any Event of Default;

(b)    a failure by an Obligor to pay any amount due under a Finance Document on its due date;

(c)    funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)    a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

(e)    any actual or alleged Material Environmental Breach of any applicable Environmental Law or any Environmental or Social Permit in connection with the Project or the Facility by any person other than a Finance Party (except where such actual or alleged Material Environmental Breach by a Finance Party is due to the acts or omissions of an Obligor, any other Major Project Party or any other third party);

(f)    any third party claim or proceedings (other than a claim or proceeding in respect of Taxes made by an authority entitled to levy or impose Taxes) being made or brought against that Finance Party in connection with the Project, the Facility or any of the Obligors to the extent that such claim or proceeding is brought or initiated during, or relates to events, acts, omissions or circumstances which occurred or arose during, the Facility Period, unless such cost, loss or liability is caused by the negligence or misconduct of that Finance Party; and/or

(g)    the replacement of a Lender pursuant to clause 7.16 (Right of repayment and cancellation in relation to a single Lender) or clause 32.16 (Instructions), provided that the replaced Lender shall not be indemnified pursuant to this clause 14.3(g) in respect of any amounts which it would have received or been entitled to receive under the Finance

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Documents after the date of its replacement under clause 7.18 (Right of repayment and cancellation in relation to a single lender) or 32.16 (Instructions), as the case may be, if it had not been so replaced.

Indemnity to the Facility Agent and Security Holder

14.4    The Borrower shall indemnify the Facility Agent and the Security Holder (and, in respect of sub- paragraph (b) below, any Finance Party) promptly on demand (and in any event within five (5) Business Days) against any cost, loss or liability incurred by the Facility Agent or the Security Holder (acting reasonably) as a result of:

(a)    investigating any event which it reasonably believes is a Default;

(b)    acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; and

(c)    any action taken by the Facility Agent or the Security Holder or any of their respective representatives, agents or contractors in connection with clause 25.21 (Power to remedy).

Sanctions

14.5    The Borrower shall indemnify and hold harmless each Finance Party against all actions, proceedings, claims and/or demands that may be brought against such Finance Party and against all losses, damages, costs and expenses which such Finance Party may incur or sustain, in connection with or arising out of:

(a)    the seizure, blocking or withholding of any funds (including any funds held by a Finance Party) by any Sanctioning Body related to or connected with, in any manner whatsoever, any action or omission of an Obligor; and/or

(b)    conduct or activity of an Obligor that directly or indirectly benefits any party against which Sanctions have been established by any Sanctioning Body from time to time.

Substantiation

14.6    If under any provision of this Agreement or any Finance Document, a Finance Party makes a demand for payment in relation to any indemnity or other compensation for costs, losses or liabilities, that Finance Party shall (if possible and practical, and in the discretion of that Finance Party) provide substantiation to the Borrower of the amount demanded.

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15    Mitigation by the Finance Parties

Mitigation

15.1    Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality and Sanctions), clause 12 (Tax Gross-up and indemnities) or clause 13 (Increased costs), including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.2    Clause 15.1 above does not in any way limit the obligations of any Obligor under the Finance Documents.

Limitation of liability

15.3    The Borrower shall indemnify each Finance Party within five (5) Business Days of demand for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clauses 15.1 and 15.2 (Mitigation).

15.4    A Finance Party is not obliged to take any steps under clauses 15.1 and 15.2 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16    Costs and expenses

Transaction expenses

16.1    The Borrower shall promptly, on demand, pay the Documentation Agent, the Facility Agent, the Security Holder, the Technical Agent, the Mandated Lead Arrangers and any other Finance Parties the amount of all documented costs and expenses (including fees, costs and expenses of legal, insurance, model audit, technical and other consultants and advisers and any documentation costs) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and administration of any due diligence in connection with:

(a)    this Agreement (including the associated term sheet) and any other documents referred to in this Agreement; and

(b)    any other Finance Documents executed after the date of this Agreement.

Amendment costs

16.2    If:

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(a)    an Obligor requests an amendment, waiver or consent or, in the opinion of the Facility Agent, a waiver or consent (or an amendment in connection with a waiver or consent) is required, under any Finance Document; or

(b)    an amendment is required pursuant to clause 35.16 (Change of currency) or clause 32.17(a) (Changes to reference rates),

the Borrower shall, within five (5) Business Days of demand, reimburse the Facility Agent, the Security Holder and the Technical Agent for the amount of all documented costs and expenses (including fees, costs and expenses of legal, insurance, technical and other consultants and advisers) reasonably incurred by the Facility Agent, the Security Holder and the Technical Agent (or any other Finance Party) in responding to, evaluating, negotiating or complying with that request or requirement. Such fees shall be in addition to any fee paid or payable to the Finance Parties under clause 11 (Fees).
Enforcement and preservation costs

16.3    The Borrower shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Security Interests and any proceedings instituted by or against the Security Holder as a consequence of taking or holding the Security Interests created or claimed to be created under the Security Documents or enforcing those rights.

Consultants' costs and expenses

16.4    The Borrower shall pay to the Facility Agent all documented costs and expenses (including legal fees) incurred by the Facility Agent in connection with the appointment of any Consultant.

16.5    The Borrower shall, within five (5) Business Days of demand, pay the Facility Agent all documented fees, costs and expenses reasonably incurred by the Facility Agent in connection with work carried out by the Consultants in relation to the Project.

Failure to fulfil conditions precedent

16.6    The amounts described in this clause 16 (Costs and expenses) are payable by the Borrower even if the conditions precedent contained in clause 4 (Conditions) are never fulfilled.

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17    Financial Model, Budgets and Life of Mine Plan

The Financial Model

17.1    The Borrower, the Technical Agent and the Facility Agent shall each retain a copy of the Financial Model for use in producing and verifying the Borrower Compliance Certificates to be delivered pursuant to clauses 21.19 and 21.20 (Borrower Compliance Certificates).

17.2    Not later than thirty (30) days before the first Quarter Date in each calendar year the Borrower will, and at any other time during the Facility Period, the Borrower may, notify the Technical Agent, the Independent Technical Consultant and the Facility Agent of any proposed updates to the Financial Model, including any changes to the Financial Model:

(a)    which it believes in good faith are required in order to correct any actual historical data known to be inaccurate or to correct any manifest error in the Financial Model;

(b)    to reflect any material changes to the Development Plan and the Life of Mine Plan;

(c)    to reflect updates and changes to the Construction Budget and/or Operating Budget, as applicable; and

(d)    to reflect changes in projected Revenues due to any proposed changes to the Assumptions.

17.3    The Technical Agent (acting on the instructions of the Majority Lenders) may propose such changes to the Financial Model if it considers that there has been a change in circumstances which has resulted in the Financial Model being incorrect in a material respect or the Financial Model no longer being representative of the Project.

17.4    The assumed prices for gold and copper shall be as set out in Schedule 9 (Economic Assumptions), or as otherwise determined by the Majority Lenders.

17.5    All other Assumptions (other than the assumed gold and copper prices determined in clause 17.4) and the other figures for Economic Assumptions shall be as set out in the Financial Model, provided that each of the Borrower and the Technical Agent (acting on the instructions of the Majority Lenders) shall have the right, following any material change in circumstance or any material change in projections, to propose revisions to:

(a)    the Technical Assumptions; and

(b)    the figures to be used for the Economic Assumptions (other than the assumed gold and copper prices, which shall be set in accordance with clause 17.4 above),

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to be used for any subsequent Financial Model, Cost to Complete Certificate or Borrower Compliance Certificate to be delivered in accordance with this Agreement.
17.6    The Borrower will:

(a)    make any proposals in relation to the Financial Model in good faith after careful consideration and enquiry and such proposals will genuinely reflect views which it believes in good faith to be reasonable in the circumstances and will be consistent with the provisions of the Transaction Documents in all material respects; and

(b)    provide written reasons for its proposed revisions.

17.7    Within ten (10) Business Days of receipt of the Borrower's proposals for the changes to the Financial Model (including any relevant Assumptions) in accordance with this clause 17, the Technical Agent (in consultation with the Independent Technical Consultant and acting on the instructions of the Majority Lenders) shall notify the Borrower whether it agrees with the Borrower's proposals and, if it disagrees, the reasons for the disagreement. If no notice of disagreement is delivered, the Technical Agent shall be deemed to have agreed the Borrower’s proposed changes.

17.8    If the Technical Agent disagrees with the Borrower’s proposals, then the Technical Agent (acting on the instructions of the Majority Lenders) and the Borrower shall negotiate in good faith to agree the changes to the Financial Model (including any relevant Assumptions other than the assumed prices for gold and copper). If the Parties are unable to reach agreement by the date falling five (5) Business Days following the Technical Agent’s notice of disagreement, then the disputed matters may be referred by either party to an independent expert for determination in accordance with Schedule 12 (Expert determination).

17.9    Within ten (10) Business Days following receipt of the Technical Agent's proposals for the changes to the Financial Model (including any relevant Assumptions other than the assumed prices for gold and copper), the Borrower shall notify the Technical Agent whether it agrees with the Technical Agent's proposals and, if it disagrees, the reasons for the disagreement. If no such notice is delivered, the Borrower shall be deemed to have agreed the Technical Agent’s proposed changes.

17.10    If the Borrower disagrees with the Technical Agent’s proposals, then the Borrower and the Technical Agent (acting on the instructions of the Majority Lenders) shall negotiate in good faith to agree the changes to the Financial Model (including any relevant Assumptions other than the assumed prices for gold and copper). If the Parties are unable to reach agreement by the date falling five (5) Business Days following the Borrower’s notice of disagreement, then the disputed matters may be referred by either party to an independent expert for determination in accordance with Schedule 12 (Expert determination).

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17.11    Any changes to the Financial Model (including the Assumptions) shall take effect and be binding on the Parties on and from the date such changes are agreed or determined in accordance with clauses 17.1 to 17.10 above, and shall be incorporated into an updated Financial Model.

17.12    The Technical Agent, acting on the instructions of the Majority Lenders (acting reasonably), may, at the Technical Agent's option, require that the updated or amended Financial Model be audited by the Independent Model Auditor.

Notification of errors

17.13    The Borrower shall promptly inform the Technical Agent and the Facility Agent, and the Technical Agent shall promptly inform the Borrower and the Facility Agent, in each case as soon as it becomes aware, of any error in the Financial Model which would materially affect any calculation.

Construction Budget and Operating Budget

17.14    On and from Financial Close until Project Completion, the Borrower shall deliver, as soon as available and in any event no later than five (5) Business Days prior to the last Quarter Date of each year, an updated Construction Budget for the forthcoming calendar year incorporating any updates to the current Construction Budget approved by the board of directors of the Parent and the Borrower, together with full explanations for any material changes or updates.

17.15    On and from Project Completion until the expiry of the Facility Period, the Borrower shall deliver, as soon as available and in any event no later than sixty (60) days after the start of each calendar year, an updated Operating Budget for the forthcoming calendar year incorporating any updates to the current Operating Budget approved by the board of directors of the Parent and the Borrower, together with full explanations for any material changes or updates.

17.16    The Technical Agent (acting on the instructions of the Majority Lenders) may review and audit any updated Construction Budget and any updated Operating Budget, and may, if it considers that there has been a change in circumstances which has resulted in the Construction Budget and/or the Operating Budget being incorrect in a material respect or that the Construction Budget and/or the Operating Budget is no longer representative of the Project, by no later than fifteen (15) Business Days following receipt of the relevant updated budget, propose further amendments to the Construction Budget and/or the Operating Budget, as applicable, to correct such error. If no such proposal is made, the Technical Agent shall be deemed to have agreed the Borrower’s proposed changes.

17.17    If the Borrower disagrees with the Technical Agent’s proposals, then the Borrower and the Technical Agent shall negotiate in good faith to agree the changes to the Construction Budget and/or the Operating Budget, as applicable. If the Parties are unable to reach agreement by the

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date falling five (5) days following the Borrower’s notice of disagreement, then the disputed matters may be referred by either party to an independent expert for determination in accordance with Schedule 12 (Expert determination). Pending the resolution of the disputed matters, the then existing Construction Budget or Operating Budget, as the case may be, shall continue in effect without any amendment.

17.18    Any changes (i) deemed to be agreed in accordance with clause 17.16; (ii) agreed between the Borrower and the Technical Agent in accordance with clauses 17.16 and 17.17; or (iii) determined by the independent expert, shall form part of the updated Construction Budget or Operating Budget, as the case may be, for the purposes of this Agreement.

Construction expenditure

17.19    Prior to Project Completion, the Borrower shall only incur or pay Eligible Costs, provided that the Borrower may in addition incur:

(a)    Cost Overruns provided that, if the aggregate amount of Cost Overruns together with Operating Cost Overruns permitted pursuant to clause 17.19(b) below (the Total Cost Overruns) exceeds the Reserve Amount then the Borrower shall only be entitled to incur or pay Cost Overruns which cause the Total Cost Overruns to be in excess of the Reserve Amount with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders);

(b)    Operating Cost Overruns which result in the aggregate amount of Operating Costs incurred or projected to be incurred in relation to the Project prior to Project Completion exceeding the aggregate amount of Operating Costs prior to Project Completion referred to in the Financial Model delivered to the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent) (including all amounts which are included in such Financial Model as contingencies relating to Operating Costs) by no more than five per cent (5%); and

(c)    additional expenditure in relation to Approved Exploration Activities.

Operating expenditure

17.20    Following Project Completion, unless approved by the Technical Agent (acting on the instructions of the Majority Lenders) the Borrower shall not (except as provided in clause 17.21 below) incur or pay any cost where that cost or payment (in aggregate with all other amounts incurred or paid for the relevant calendar year) exceeds the aggregate amount allowed for Operating Costs for that calendar year in the Operating Budget.

17.21    Clause 17.20 above shall not restrict or prevent the Borrower from incurring or paying a particular cost to the extent that:

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(a)    the relevant cost is a Finance Cost or Tax;

(b)    the relevant cost is necessary to mitigate in accordance with Good Industry Practice the effects of an Emergency; or

(c)    the relevant cost is an Operating Cost Overrun which results in the aggregate amount of Operating Costs incurred or projected to be incurred in relation to the Project for the relevant calendar year exceeding the aggregate amount of Operating Costs for that calendar year referred to in the Operating Budget (excluding any such cost incurred or paid pursuant to clause 17.21(b) above) by no more than twenty five per cent (25%).

Requirements as to preparation of budgets

17.22    The Borrower shall ensure that each Construction Budget, Operating Budget and any other report required to be delivered to the Facility Agent under this Agreement shall:

(a)    be prepared in good faith and after reasonable due diligence;

(b)    accurately document historical data and include the Borrower's best estimate of projected receipts and expenditure;

(c)    be true and accurate in all material respects and not omit anything which would make it misleading in a material respect; and

(d)    comply with the Finance Documents and take into account obligations and rights of the Borrower (and any other relevant Obligors) under the Material Project Documents.

Life of Mine Plan

17.23    If any updates or amendments to the Initial Life of Mine Plan are proposed by the Borrower, not less than sixty (60) days prior to the Projected Completion Date, and (on and from Project Completion) no later than the delivery of the updated Operating Budget under clause 17.15 (Construction Budget and Operating Budget), the Borrower shall deliver to the Technical Agent, the Facility Agent and the Independent Technical Consultant an updated Life of Mine Plan (an Updated Life of Mine Plan) for approval by the Majority Lenders.

17.24    The Borrower may from time to time propose changes to the Life of Mine Plan which it believes in good faith are required in order to correct any historical data known to be inaccurate, by giving written notice to the Technical Agent out the proposed change and the reasons why it believes such a change is required.

17.25    Each Updated Life of Mine Plan shall, amongst other things, detail the expected Project Production and full costs of production until the Project Termination Date.

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17.26    Within thirty (30) days of receipt of any such changes or Updated Life of Mine Plan proposed by the Borrower, the Technical Agent shall notify the Borrower whether such changes or Updated Life of Mine Plan (as applicable) has been approved by the Majority Lenders.

17.27    If the Majority Lenders do not approve an Updated Life of Mine Plan or the changes to the Life of Mine Plan proposed by the Borrower, then:

(a)    the Technical Agent shall provide the Borrower with reasonable details of the grounds for such disapproval; and

(b)    the then existing Life of Mine Plan shall continue in effect without any amendment.

17.28    Upon the Technical Agent notifying the Borrower under clause 17.26 above that the Majority Lenders have approved the relevant Updated Life of Mine Plan or the changes proposed to the Life of Mine Plan, the relevant Updated Life of Mine Plan or the Life of Mine Plan as updated with the relevant changes, as applicable, shall become the Life of Mine Plan for the purposes of this Agreement.

18    Project Accounts

Accounts Agreements

18.1    On and from Financial Close (or, in the case of the Reclamation Funds Account, from the date on which the conditions subsequent set out in clause 5.1 (Reclamation Funds Account) of the Amendment and Restatement Agreement (2019) have been satisfied):

(a)    the Borrower shall operate the Project Accounts (except the Distribution Account and the Equity Contribution Accounts) in accordance with the Onshore Accounts Agreement, the Offshore Accounts Agreement, the Turkish Accounts Agreement and the other Finance Documents; and

(b)    each of AGM and Lidya shall operate the Equity Contribution Accounts in accordance with this Agreement and the Offshore Accounts Agreement.

Proceeds Account

18.2    On and from Financial Close until the expiry of the Facility Period, the Borrower will procure that all monies paid to (or to the order of) the Borrower or received by the Borrower that are not required by this Agreement to be paid into another Project Account are deposited directly into the Proceeds Account.

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18.3    On and from Financial Close the Borrower shall only withdraw monies from the Proceeds Accounts to make payments (if required, by way of transfers to the Operating Accounts and/or the Reclamation Funds Account):

(a)    of (without double counting) Construction Costs and Operating Costs in accordance with the Financial Model;

(b)    of other Cost Overruns or Operating Cost Overruns approved by the Facility Agent (acting on the instructions of the Majority Lenders) or permitted pursuant to clauses 17.19 (Construction Expenditure) to 17.21 (Operating Expenditure);

(c)    permitted under clause 7.8 (Distribution Withdrawals); or

(d)    which are otherwise permitted or required by this Agreement,

in each case that have fallen due in accordance with the Payment Cascade.

Operating Accounts

18.4    At any time during the Facility Period, the balance on each Operating Account shall not exceed the amount of (without double counting) Construction Costs and Operating Costs expected to be paid in the currency of that Operating Account (without double counting USD and Euro in the Onshore Operating Accounts and the Offshore Operating Accounts) in the next ninety (90) days. The Borrower shall transfer amounts in excess of this threshold to the Proceeds Account.
Debt Service Reserve Account

18.5    On and from the earlier of (i) the First Repayment Date and (ii) Project Completion, the Borrower shall maintain a credit balance on the Debt Service Reserve Account of an amount at least equal to the DSRA Minimum Balance by making Additional Equity Contributions or transfers from the Proceeds Account to the Debt Service Reserve Account, provided that the Facility may not be used to fund the Debt Service Reserve Account.

18.6    The Borrower may only withdraw amounts from the Debt Service Reserve Account in any one of the following circumstances:

(a)    to pay Finance Costs that have fallen due, to the extent that there are insufficient credit balances in the Proceeds Account to pay such Finance Costs in accordance with the Payment Cascade, by making transfers from the Debt Service Reserve Account to the Copler Project Finance Accounts; and

(b)    to transfer amounts in excess of the DSRA Minimum Balance to the Proceeds Account, provided that if the Debt Service Reserve Account is funded for the purposes of the

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Financial Completion Test, no transfer pursuant to this paragraph (b) shall be made until the second Repayment Date following Project Completion.

18.7    If any amount is withdrawn from the Debt Service Reserve Account pursuant to clause 18.6(a), the Borrower shall, as soon as possible but in any event by the next Repayment Date or Calculation Date (whichever is earlier), ensure that there is a credit balance on the Debt Service Reserve Account of an amount at least equal to the DSRA Minimum Balance.

Insurance Proceeds Account

18.8    On and from Financial Close the Borrower shall procure that all Insurance Proceeds (other than
(i) any insurance proceeds in respect of third party liability insurance where such proceeds are to be paid to third parties or (ii) where such Insurance Proceeds are paid to the Borrower in reimbursement of amounts spent by the Borrower on the repair or reinstatement of Project Assets in accordance with clause 18.9(b) below or (iii) where such Insurance Proceeds are paid in respect of delay in start-up or business interruption Insurance) shall be paid into the Insurance Proceeds Account.

18.9    On and from Financial Close the Borrower may only withdraw amounts from the Insurance Proceeds Account:

(a)    in order to prepay Loans in accordance with clauses 7.5 to 7.6 (Mandatory Prepayment -
Insurance Proceeds/Compensation Proceeds); or

(b)    to the extent that it is permitted to apply those monies to the repair or reinstatement of Project Assets in accordance with clauses 7.5 to 7.6 (Mandatory Prepayment - Insurance Proceeds/Compensation Proceeds).

Distribution Account

18.10    On and from Financial Close the Borrower shall pay any amounts that are to be declared or paid as Distributions into the Distribution Account, to the extent that there are sufficient funds available for this purpose in accordance with the operation of the Payment Cascade, by making transfers from the Proceeds Account to the Distribution Account in accordance with clause 7.8 (Distribution Withdrawals). The Borrower shall not transfer any amounts from the Proceeds Account to the Distribution Account unless all the requirements specified in clauses 24.23 to
24.24 (Distributions) have been satisfied.

18.11    The Borrower may withdraw amounts standing to the credit of the Distribution Account at any time.

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Equity Contribution Accounts

18.12    No later than thirty (30) days prior to the expected date of Financial Close, the Independent Technical Consultant shall conduct a preliminary assessment of the Reserve Amount estimated to be required as at Financial Close, and provide a copy of such assessment to the Facility Agent and the Borrower.

18.13    On or prior to Financial Close, the Parent and/or the Shareholders and/or the Borrower shall pay the Reserve Amount into the Equity Contribution Accounts.

18.14    Prior to Final Project Completion, each of AGM and Lidya may only withdraw amounts from its respective Equity Contribution Account:

(a)    to transfer such amounts to the Proceeds Account to pay:

(i)    Construction Costs in accordance with the Financial Model;

(ii)    any Cost Overruns; and

(iii)    any Operating Cost Overruns permitted pursuant to clause 17.19(b),

in each case whether to comply with the condition set out in paragraph 5 (Debt to total spend ratio) of Part 2 of Schedule 3 or otherwise (and any such withdrawals shall constitute Additional Equity Contributions), provided that if the aggregate amount of Cost Overruns together with Operating Cost Overruns permitted pursuant to clause 17.19(b) (the Total Cost Overruns) exceeds the Reserve Amount then each of AGM and Lidya may only withdraw amounts from its respective Equity Contribution Account to pay such Cost Overruns or Operating Cost Overruns which cause the Total Cost Overruns to be in excess of the Reserve Amount, with the prior approval of the Facility Agent (acting on the instructions of the Majority Lenders); or

(b)    to transfer such amounts in accordance with clause 18.15 below.

18.15    At any time following Final Project Completion, each of AGM and Lidya may withdraw any balance standing to the credit of its respective Equity Contribution Account.

Copler Project Finance Accounts

18.16    On and from Financial Close until the expiry of the Facility Period, the Borrower will procure that all amounts utilised under the Facility are deposited directly into the Copler Project Finance Accounts by directing payment to such account pursuant to the relevant Utilisation Request. The Borrower shall, immediately on receipt of such funds into the Copler Project Finance Accounts, transfer such amounts to the Proceeds Account.

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18.17    The Borrower may only make a repayment or prepayment of the Loans or a payment of interest in respect of the Loans by withdrawing or transferring amounts from the Copler Project Finance Accounts. The Borrower may transfer amounts from the Proceeds Account or the Debt Service Reserve Account to the Copler Project Finance Accounts for this purpose.

TRL Sales Account

18.18    The Borrower shall open the TRL Sales Account with the Onshore Account Bank.

18.19    On and from Financial Close until the expiry of the Facility Period, the Borrower will procure that all monies paid to (or to the order of) the Borrower or received by the Borrower as a result of sale of gold to the Central Bank are paid to the TRL Sales Account.

18.20    The Borrower may only withdraw amounts from the TRL Sales Account to transfer such amount to the Proceeds Account in accordance with clause 18.21 below.

18.21    The Borrower shall promptly (and in any case no later than two (2) Business Days) after receipt of monies into the TRL Sales Account, procure that the Onshore Account Bank either: (i) converts all such monies into Dollars and transfers them to the Proceeds Account denominated in Dollars, or (ii) transfers all such monies to the Proceeds Account denominated in TRL and promptly converts them into Dollars.

Reclamation Funds Account

18.22    The Borrower shall, on or prior to the date of the Amendment and Restatement Agreement (2019), open the Reclamation Funds Account with the Offshore Account Bank.

18.23    On and from the RFA Opening Date until the expiry of the Facility Period, the Borrower will ensure that, at any time, the aggregate amount of the Reclamation Deposit Funds, when combined with the total amount of Reclamation Costs covered by other arrangements (including the issue of letters of credit) which are, in each case, in form and substance satisfactory to the Majority Lenders, is at least equal to the Reclamation Funds Minimum Amount.

18.24    The Borrower may only withdraw amounts from the Reclamation Funds Account to pay for Reclamation Costs provided however, that the Borrower may withdraw Reclamation Deposit Funds for any reason and transfer such funds to the Proceeds Account if, and to the extent that, the sum of (a) the total amount of Reclamation Costs covered by other arrangements (including letters of credit then outstanding) which are, in each case, in form and substance satisfactory to the Majority Lenders, and (b) the Reclamation Deposit Funds which will not be withdrawn, exceeds the Reclamation Funds Minimum Amount.

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19    Guarantee

Guarantee and indemnity

19.1    The Guarantor has entered into this guarantee for valuable consideration from each Finance Party and acknowledges receipt of that consideration.

19.2    The Guarantor irrevocably and unconditionally:

(a)    guarantees to each Finance Party punctual performance by the Borrower of all of the Borrower’s obligations under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part;

(b)    undertakes with each Finance Party to pay upon first demand, without any defence or objection, set-off or counterclaim and without verification of the underlying legal ground, to each Finance Party or as otherwise directed by the Facility Agent, such amount which the Facility Agent claims in its demand as being due under or in connection with any Finance Document and unpaid, or which the Facility Agent claims would have been payable to any of the Finance Parties, had the guaranteed obligation not become unenforceable, invalid or illegal, and the Guarantor shall immediately on demand (even if no demand has been made on the Borrower) pay that amount as if it was the principal obligor and not merely a surety; and

(c)    agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand (even if no demand has been made on the Borrower) against any cost, loss or liability it incurs as a result of the Borrower or itself not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19 (Guarantee) if the amount claimed had been recoverable on the basis of a guarantee.

Duration of the guarantee

19.3    Save in each case that any Called-up Obligations will continue until they have been irrevocably and unconditionally paid or discharged in full, this guarantee will continue until Final Project Completion regardless of any intermediate payment or discharge in whole or in part and upon Final Project Completion the Parent shall be automatically released from this guarantee and all other obligations under this clause 19, without further action of any Parties. The Facility Agent shall execute all such confirmations and acknowledgements as the Parent may reasonably require confirming such release.

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19.4    For the purpose of clause 19.3, Called-up Obligations shall mean outstanding obligations of the Obligors under or in connection with this guarantee which relate to, and which the Parent was called upon to perform prior to Final Project Completion.

Reinstatement

19.5    Subject to clause 19.3 (Duration of the guarantee), if any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this clause 19 (Guarantee) will continue or be reinstated as if the discharge release or arrangement had not occurred.

Waiver of defences

19.6    Subject to clause 19.3 (Duration of the guarantee), the obligations of the Guarantor under this clause 19 (Guarantee) will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 19 (Guarantee) (without limitation and whether or not known to it or any Finance Party) including:

(a)    any time, waiver or consent granted to, or composition with, the Borrower or other person;

(b)    the release of the Borrower or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)    the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)    any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

(e)    any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

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(f)    any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)    any insolvency or similar proceedings.

Payment on first demand

19.7    The amounts demanded under this clause 19 (Guarantee) shall be paid immediately upon receipt of a payment demand, to the account designated by the Facility Agent in such payment demand. The payment demand shall include a statement that the amount set forth in the payment demand is an amount owed by the Borrower which has not been received by the respective Finance Party or Finance Parties when due.

Guarantor intent

19.8    Subject to clause 19.3 (Duration of the Guarantee), without prejudice to the generality of clause
19.6 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available or which might be made available from time to time under any of the Finance Documents for any purposes.

Immediate recourse

19.9    The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this clause 19 (Guarantee). This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

Appropriations

19.10    Subject to clause 19.3 (Duration of the guarantee), until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)    refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)    hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any Guarantor's liability under this clause 19 (Guarantee).

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Deferral of Guarantor’s rights

19.11    Subject to clause 19.3 (Duration of the guarantee), until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Facility Agent otherwise directs (acting on the instructions of the Majority Lenders), the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19 (Guarantee):

(a)    to be indemnified by an Obligor;

(b)    to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)    to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)    to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under clause 19.1 (Guarantee and indemnity);

(e)    to exercise any right of set-off against any Obligor; and/or

(f)    to claim or prove as a creditor of any Obligor in competition with any Finance Party.

19.12    If the Guarantor receives any benefit, payment or distribution in relation to the rights described in clause 19.11 above it will promptly pay an equal amount to the Facility Agent for application in accordance with clause 34 (Payment mechanics). Subject to clause 19.3 (Duration of the guarantee) above, this only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

Additional security

19.13    This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

20    Representations

Representations

20.1    Each Obligor represents and warrants:

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(a)    the matters set out in this clause 20 (Representations) to each Finance Party on the date of Financial Close; and

(b)    the matters set out in clauses 20.2 to 20.4 (Status) with respect to the Obligors only, 20.5 (Binding obligations) with respect to Finance Documents entered into prior to Financial Close only, 20.6 (Powers and Authority) with respect to Obligors only, 20.7 (Non-conflict) with respect to Finance Documents entered into prior to Financial Close only, 20.10 (Validity and admissibility in evidence; Authorisations), 20.12 and 20.13 (Governing law and enforcement) with respect to Finance Documents entered into prior to Financial Close only, 20.14 (Deduction of Tax), 20.15 (No filing or stamp taxes) with respect to Finance Documents entered into prior to Financial Close only, 20.19 and 20.20 (No proceedings pending or threatened), 20.21 to 20.25 (Information), 20.30 to 20.35 (Environmental and Social Matters), 20.42 (No other business), 20.43 to 20.47 (Ownership and Group Structure), 20.61 (Corrupt gifts), 20.62 (No Insolvency), 20.65 to
20.67 (No immunity), 20.71 (Compliance with laws), 20.72 (Anti-Terrorism Laws) with respect to the Obligors only, 20.73 to 20.74 (Sanctions) with respect to the Obligors only and 20.75 (Illicit Origin) to each Finance Party, on the date of this Agreement, provided that each Obligor (other than the Borrower) only represents and warrants such matters in relation to itself. For the avoidance of doubt, each Calik Shareholder only represents and warrants the matters set out in clauses 20.2 to 20.4 (Status), 20.5 (Binding obligations), 20.6 (Powers and Authority), 20.7 (Non-conflict), 20.8(a), 20.8(c) and 20.8(d) (Validity and admissibility in evidence; Authorisations), 20.12 and 20.13 (Governing law and enforcement),
20.16 (No Security Interest or Indebtedness), 20.18 (No Default), 20.19 (No proceedings pending or threatened), 20.21 to 20.25 (Information) (and only in relation to Information provided by it), 20.46 to 20.50 (Ownership and Group Structure), 20.52 and 20.53 (Security), 20.61
(Corrupt gifts), 20.62 (No Insolvency), 20.65 to 20.67 (No immunity), 20.72 (Anti-terrorism Laws), 20.73 and 20.74 (Sanctions) and 20.75 (Illicit Origin) and only does so in relation to itself and its obligations under the Transaction Documents.

Status

20.2    Each Major Project Party is duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

20.3    Each Major Project Party has the power to own its assets and carry on its business as it is currently being conducted.

20.4    No Obligor is a FATCA FFI.

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Binding obligations

20.5    Each Transaction Document constitutes legal, valid, binding and enforceable obligations of each Major Project Party, which is a party to it, subject to the Legal Reservations, and in the case of the Material Project Documents only, except to the extent that any such Material Project Document has been discharged in accordance with its terms and provided that no rights, obligations or liabilities (contingent or otherwise) of any party to it remain outstanding.

Powers and Authority

20.6    Each Major Project Party has power and authority to enter into, perform and deliver, and has taken all necessary action to authorise its entry into and performance and delivery of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those documents (including the creation of any Security Interest pursuant to the Security Documents).

Non-conflict

20.7    The entry into and performance by each Obligor of, and the transactions contemplated by, the Transaction Documents to which it is a party do not and will not conflict with:

(a)    any law or regulation applicable to each Obligor;

(b)    the constitutional documents of each Obligor; or

(c)    any agreement or instrument binding on an Obligor or any Subsidiaries of any Obligor or any assets of any Obligor or of any Subsidiaries of any Obligor, except for any such conflict which could not be reasonably expected to have a Material Adverse Effect.

Validity and admissibility in evidence; Authorisations

20.8    All:

(a)    Project Authorisations and Environmental or Social Permits required by each Obligor to enable it to lawfully enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(b)    Project Authorisations and Environmental or Social Permits required by the Borrower to develop, construct, operate and finance the Project substantially in accordance with the Development Plan and Life of Mine Plan (having regard to the Project’s then current stage of construction or operation);

(c)    Project Authorisations and Environmental or Social Permits required by each Obligor to make the Transaction Documents to which it is a party admissible in evidence in the

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jurisdiction of its incorporation and in the relevant jurisdiction in respect of that Transaction Document; and

(d)    Project Authorisations and Environmental or Social Permits required by each Obligor to ensure that the Security Interests created under each of the Security Documents has the priority and ranking contemplated by the relevant Security Document (subject to Permitted Security Interests which rank pari passu or ahead by operation of law), have been, or will by the required date have been, obtained or effected and are, or will by the required date be, in full force and effect.
20.9    The Borrower is not aware of:

(a)    any steps taken to surrender, suspend, cancel, revoke, vary, challenge or annul any Project Authorisation or Environmental or Social Permit;

(b)    any circumstances whereby a Project Authorisation or Environmental or Social Permit will not be obtained, effected or in full force and effect by the time it is required to implement the Project; or

(c)    any circumstances which may lead to a condition or requirement being imposed on a Project Authorisation or Environmental or Social Permit that the Borrower does not reasonably expect to be able to satisfy, in each case which has not been disclosed to the Facility Agent.

20.10    The Borrower holds valid Mining Licences and has good and valid title to them.

20.11    The Borrower disclosed all material facts and information to all relevant public authorities, including but not limited to the General Directorate of Mining Affairs, the Ministry of Energy and Natural Resources, the Ministry of Forestry and Water Affairs and/or its relevant directorates, and the Ministry of Environment and Urbanization and/or its relevant directorates, in relation to the application for the Mining Licence and the Borrower has made no misleading or incorrect statement or representation to any relevant public authority which has not been corrected prior to the Mining Licence being issued by the General Directorate of Mining Affairs, the Ministry of Energy and Natural Resources.

Governing law and enforcement

20.12    Subject to the Legal Reservations, the choice of English, Turkish, Luxembourg law or any law expressed to govern a Transaction Document (as the case may be), as the governing law of the Transaction Documents will be recognised and enforced in each Obligor's Relevant Jurisdiction.

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20.13    Subject to the Legal Reservations, any judgment obtained in England, in Turkey or in Luxembourg (or in any other relevant jurisdiction whose law is expressed to govern a Transaction Document) in relation to a Transaction Document will be recognised and enforced in each Obligor's Relevant Jurisdiction.

Deduction of Tax

20.14    Neither the Borrower nor, prior to Final Project Completion, the Parent is required under any applicable law or regulation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

No filing or stamp taxes

20.15    Other than any filings, notifications and registrations to be made and/or registration fees to be paid in relation to the execution of relevant Finance Documents, including without limitation
(i) registration of the Borrower Share Pledge into the Borrower's share ledger, (ii) registration of the mortgages over the Project Assets (including mine mortgages with the competent registry offices and/or the General Directorate of Mining Affairs as the case may be) and (iii) the notarisation of the relevant commercial enterprise pledge agreement and the registration of the commercial enterprise pledge granted by the Borrower with the competent trade registry office which shall be made or paid promptly after the date of the relevant Finance Document, it is not necessary or advisable that this Agreement or any other Transaction Document be filed, recorded or enrolled with any court, public office or other authority in any jurisdiction or that any stamp, documentary, registration, notarial or similar Taxes or fees be paid on or in relation to this Agreement or any other Transaction Document or the transactions contemplated by the Transaction Documents.

No Security Interest or Indebtedness

20.16    Save for Permitted Security Interests, no Security Interest or Quasi-Security Interest exists over all or any of the present or future revenues or assets of the Borrower or any shares in the Borrower.

20.17    Save for Permitted Indebtedness, the Borrower has not incurred any Financial Indebtedness.

No Default

20.18    Other than as disclosed under clause 21.17 (Notification of Default), no Event of Default and (in relation to any such representation given on the date of this Agreement and the date of Financial Close only) no Default, has occurred and is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

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No proceedings pending or threatened

20.19    No litigation, arbitration or administrative proceedings of or before any court, arbitral body, agency or governmental body which, in the reasonable opinion of the Facility Agent, has a reasonable prospect of success and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started against any Obligor or, to the best of the Borrower’s knowledge and belief having made due and careful enquiry, been threatened against the Borrower or in connection with the Project.

20.20    No judgments or orders have been made against the Borrower or the Parent by any Competent Authority which might reasonably be expected to have a Material Adverse Effect.

Information

20.21    Any Information provided to the Finance Parties in connection with this Agreement and the Project is true, complete and accurate in all material respects at the time it was given or made.

20.22    There are no facts or circumstances or any other information which could make the Information provided to the Finance Parties incomplete, untrue, inaccurate or misleading (as at the time it was given, stated or made), in any material respect.

20.23    The Information provided to the Finance Parties does not (as at the time it was given, stated or made) omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

20.24    All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based (save to the extent provided by the Finance Parties or their Consultants) have been arrived at after due and careful enquiry and consideration and are reasonable as at the date they were given or made.

20.25    For the purposes of clauses 20.21 to 20.24 (Information) above, Information means any information provided by an Obligor or any of their Affiliates to the Finance Parties in connection with the Project or its financing (including, but not limited to, the Development Plan, the Financial Model and each Borrower Compliance Certificate).

Disclosure of project terms

20.26    Each Material Project Document:

(a)    is in full force and effect; and

(b)    is enforceable against each Major Project Party thereto (and by such Major Project Party against all other parties thereto) in accordance with its terms (subject to the Legal Reservations) except to the extent that such Material Project Document has been

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discharged in accordance with its terms and provided that no rights, obligations or liabilities (contingent or otherwise) of any party to it remain outstanding.

20.27    The originals, copies or certified copies (as applicable) of the Transaction Documents, the Project Authorisations and Environmental or Social Permits provided by the Borrower to the Facility Agent pursuant to clause 4.1 (Initial conditions precedent) are true, complete and up to date.

20.28    The Borrower has not entered into any agreement to share its income or profits with a third party.

20.29    Other than any disputes notified to the Facility Agent in accordance with this Agreement there is no material dispute in connection with any Material Project Document to which the Borrower is a party.

Environmental and Social Matters

20.30    The Borrower has conducted an Environmental and Social Assessment which addresses the relevant environmental and social risks and impacts of the Project. Copies of all of the Assessment Documentation have been provided to the Facility Agent.

20.31    The Environmental and Social Assessment has addressed and evaluated the potential risks related to, and compliance by the Borrower with all Environmental and Social Standards.

20.32    A summary of the EIA accessible and available online on the webpage of the Ministry of Environment and Urbanization (http://eced.csb.gov.tr/ced/jsp/ek1/2864) or on an alternative webpage as notified by the Borrower to the Facility Agent from time to time.

20.33    All assets (including underlying groundwater) owned, operated, leased, licensed or utilised by the Borrower (including any and all Project Assets) have been, and continue to be, owned, operated, leased, licensed or utilised by the Borrower or any other relevant person, in Material Environmental Compliance with the ESMP and in compliance with all Environmental and Social Standards and Environmental or Social Permits.

20.34    Other than as previously disclosed in writing to the Facility Agent (as to which, the Borrower represents and warrants the same has no reasonable prospect of success), there have been no past, and there are no outstanding, pending or threatened Environmental or Social Claims against or in connection with the Project or any assets of the Borrower (including the Project Assets) which will, or could reasonably be expected, to result in Material Environmental Liabilities, and no facts or circumstances exist which are likely to give rise to any such Environmental or Social Claim.

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20.35    There has not been any leakage, spillage, release or emission of Environmental Contaminants at or from the Borrower’s facilities or the Project Assets which either:

(a)    contravenes any applicable Environmental Law, Social Law or any Environmental or Social Permit and which has not been rectified or remedied in accordance with Environmental and Social Standards; or

(b)    will or could reasonably be expected to result in Material Environmental Liabilities.

Ownership and use of assets

20.36    The Borrower has acquired or has acquired the use of (or will acquire or acquire the use of by the date they are required in relation to the Project) all Project Assets and all Mining Rights, and has obtained (or will obtain by the date they are required in relation to the Project) such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps and ancillary facilities which are or will be required in connection with the development of the Project substantially in accordance with the Development Plan and the Life of Mine Plan.

20.37    All such Project Assets, Mining Rights and other rights are (or once acquired in accordance with clause 20.36 (Ownership and use of assets) above will be) sufficient in scope and substance for the development of the Project substantially in accordance with the Development Plan and the Life of Mine Plan.

20.38    The Borrower has good, valid and marketable title to, or valid leases or licences of, all of the assets it owns or purports to own and necessary to carry on its business as presently conducted, free and clear of all Security Interests (including infringement claims with respect to patents, trademarks, copyrights and similar intellectual property rights) except Permitted Security Interests.

20.39    The Borrower has complied in all material respects with all contractual obligations relating to any Project Asset leased, operated, licensed or used by it and all instruments pursuant to which it is entitled to lease, operate, license or use any such Project Assets are in full force and effect.

20.40    No claims or other assertions of rights (other than those contractual rights expressly provided for in the Material Project Documents) have been made, are pending, or, to the best of the Borrower’s knowledge and belief having made due and careful enquiry, are likely to be made, in relation to the Project Assets (including land), which in the reasonable opinion of the Facility Agent have a reasonable prospect of success and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

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20.41    The Borrower has or will have at the time they are required for the Project, good, valid and marketable title to, or valid leases or licenses of, and all appropriate Project Authorisations to use, the assets necessary for it to be able to operate the Project in accordance with Good Industry Practice and in a manner that is consistent in all material respects with the requirements of, and projections contained in, the Development Plan and Life of Mine Plan.

No other business

20.42    Except as expressly contemplated by the Transaction Documents, the Borrower has not undertaken any trading activity or business since the date of its incorporation, other than in connection with the implementation and conduct of the Project and exploration pursuant to the Non-Project Licences.

Ownership and Group structure

20.43    The Borrower has no Subsidiaries other than as permitted by this Agreement.

20.44    The Parent indirectly holds 100% of the shares in AGM.

20.45    AGM holds the shares representing eighty per cent (80%) of the share capital of the Borrower and eighty per cent (80%) of the existing voting rights exercisable at a general assembly meeting (Tr. genel kurul) of the Borrower.

20.46    The Calik Group holds, in aggregate, the shares representing twenty per cent (20%) of the share of the Borrower and twenty per cent (20%) of the existing voting rights exercisable at a general assembly meeting (Tr. genel kurul) of the Borrower.

20.47    The Shareholders, in aggregate, hold the shares representing one hundred per cent (100%) of the share capital of in the Borrower.

20.48    The shares of the Borrower are fully paid.

20.49    No person has any right to call for the issue or transfer of any share capital or loan stock in the Borrower other than in accordance with the Finance Documents.

20.50    The Group Structure Chart is complete and accurate in all respects and shows each Group Member, including current name, company registration number, details of all shareholders (except in relation to the Parent) and the jurisdiction of incorporation.

Pari passu ranking

20.51    The Borrower’s and the Parent’s payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured and unsubordinated payment

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obligations, except for obligations mandatorily preferred by law applying to companies generally.

Security

20.52    Subject to the Legal Reservations, the security created by the Security Documents constitutes legal, valid and enforceable security and ranks as a first priority security interest over the assets described in the relevant Security Document and those assets are not subject to any prior or pari passu security (other than Permitted Security Interests which rank pari passu or ahead by operation of law).

20.53    Subject to any filings, registration or notice requirements which are to be carried out in accordance with clause 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent) and clause 23.19 (After acquired assets), all actions and documents required to perfect the security created by the Security Documents have been duly performed, executed and delivered and, subject to the Legal Reservations, and the security created by the Security Documents constitutes perfected security on all the assets described in the Security Documents as being charged thereby.

Taxes

20.54    The Borrower has:

(a)    filed all tax returns, reports and supporting information required to be filed by it; and

(b)    paid or discharged all Taxes and governmental charges due and payable by it on or before the due date except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with Applicable Accounting Standards and, to the extent that any Taxes are not due and payable, the Borrower has provided adequate reserves for the payment of those Taxes in accordance with Applicable Accounting Standards.

Development Plan, Integrated Environmental and Social Management Plan, Technical Report and Environmental Report
20.55    The Development Plan contains summary descriptions of the Project Assets and the development and operation of the Project as proposed to be conducted during the Project Period.

20.56    The ESMP contains summary descriptions of the environmental aspects of the Project Assets and the development and operation of the Project as now conducted and as proposed to be conducted throughout the Project Period.

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20.57    The factual information provided by, or on behalf of, the Parent and the Borrower to the Independent Technical Consultant in connection with the preparation of the Technical Report and the Environmental Report (as applicable) is true and accurate as at the date furnished to the Independent Technical Consultant in all material respects and does not omit to state any information or fact the omission of which might render such provided information misleading in any respect.

Insurance

20.58    The insurance contracts required to be obtained by the Borrower in accordance with this Agreement have been obtained and maintained and are in full force and effect, and those Insurances have not been materially amended or modified.

20.59    The Borrower has not done, or omitted to do anything, and no event or circumstance has occurred, which has made, or could make, any Insurances void, voidable or subject to any material restriction or limitation.

20.60    The Borrower has not received any notification from its Insurers that the relevant Insurer’s liability under or in connection with the Material Insurances (other than local Turkish Insurance policies) has been reduced or avoided, and no Insurer under or in connection with any Material Insurance (other than an Insurer under any local Turkish Insurance policies) has had its rating reduced below A- by Standard & Poor’s (“S&P”) or an equivalent rating from another nationally recognised rating service without a replacement Insurance being placed with a replacement Insurer which has the required rating within five (5) Business Days of the relevant Insurer being downgraded.

Corrupt gifts

20.61    Neither the Borrower, the Shareholders nor the Parent has committed a Corrupt Act.

No Insolvency

20.62    No corporate action, legal proceedings or other procedures or steps have been taken or are threatened against any Obligor for its bankruptcy, winding-up, dissolution, administration or re- organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, manager, bankruptcy trustee or similar officer of it or of any or all of its assets or revenues.

Material Project Documents

20.63    The Borrower is not in breach of any of its material obligations under Material Project Documents to which it is a party.

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20.64    No party to any Material Project Document (other than the Borrower) is (so far as the Borrower is aware having made due and reasonable enquiries) in breach of the material terms of any Material Project Document to which it is a party.

No immunity

20.65    Each Obligor is subject to civil and commercial law with respect to its obligations under each of the Finance Documents to which it is a party.

20.66    The entry into and performance of the Finance Documents to which it is a party by each Obligor constitute private and commercial acts (rather than governmental or public acts).

20.67    No Obligor nor any of its assets will be entitled to claim any right of immunity from set-off, suit, execution, attachment or other legal process in respect of its obligations under the Finance Documents.

Project Accounts

20.68    The Borrower does not hold any bank accounts other than:

(a)    the Project Accounts; and

(b)    such other accounts held with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

Financial statements

20.69    The Initial Financial Statements:

(a)    were prepared in accordance with Applicable Accounting Standards;

(b)    in the case of the audited financial statements, were audited by the relevant Obligor's auditors; and

(c)    (in the case of audited financial statements) present fairly in all material respects each Obligor's financial condition as at the date on which they were drawn up and the results of their operations (consolidated in the case of the Parent) for the period ending on that date in conformity with the relevant legislation and Applicable Accounting Standards, applied on a consistent basis.

20.70    There has been no material adverse change in either of the Borrower’s or the Parent’s business or financial condition (or the business or consolidated financial condition of the Group in the case of the Parent) since the date on which the Initial Financial Statements were drawn up.

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Compliance with laws

20.71    Each of the Borrower and, prior to Final Project Completion, the Parent are in compliance in all material respects with all laws and regulations to which they are subject and to which the Project is bound.

Anti-Terrorism Laws

20.72    No Major Project Party (nor, after Final Project Completion, the Parent):

(a)    is named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC or any list of persons issued by OFAC pursuant to Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as in effect from time to time, or any similar list issued by OFAC (collectively, the OFAC Lists) or on any other relevant list of blocked persons in connection with terrorism;

(b)    is a person determined by the Secretary of the Treasury of the United States to be owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in the OFAC Lists or on any other relevant list of blocked persons in connection with terrorism;

(c)    is subject to any Sanctions imposed pursuant to any regulation relating to terrorism; or

(d)    has conducted business with or engaged in any transaction with any person identified in clauses 20.72(a), 20.72(b) or 20.72(c) above.

Sanctions

20.73    Neither the Borrower, nor any Shareholder nor the Parent:

(a)    is using or will use the proceeds of the Facility in any manner that would result in a violation of Sanctions including for the purpose of financing or making funds available directly or indirectly to any person or entity which is a Sanctioned Entity; or

(b)    is contributing or will contribute or otherwise make available the proceeds of the Facility to any other person or entity for the purpose of financing the activities of any person or entity which is a Sanctioned Entity, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

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20.74    No Major Project Party (nor, after Final Project Completion, the Parent) nor any member of the Group nor any member of the Calik Group:

(a)    (nor, to the its knowledge, any director, officer, agent, employee or Affiliate) is a Sanctioned Entity; or

(b)    has been or is targeted under any Sanctions or has violated or is violating any applicable Sanctions.

Illicit Origin

20.75    No funds invested in the shares in the Borrower or any Shareholder by way of shareholder contributions or otherwise are of Illicit Origin.

Intellectual Property

20.76    The Borrower owns and possesses or has acquired the right to use (or will on or prior to the date on which such rights are necessary for the development and operation of the Project in accordance with the Development Plan and the Life of Mine Plan, own and possess or have acquired the right to use) all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights necessary, in accordance with the nature of the industry in which it operates, for the development and operation of the Project substantially in accordance with the Development Plan and the Life of Mine Plan.

Labour matters

20.77    No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against the Borrower which have or are reasonably likely to have a Material Adverse Effect.

Repetition

20.78    The Repeating Representations are deemed to be made by each of the Borrower and the Parent by reference to the facts and circumstances then existing on each Utilisation Date, each Hedging Transaction Date, the date of Project Completion, the date of Final Project Completion, and upon issue of each Borrower Compliance Certificate pursuant to clause 21.19 (Borrower Compliance Certificates) (or if no Borrower Compliance Certificate is issued as required, on the applicable Calculation Date) provided, however, that the Parent will not make any new representations or warranties pursuant to the terms of this clause 20.78 (Repetition) at any time following Final Project Completion.

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20.79    Any representation with respect to a future matter made prior to Final Project Completion by the Parent shall cease to have any force or effect on and from Final Project Completion.

21    Information undertakings

21.1    Unless otherwise specified, the undertakings in this clause 21 (Information undertakings) remain in force throughout the Facility Period, provided that the Parent will not be under any further obligation under this clause 21 (Information undertakings) at any time following Final Project Completion.

Construction Report

21.2    The Borrower shall prepare and deliver to the Facility Agent, the Technical Agent and the Independent Technical Consultant a Construction Report on a monthly basis on and from Financial Close up to and including Project Completion. Each Construction Report shall be delivered by the Borrower as soon as practicable and, in any event, within fifteen (15) Business Days of the end of each Month.

21.3    The Borrower shall ensure that each Construction Report is in the form approved by the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent) and, to the extent required by the Facility Agent from time to time, contains or encloses the following details:

(a)    actual expenditure for the relevant Month and a comparison of that expenditure against the corresponding figures in the Construction Budget;

(b)    total actual expenditure since the date of this Agreement and a comparison of that expenditure against the corresponding figures in the Construction Budget and explanations as to material deviations;

(c)    actual progress on construction for the relevant Month and a comparison of that progress against the anticipated program;

(d)    total actual progress on construction since the date of this Agreement and a comparison of that progress against the anticipated program and explanations as to material deviations;

(e)    details of any actual or forecast Cost Overrun;

(f)    for the following twelve (12) Months, forecast expenditure for each of those Months together with a comparison of that forecast expenditure against the corresponding figures in the Construction Budget and explanations as to material deviations;

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(g)    the Borrower's opinion as to whether Project Completion is likely to be achieved by the Projected Completion Date and, if the Borrower thinks that date is not achievable, the Borrower's best estimate of when Project Completion will be achieved (together with reasons for that estimate);

(h)    any material change, damage to or destruction of any material Project Asset;

(i)    any material delay to the works or any extensions of time granted by the Borrower to any party carrying out construction related activities under any Material Project Document;

(j)    copies of any material certificates and reports provided to any Obligor under the Material Project Documents;

(k)    details of any Delay Liquidated Damages which have been paid to or received by the Borrower under the Material Project Documents; and

(l)    any other or additional information that the Facility Agent might reasonably request the Borrower to provide in relation to the construction of the Project.

Operating Report

21.4    The Borrower shall prepare and deliver to the Facility Agent, the Technical Agent and the Independent Technical Consultant an Operating Report on a monthly basis (or, if such reports are produced by the Borrower on a less frequent basis, as and when they are prepared but no less than Quarterly) on and from Financial Close until the end of the Facility Period. Each Operating Report shall be delivered by the Borrower as soon as practicable and, in any event, within fifteen (15) Business Days of the end of each Month (or at least within forty five (45) days of the end of the Quarter to which the Operating Report relates if provided Quarterly).

21.5    The Borrower will ensure that each Operating Report is in the form approved by the Facility Agent pursuant to clauses 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent) and, to the extent required by the Facility Agent from time to time, contains or encloses the following details:

(a)    the actual performance and production of the Project (including actual Project Production) for the relevant Month(s) and a comparison of that performance and production against the corresponding figure in the Operating Budget;

(b)    the total actual performance and production of the Project (including actual Project Production) for the calendar year to date and a comparison of that performance and production against the corresponding figure in the Operating Budget and explanations as to material deviations;

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(c)    actual expenditure for the relevant Month(s) and a comparison of that expenditure against the corresponding figures in the Operating Budget and explanations as to material deviations;

(d)    total actual expenditure for the calendar year to date and a comparison of that expenditure against the corresponding figures in the Operating Budget and explanations as to material deviations;

(e)    details of any unscheduled stoppage or disruption to mining or production at the Project which lasts for more than ten (10) consecutive days;

(f)    details of any election by the Central Bank during that month to exercise its pre-emption right to purchase gold bullion, including the amount of gold bullion purchased and the purchase price paid for such gold bullion;

(g)    cash balances of each of the Project Accounts (except the Distribution Account) as at the first day and the last day of the relevant Month(s); and

(h)    any other or additional information that the Facility Agent might reasonably request the Borrower to provide in relation to the operation of the Project.

Environmental and Social Monitoring Report

21.6    The Borrower shall promptly provide such documents, evidence or other information as are reasonably requested by the Independent Technical Consultant, including on and from Financial Close, as soon as it becomes available and in any event within 120 days after the end of each of its financial years, the Sustainability Report for that financial year, to conduct the Independent Review, assist it to produce an Environmental and Social Monitoring Report in relation to Environmental and Social Matters, and verify the information relating to compliance with Environmental and Social Standards and the Environmental and Social Deliverables. In addition, prior to Project Completion or upon the occurrence of an event or circumstance which constitutes Material Environmental Non-Compliance or any Material Environmental Breach, and notwithstanding clause 25.23 (Books and records and access to Site), the Borrower shall give such access to the Site and the Project Assets as is reasonably required by the Independent Technical Consultant (which shall be no less than one visit in each half year prior to Project Completion) to conduct the Independent Review and to produce an Environmental and Social Monitoring Report. The Independent Technical Consultant shall supply to the Facility Agent, in sufficient copies for all the Lenders such Environmental and Social Monitoring Reports:

(a)    prior to Project Completion, within forty-five (45) days of each half year period provided that such report relating to the half year period ending 30 June 2019 shall be supplied by 30 September 2019;

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(b)    upon the occurrence of an event or circumstance which constitutes Material Environmental Non-Compliance or any Material Environmental Breach, within forty-five
(45) days of such event or circumstance; and

(c)    in any other circumstances after Project Completion, within 150 days after the end of each of its financial years.

21.7    Such Environmental and Social Monitoring Reports by the Independent Technical Consultant shall be in form and substance satisfactory to the Facility Agent and shall, inter alia, set out in detail:

(a)    Environmental and Social Matters relevant to the Project;

(b)    all of the actions and activities undertaken by or on behalf of the Borrower pursuant to the ESMP during the period to which the Environmental and Social Monitoring Reports relates; and

(c)    any non-compliance with any Environmental and Social Standard and any Environmental and Social Permits, the Environmental Impact Assessment and the Environmental and Social Impact Assessment, together with details of the actions which the Borrower has taken, is taking or intends to take in order to rectify such non-compliance.

21.8    The Borrower shall publicly report GHG emission levels (combined Scope 1 Emissions and Scope 2 Emissions) during the operational phase of the Project if such emissions exceed 100,000 tonnes of CO2 annually, as required by the Equator Principles.

Financial statements

21.9    On and from Financial Close, the Borrower shall supply to the Facility Agent:

(a)    as soon as they become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, the audited financial statements of the Borrower, and until Final Project Completion only, the consolidated audited financial statements, together with the related management discussion and analysis, of the Parent for that financial year; and

(b)    as soon as they become available, but in any event within forty five (45) days after each Quarter Date, the quarterly interim financial statements of the Borrower and until Final Project Completion only, the quarterly consolidated interim financial statements of the Parent for the Quarter ending on that Quarter Date.

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21.10    The Borrower shall procure that on and from Final Project Completion the Lenders receive SEDAR notifications that financial statements and related management discussion and analysis of the Parent have been made available on SEDAR.

Requirements as to Financial statements

21.11    Each set of financial statements delivered by the Borrower pursuant to clause 21.9 (Financial statements) shall be certified by an authorised signatory of the relevant Obligor as complying with the requirements in clause 21.14 below.

21.12    Each of the Borrower and the Parent shall ensure that the financial statements delivered under clause 21.9 (Financial statements) in relation to it are:

(a)    prepared in accordance with Applicable Accounting Standards;

(b)    present fairly in all material respects its financial condition as at the date to which they were drawn up and the results of its operation for the period ending on that date in conformity with relevant legislation and Applicable Accounting Standards; and

(c)    in the case of the annual audited financial statements, are not the subject of any qualifications in the corresponding auditor's opinion.

21.13    On and from Financial Close, each of the Borrower and the Parent shall maintain as its auditors an internationally recognised firm of accountants acceptable to the Facility Agent (acting reasonably).

21.14    The Borrower shall procure that each set of financial statements delivered pursuant to clause
21.9 (Financial statements) is prepared using accounting practices and financial reference periods consistent with those applied in the preparation of the Initial Financial Statements for itself or the Parent (as applicable) unless, in relation to any set of financial statements, it notifies the Facility Agent that there has been a change in Applicable Accounting Standards, the accounting practices or reference periods and it, or its auditors, delivers to the Facility Agent:

(a)    a description of any change necessary for those financial statements to reflect the Applicable Accounting Standards, accounting practices and reference periods upon which its or the Parent’s (as applicable) Initial Financial Statements were prepared; and

(b)    sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Finance Parties to determine whether clause 22 (Financial and Reserve Undertakings) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and its or the Parent’s (as applicable) Initial Financial Statements.

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21.15    Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Initial Financial Statements were prepared.

Hedging Report

21.16    Provided there are any Hedging Transactions in place, on and from the date a Hedging Agreement (or any hedging agreement or hedging transaction with a third party) is entered into, the Borrower shall supply to the Facility Agent:

(a)    prior to Project Completion, no later than fifteen (15) Business Days following the end of each Quarter, a report in respect of that Quarter detailing:

(i)    the Hedging Transactions entered into pursuant to each Hedging Agreement (and any hedging transactions entered into with persons other than the Hedge Providers) and the Borrower’s exposure under such transactions; and

(ii)    any breach of the Hedging Strategy together with details of the applicable over- hedging including what such over-hedging relates to, what Hedging Transactions are outstanding with the Hedge Providers (and any third party hedge providers, if there are any), and any other details the Facility Agent requires in order to issue a notice contemplated under clause 10.2 (Close out of Hedging Agreements) of the Intercreditor Deed; and

(b)    promptly upon becoming aware of any breach of the Hedging Strategy, a notice of such breach together with details of the applicable over-hedging including what such over- hedging relates to, what Hedging Transactions are outstanding with the Hedge Providers (and any third party hedge providers, if there are any), and any other details the Facility Agent requires in order to issue a notice contemplated under clause 10.2 (Close out of Hedging Agreements) of the Intercreditor Deed.

Notification of Default and Change of Control

21.17    Each of the Borrower and the Parent shall notify the Facility Agent (i) of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and (ii) on and from Financial Close, promptly on becoming aware that a Change of Control is reasonably likely to occur, of such Change of Control or events or circumstances which are reasonably likely to constitute a Change of Control (unless a notification has already been provided by another Obligor).

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Shareholder and creditor documents

21.18    On and from Financial Close the Borrower shall supply to the Facility Agent all material documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally or to any stock exchange or (subject to any conflicting duty of confidentiality imposed by any regulations) any other regulatory body at the same time that they are dispatched, in each case to the extent such documents are not otherwise available on SEDAR.

Borrower Compliance Certificates

21.19    The Borrower shall supply to the Facility Agent together with the financial statements provided to the Facility Agent pursuant to clause 21.9(b) (Financial statements) but in any event by no later than within forty five (45) days after each Calculation Date (or, where the Calculation Date is an Unscheduled Calculation Date, on such Unscheduled Calculation Date) a Borrower Compliance Certificate calculated as of such date, indicating, inter alia, compliance on the relevant Calculation Date with each of the ratios set forth in clause 22.1 (Financial undertakings
- Borrower).

21.20    With each Borrower Compliance Certificate delivered in accordance with clause 21.19 above, the Borrower will deliver such information concerning the calculations and assumptions used by the Borrower in preparing such Borrower Compliance Certificate as the Technical Agent may require (acting reasonably), including such information set out in the pro forma Borrower Compliance Certificate in Part 1 of Schedule 5 (Form of Borrower Compliance Certificate).

21.21    The Borrower shall prepare each Borrower Compliance Certificate in such a manner so as to ensure that:

(a)    the Borrower Compliance Certificate is prepared using the Financial Model and is based on the Assumptions determined in accordance with clauses 17.4 to 17.11 (The Financial Model);

(b)    the Borrower Compliance Certificate accounts for income and expenditure on a cash basis;

(c)    the Borrower Compliance Certificate calculates tax payments on the basis of legislation and practice in force at the time of preparation of the Borrower Compliance Certificate; and

(d)    the Borrower Compliance Certificate takes into account the terms of the Transaction Documents in preparing estimates of income and expenditure.

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Cost to Complete Shortfall

21.22    Unless a Cost to Complete Certificate has been provided to the Facility Agent pursuant to clause 4.1 (Initial conditions precedent) within the last forty five (45) days, on and from Financial Close until Project Completion the Borrower shall, together with the financial statements provided to the Facility Agent pursuant to clause 21.9 (Financial statements) but in any event by no later than no later than forty five (45) days following each Quarter Date, provide the Technical Agent and the Facility Agent with a Cost to Complete Certificate certifying whether a Cost to Complete Shortfall exists (and, if so, the amount of the Cost to Complete Shortfall) together with supporting calculations undertaken by the Borrower to enable the Technical Agent to verify the accuracy of such certificate.

Environmental and Social Matters

21.23    The Borrower shall promptly provide to the Facility Agent:

(a)    details of any non-compliance with applicable Environmental and Social Standards or any Environmental or Social Permit of which it is aware (having made due and reasonable enquiries from time to time);

(b)    details of any suspension, revocation, cancellation, annulment or material amendment of any Environmental or Social Permit;

(c)    details of any Material Environmental Breach of any Environmental or Social Permit;

(d)    details of any event resulting in the release or discovery of any material Environmental Contaminant on the Site;

(e)    details of any material community or worker-related protest affecting the Project or which could reasonably be expected to result in national or international media attention;

(f)    a Corrective Action Plan, if requested by the Facility Agent, in response to any of the events or circumstances described in clauses 21.23(a) to 21.23(e)above.

Miscellaneous information

21.24    On and from Financial Close, the Borrower shall supply to the Facility Agent:

(a)    details of any material litigation, arbitration, regulatory or administrative proceedings (including any Environmental or Social Claim) which are current, pending or (to its knowledge) threatened against or involving:

(i)    the Borrower or the Project; and

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(ii)    any other Major Project Party in connection with the Project or its performance of the Material Project Documents,

including any such proceedings which are reasonably likely to result in:

(A)    a liability exceeding one million Dollars (US$1,000,000) (other than in relation to a claim for workers’ compensation or other labour or employment claim);

(B)    a material delay to Project Completion;

(C)    a material delay to Final Project Completion; or

(D)    a Material Adverse Effect;

(b)    details of any Environmental and Social Incident and Environmental and Social Accident, including the nature of the Environmental and Social Incident and Environmental and Social Accident, the on-site and off-site impacts of such Environmental and Social Incident and Environmental and Social Accident and the actions the Borrower is taking or proposes to take in order to address such impacts;

(c)    a copy of any notice or communication received by it from any regulatory body, court, organisation or other person prohibiting, suspending, varying or requiring the halting of all or any part of any material activity or process carried out in respect of the Project;

(d)    details of any material breach by any party, frustration, rescission, repudiation, termination or cancellation of, or material disputes under, any Transaction Document together with details of any proposed action it proposes to take in relation to the same;

(e)    a copy of any notice received or given by any Obligor purporting or threatening default or, the rescission, repudiation, termination or cancellation of any of the Transaction Documents together with details of any proposed action it proposes to take in relation to the same;

(f)    details of any occurrence or circumstance (including any third party claim or liability) of which such Obligor becomes aware which is likely to have a Material Adverse Effect or prejudice the rights of the Finance Parties under the Finance Documents;

(g)    details of any damage or destruction of any Project Asset where the cost of repair or reinstatement is likely to exceed five million Dollars (US$5,000,000);

(h)    details of any suspension, revocation, cancellation, annulment or amendment of any Project Authorisation which, if substantiated, is likely to have a Material Adverse Effect or

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result in any liability for a Finance Party or prejudice the rights of the Finance Parties under the Finance Documents;

(i)    details of any breach of any Project Authorisation or any law which, if substantiated, is likely to have a Material Adverse Effect or result in any liability for a Finance Party or prejudice the rights of the Finance Parties under the Finance Documents;

(j)    details of any decision to accelerate, expand, reduce or decelerate the level of production for any Quarter at the Project other than in accordance with the Development Plan and the Life of Mine Plan;

(k)    details of any downward revision to the Mineral Reserves other than in accordance with the Life of Mine Plan;

(l)    any proposed material change in mining or processing methods at the Project;

(m)    copies of any Material Project Documents and Refining Contracts entered into after the date of this Agreement;

(n)    copies of any other material agreements entered into by, or under which material obligations are assumed by the Borrower in relation to the Project;

(o)    an annual statement of Mineral Reserves for the Project;

(p)    details of any Security Interest or Quasi-Security Interest granted by any of the Parent’s Subsidiaries (other than AGM) over any of its shareholdings by which the Parent directly or indirectly holds the shares in AGM or the Borrower;

(q)    any other information:

(i)    requested by the Facility Agent in relation to any Default which may, in the Facility Agent’s opinion, have occurred; and

(ii)    reasonably requested by the Facility Agent in respect of the financial condition, business and/or operations of an Obligor or the Project, or the compliance by the Borrower with all Environmental and Social Standards, including any information reasonably required by the Independent Technical Consultant to prepare its reports to the Finance Parties; and

(r)    details of any material changes which the Borrower is required (as a result of legal or other reasons) to make to the sales process for gold bullion set out in Schedule 14 (Gold bullion sales process), provided that, without limitation to the generality of the foregoing, a change shall be considered material for the purposes of this paragraph (r) to the extent it

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is a change (i) required by the Central Bank or (ii) which would result in an amendment to paragraph 7(c) of Schedule 14.

(s)    details of any material changes with the Borrower is required (as a result of legal or other reasons) to make to the sales process for carbon fines set out in Schedule 15 (Carbon fines sales process), provided that, without limitation to the generality of the foregoing, a change shall be considered material for the purposes of this paragraph (s) to the extent it is a change (i) required by the Central Bank or (ii) which would result in an amendment to paragraph 7(c) of Schedule 15.

21.25    The Borrower shall deliver the information contemplated by clause 21.24 above promptly upon becoming aware of the relevant matter or, as the case may be, promptly upon receipt of the relevant notice, claim or communication, or request by the Facility Agent.

Insurance information

21.26    On and from Financial Close the Borrower shall supply to the Facility Agent:

(a)    as soon as practicable upon becoming aware (having made due and reasonable enquiry) of the occurrence of the relevant event and details as to any:

(i)    material disputes with any of the Insurers in relation to any of the Insurances;

(ii)    failure to pay any insurance premium as and when required that might result in the cancellation of any Insurance;

(iii)    act or omission or of any event of which it has knowledge which may have a material impact on the cover provided under the Insurances;

(iv)    down-grading of an Insurer’s (other than a local Turkish Insurer’s) rating below A- by Standard & Poor’s (“S&P”) or an equivalent rating from another nationally recognised rating service;

(v)    failure to comply with the Borrower’s obligations under clauses 25.19 to 25.20 (Insurances), in each case stating the reasons therefor;

(vi)    notices received from any Insurer with respect to the cancellation of or proposed cancellation of any Insurance (and, in the case of the notification of such details, stating the reasons therefor); and

(vii)    claims or circumstances which are likely to give rise to a claim in relation to the Insurances in excess of three million Dollars (US$3,000,000);

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(b)    promptly and in any event no later than sixty (60) days prior to any such changes becoming effective, details of any material changes which are proposed to be made to the terms of the Insurances and which, if effected, would result in any material reduction in limits or coverage (including those resulting from extensions) or in any increase in deductibles, exclusions or exceptions or would result in termination, cancellation, suspension or expiry (in the latter case, which is not immediately followed by a renewal upon the same terms with the same Insurers) of any of the Insurances; and

(c)    upon written request by the Facility Agent in each case, certified copies of all policies, cover notes, certificates, endorsements, renewal receipts and confirmation of renewal and payment of premiums in respect of the Insurances and any other information which may be required for the Independent Insurance Consultant to prepare a report or certificate to be delivered to the Facility Agent and/or Technical Agent.

Law

21.27    On and from Financial Close the Borrower shall notify the Facility Agent promptly upon becoming aware of the amendment, repeal or replacement of any law or regulation being adopted or the passage of any new law or regulation which might reasonably be expected to have a Material Adverse Effect or prejudice the rights of the Finance Parties under the Finance Documents.

Project Closure Report

21.28    As soon as reasonably practicable and in any event on or before 31 January of each calendar year commencing after Project Completion, the Borrower shall deliver to the Facility Agent the Project Closure Report for such year.

Sufficient copies

21.29    Except as permitted in clause 37.7 (Use of websites), the Borrower, if so required by the Facility Agent, shall supply sufficient copies of each document to be supplied under the Finance Documents which is not otherwise available on SEDAR to the Facility Agent to distribute to each of the Lenders and Hedge Providers.

"Know your customer" checks

21.30    In circumstances where the necessary information is not already available to the Finance Parties, each Obligor shall promptly upon the request of the Facility Agent or any Finance Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party) or any Finance Party (for itself or on behalf of any prospective new Lender) in order for the Facility Agent, such Finance Party or any prospective new Lender to carry out and be satisfied it has complied with

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all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

21.31    Each Finance Party shall promptly upon the request of the Facility Agent or the Security Holder supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent or the Security Holder (for itself in each case) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Sanctions

21.32    Each Obligor shall, and the Borrower shall procure that (following Final Project Completion) the Parent shall, promptly upon becoming aware of the same, supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it or any member of the Group or the Calik Group with respect to Sanctions.

LBMA Certification

21.33    No later than 10 Business Days from the start of each calendar year, the Parent shall, and the Borrower shall procure that (following Final Project Completion) the Parent shall, provide an update on the LBMA certification status of the ONSA Refinery and promptly upon becoming aware of the ONSA Refinery obtaining an LBMA certification, notify the Facility Agent accordingly.

22    Financial and Reserve Undertakings

Financial and reserve undertakings

22.1    The Borrower shall ensure that:

(a)    on any relevant Calculation Date the Historic Debt Service Cover Ratio for the Calculation Period ending on that Calculation Date is no less than 1.20:1;

(b)    on any relevant Calculation Date the Forecast Debt Service Cover Ratio for the next Calculation Period and the Calculation Period ending on each subsequent Scheduled Calculation Date until the Final Scheduled Repayment Date is no less than 1.20:1;

(c)    on any relevant Calculation Date the Loan Life Cover Ratio on that Calculation Date and any future Scheduled Calculation Date until the Final Scheduled Repayment Date is no less than 1.30:1;

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(d)    at all times on and from Financial Close and on each relevant Calculation Date, the Ore Reserve Tail Ratio is at least thirty per cent (30%).

22.2    The Parent shall ensure that at all times on and from Financial Close up to and including the date of Final Project Completion its Consolidated Tangible Net Worth is no less than five hundred million Dollars ($500,000,000), and shall, no later than forty five (45) days after each Quarter Date prior to Final Project Completion, deliver a CTNW Certificate to the Facility Agent signed by an authorised signatory of the Parent, confirming its Consolidated Tangible Net Worth (with details of calculations undertaken by the Parent so as to enable the Facility Agent to verify the accuracy of the matters set out in the certificates).

Financial Testing

22.3    The financial covenants set out in clauses 22.1(a) to (d) (Financial and reserve undertakings) shall be calculated in accordance with Applicable Accounting Standards and tested by reference to the Financial Model and each Borrower Compliance Certificate delivered pursuant to clause 21.19 to 21.20 (Borrower Compliance Certificates).

23    Positive undertakings

23.1    Provided that the Parent will not be under any further obligation under this clause 23 (Positive undertakings) at any time following Final Project Completion:

(a)    unless specified otherwise in paragraph (b) below, undertakings in this clause 23 (Positive undertakings) remain in force from the date of Financial Close until the end of the Facility Period;

(b)    undertakings in clauses 23.3 (Law), 23.7 to 23.9 (Taxes and judgments), 23.11(b), 23.11(e) and 23.12 (Hedging), 23.14 (Defence of Claims and actions by the third parties),
23.15 (Corporate Existence), 23.16 to 23.18 (Ownership), and 23.21 to 23.22 (Anti- corruption) remain in force throughout the Facility Period; and

(c)    undertakings in clauses 23.23 to 23.24 (Cash balance of the Parent) remain in force until the earlier of (i) Financial Close and (ii) the date on which the Security Documents have been entered into and perfected in form and substances satisfactory to the Facility Agent.

Purpose

23.2    The Borrower shall only use the Loans for the purpose specified in clause 3.1 (Purpose).

Law

23.3    The Borrower and the Parent shall comply in all material respects with all laws and regulations to which it or the Project is subject.

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Pari passu

23.4    The Borrower and the Parent shall ensure that their respective payment obligations under this Agreement and each other Finance Document to which it is a party rank at least pari passu in right of payment with all of its present and future other unsecured indebtedness, other than any such indebtedness which is preferred by mandatory provisions of applicable law.

Property

23.5    The Borrower shall acquire (by the date it is required in relation to the Project) any Project Assets, Project Authorisations or Mining Rights, or obtain (by the date it is required in relation to the Project) such other surface and other rights as are necessary for access rights, water rights, plant sites, tailings disposal, waste dumps, ore dumps, abandoned heaps and ancillary facilities which are required in connection with the development of the Project substantially in accordance with the Development Plan or the Life of Mine Plan.

23.6    The Borrower shall maintain, preserve, protect and keep:

(a)    all of its ownership, lease, use, licence and other interests in the Project Assets (including the Mining Rights) as are necessary for it to be able to operate the Project in accordance with Good Industry Practice and in a manner that is consistent in all material respects with the requirements of, and projections contained in, the Development Plan and the Life of Mine Plan; and

(b)    all of the Project Assets owned by it in good repair, working order and condition, make necessary and proper repairs, renewals and replacements so that the Project may be properly conducted, such operation to be in accordance with Good Industry Practice unless the continued maintenance of any such Project Asset is no longer necessary or economically desirable for the operation of the Project, such operation to be in accordance with Good Industry Practice.

Taxes and judgments

23.7    The Borrower shall, at all times:

(a)    file all tax returns (including all property tax returns and other similar tax returns applicable to the Project) required to be filed by it in any jurisdiction;

(b)    promptly pay all Taxes and other governmental charges when due and payable and promptly pay and discharge any amounts payable pursuant to any judgment or order when due and payable (or within applicable grace periods permitted by law) (unless any final judgment or order for payment of such Taxes has been made) other than in respect of those Taxes which are being diligently contested by it in good faith and for which

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adequate reserves have been provided for the payment of that Tax in accordance with Applicable Accounting Standards; and

(c)    apply all Tax credits, losses, reliefs or allowances in the manner and to the extent they were taken into account in the Financial Model.

23.8    The Borrower will maintain its tax residence in Turkey and ensure that it is not resident for tax purposes in any other jurisdiction.

23.9    The Borrower will promptly notify the Facility Agent of the imposition of, or any material change in the assessment of, any tax to which it is subject.

Hedging

23.10    The Borrower shall promptly, upon entry into any Hedging Agreement, deliver to the Facility Agent an original or certified copy of that Hedging Agreement and an original or certified copy of each confirmation in relation to that Hedging Agreement.

23.11    The Borrower may enter into a Hedging Agreement, Hedging Transaction or other physically settled or cash settled derivative transaction in connection with the protection against or benefit from fluctuation in any rate or price provided that:

(a)    the Borrower enters into a Hedging Agreement or Hedging Transaction with a Lender or Affiliate of a Lender at the time of entry into the relevant Hedging Agreement or Hedging Transaction, in each case who is party to (or has acceded to) the Intercreditor Deed;

(b)    any such Hedging Agreement or Hedging Transaction does not and will not conflict with the Hedging Strategy, and the Borrower maintains such compliance with the Hedging Strategy;

(c)    the Borrower’s obligations under such Hedging Agreement or Hedging Transaction are secured by the Security Documents on a pari passu basis with the obligations owing by the Borrower under the other Finance Documents;

(d)    the Borrower’s rights under those Hedging Agreements are secured in favour of, and in a manner acceptable to, the Security Holder on a pari passu basis between the Lenders and Hedge Providers; and

(e)    each Lender will be offered on a pro rata basis an opportunity to bid (or for its Affiliates to bid, as applicable) on any such Hedging Transaction in accordance with clause 23.12.

23.12    The Borrower will give each Lender ten (10) Business Days’ prior written notice of any proposed Hedging Transaction. Each Lender (or its Affiliate) that wishes to participate on at least a pro

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rata basis in any such Hedging Transaction will provide its hedging margin quote (including all associated costs) and the maximum amount of production or supply or notional amount (as the case may be) subject to its quote, on a confidential basis to the Borrower within three (3) Business Days of receipt of such notice. The Borrower will advise each bidding Lender (or its Affiliate) of the best quote received from the other bidding Lenders (or their Affiliates) which covers the entire proposed amount to be hedged and each Lender (or its Affiliate) shall have three (3) Business Days to agree to match the quoted hedging margin (including all associated costs) by providing a notice to the Borrower within such period. All Lenders (or their Affiliates) that have agreed to enter into the proposed Hedging Transaction on such terms shall become Hedge Providers (and shall, if they have not already done so, enter into a Hedging Agreement with the Borrower). If any Lender (or any of its Affiliates) fails to respond to the Borrower within any such time periods, it will be deemed to have elected not to participate in the proposed Hedging Transaction.

Security Interest

23.13    The Borrower and the Shareholders shall maintain and preserve the Security Interests created by the Security Documents and the priority of such Security Interests, subject to the Permitted Security Interests which rank pari passu or ahead by operation of law.

Defence of Claims and actions by third parties

23.14    The Borrower and, prior to Final Project Completion, the Parent shall promptly defend any material action, claim or other proceeding made against or affecting it (including any actions, claims or proceedings by any third parties with respect to the construction, development or operation of the Project) or, if there is no effective defence to, or if it is not commercially worthwhile for it to defend such action, claim or proceeding (based on legal advice received by it), the Borrower and, prior to Final Project Completion, the Parent shall use all reasonable endeavours to minimise or mitigate the effect of such claim, action or proceeding upon the Project, the Borrower, the Parent and the Borrower’s and the Parent’s business (including settling or compromising such claim if commercially appropriate to do so).

Corporate Existence

23.15    Each Obligors shall do, or cause to be done, all things necessary to preserve and keep in full force and effect:

(a)    its corporate existence; and

(b)    its authority to conduct its business unless, in relation to a Shareholder only, its failure to preserve and keep in full force and effect its authority to conduct its business could not have a Material Adverse Effect.

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Ownership

23.16    The Shareholders shall, in aggregate, maintain at all times one hundred per cent (100%) of the direct ownership and control interest in the Borrower.

23.17    AGM shall maintain at all times eighty per cent (80%) of the direct ownership and control interest in the Borrower and eighty per cent (80%) of the existing voting rights exercisable at a general assembly meeting (Tr. genel kurul) of the Borrower.

23.18    The Calik Group shall, in aggregate, maintain at all times twenty per cent (20%) of the direct ownership and control interest in the Borrower and twenty per cent (20%) of the existing voting rights exercisable at a general assembly meeting (Tr. genel kurul) of the Borrower.

After acquired assets

23.19    The Borrower shall, upon the acquisition of any Project Assets (including the entering into of any Material Project Document or Refining Contract) or opening of any Project Account (other than the Distribution Account), in each case, in respect of which no Security Interest has effectively been granted and perfected pursuant to any Security Documents:

(i)    within thirty (30) days of the acquisition of such assets having an aggregate fair market value in excess of (A) prior to Project Completion, US$5,000,000 (or its Equivalent); and (B) on and from Project Completion, US$10,000,000 (or its Equivalent);

(ii)    upon entering into any Material Project Document or Refining Contract; or

(iii)    with respect to the acquisition of any other such assets or opening of any Project Account (other than the Distribution Account), (A) (prior to Project Completion) during a Quarter, by no later than thirty (30) days after the end of the relevant Quarter Date; and (B) (on and from Project Completion) during a calendar year, by no later than thirty (30) days after the last Quarter Date in each calendar year or any other date agreed by the Facility Agent and the Borrower:

(a)    enter into all instruments required by the Security Holder, in the form and substance satisfactory to the Security Holder, to grant to the Finance Parties a first ranking Security Interest over such newly acquired assets or newly opened Project Account (other than the Distribution Account) (other than Permitted Security Interests which rank pari passu or ahead by operation of law);

(b)    simultaneously therewith effect all relevant notarisations and registrations; and

(c)    take all other actions necessary or reasonably desirable to:

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(A)    create in favour of the Finance Parties a valid and perfected first priority Security Interest (subject to Permitted Security Interests which rank pari passu or ahead by operation of law) over all of such newly acquired assets or newly opened Project Accounts (other than the Distribution Account): and

(B)    evidence the creation of such Security Interest.

Further Assurance

23.20    Subject to clause 23.19 (After acquired assets) in respect of assets to which clause 23.19 relates, each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Holder may specify (and in such form as the Security Holder may require in favour of the Security Holder or its nominee(s)):

(a)    to create, perfect, protect or maintain the Security Interests created or intended to be created under or evidenced by the Security Documents (or other Permitted Security Interests) (which may include the execution of a mortgage, charge, assignment or other Security Interests over all or any of the assets which are, or are intended to be, the subject of the Security Documents (including an assignment of any loans to be made by a member of the Group or the Calik Group to the Borrower), or the placing or removal of any registration or financing statement) or for the exercise of any rights, powers and remedies of the Security Holder or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(b)    to confer on the Security Holder or confer on the Finance Parties Security Interests over any property and assets of the Borrower located in any jurisdiction equivalent or similar to the Security Interests intended to be conferred by or pursuant to the Security Documents; and/or

(c)    to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents.

Anti-corruption

23.21    Notwithstanding the generality of clause 23.3 (Law), each Obligor shall, and the Borrower shall procure that following Final Project Completion, the Parent shall:

(a)    comply with Corrupt Practices Laws;

(b)    not (and shall procure that none of its directors, officers, employees, agents, contractors or sub-contractors, nor any person acting on its behalf or with whom it is associated shall) commit any Corrupt Act;

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(c)    maintain in place its own policies and procedures designed to ensure compliance with this clause 23.21; and

(d)    from time to time provided that it is no more than once per year unless the Facility Agent reasonably suspects a Default has occurred, at the request of the Facility Agent confirm in writing that it has complied with its undertakings under this clause 23.21 and provide any information reasonably requested by the Facility Agent in support of that confirmation.

23.22    Each Obligor shall, and the Borrower shall procure that the Parent shall, promptly notify the Facility Agent of any breach or potential breach of clause 23.21 of which it becomes aware in relation to itself and shall co-operate with the Facility Agent and provide the Facility Agent with all information that is reasonably requested by the Facility Agent for the purpose of assessing the Finance Parties’ potential liability under Corrupt Practices Laws arising in connection with any such breach or potential breach.

Cash balance of the Parent

23.23    On and from the date on which a Hedging Agreement is entered into until the earlier of (i) Financial Close and (ii) the date on which the Security Documents have been entered into and perfected in form and substance satisfactory to the Facility Agent, the Parent or AGM shall maintain a consolidated cash balance on its accounts of at least $70,000,000 (seventy million Dollars).

23.24    The Parent shall provide the Facility Agent with evidence of its or AGM’s compliance with the undertaking in clause 23.23 on the date of each Hedging Transaction and from time to time promptly on request by the Facility Agent (which request shall not be made by the Facility Agent more than once every Month, provided that no Default is continuing).

24    Negative undertakings

24.1    Provided that the Parent will not be under any further obligation under this clause 24 at any time following Final Project Completion:

(a)    unless specified otherwise in paragraph (b) below, the undertakings in this clause 24 (Negative undertakings) remain in force from the date of Financial Close until the end of the Facility Period; and

(b)    the undertakings in clauses 24.2 (Corporate structure), 24.3 and 24.4 (Acquisitions), 24.6 (Business activities), 24.7 (Constitutional documents), 24.8 (No disposals) and 24.26 to
24.28 (Sanctions) remain in force throughout the Facility Period.

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Corporate structure

24.2    Prior to Project Completion:

(a)    the Borrower shall not enter into any amalgamation, merger, demerger or corporate reconstruction, except if otherwise permitted by this Agreement,

(b)    the Shareholders shall not enter into any amalgamation, merger, demerger or corporate reconstruction, except if otherwise permitted by this Agreement or if:

(i)    in relation to a Calik Shareholder, the transferee or resulting entity (as applicable) is another Calik Shareholder or a Calik Group Member, subject always to clause
23.18 (Ownership), or, in relation to AGM, the transferee or resulting entity (as applicable) is a Group Member;

(ii)    the relevant Shareholder and the transferee or resulting entity (as applicable) prior to or simultaneously with the transfer, do all such acts and execute all such documents as the Security Holder may specify, which shall be in form and substance satisfactory to the Security Holder, to:

(A)    ensure that any transferred shares and associated rights remain subject to the Borrower Share Pledge (or a new share pledge in favour of the Security Holder) and the Security Interest over such shares and rights is perfected (including endorsement of the relevant share certificates in the transferee’s or resulting entity’s name (as applicable), and updating the share ledger to reflect the new shareholding);

(B)    accede to the relevant Finance Documents including this Agreement and the Intercreditor Deed, in all relevant capacities as determined by the Security Holder; and

(C)    if required by the Security Holder, assign to the Security Holder any loans made by a member of the Calik Group or the Group to the Borrower; and

(iii)    the Facility Agent has confirmed that all the Lenders have completed their respective ‘know your customer’ checks; and

(c)    the Parent shall not enter into any amalgamation, merger, demerger or corporate reconstruction with a Sanctioned Entity or in relation to an asset situated in a Sanctioned Country.

24.2A Following Project Completion:

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(a)    the Borrower shall not enter into any amalgamation, merger, demerger or corporate reconstruction, except if otherwise permitted by this Agreement; and

(b)    the Borrower and the Parent shall ensure that, if AGM enters into any amalgamation, merger, demerger or corporate reconstruction, the Borrower Share Pledge remains in full force and effect as a first-ranking security in favour of the Security Holder or any transferee of the shares in the Borrower or any resulting entity (as applicable) and shall prior to or simultaneously with the transfer, do all such acts and execute all such documents as the Security Holder may specify, which shall be in form and substance satisfactory to the Security Holder, to:

(i)    ensure that any transferred shares in the Borrower and associated rights remain subject to the Borrower Share Pledge (or a new share pledge in favour of the Security Holder) and the Security Interest over such shares and rights is perfected (including endorsement of the relevant share certificates in the transferee’s or resulting entity’s name (as applicable), and updating the share ledger to reflect the new shareholding);

(ii)    accede to the relevant Finance Documents including this Agreement and the Intercreditor Deed, in all relevant capacities as determined by the Security Holder; and

(iii)    if required by the Security Holder, assign to the Security Holder any loans made by it to the Borrower.

24.2B Clause 24.2A (Following Project Completion) shall not apply to the Kartaltepe Merger.

Acquisitions

24.3    Except as provided in clause 24.4 below, the Borrower shall not:

(a)    purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein), in, or incorporate, any other company or agree to do any of the foregoing; or

(b)    purchase or otherwise acquire any assets (other than in the ordinary course of trade and in accordance with the Financial Model) or revenues or (without limitation to any of the foregoing) acquire any business or interest therein or form or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

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24.4    Clause 24.3 (Acquisitions) above shall not apply to:

(a)    Permitted Investments;

(b)    an acquisition of any business or interest or the forming or entering into any partnership, consortium, joint venture or other arrangement that is otherwise permitted by this Agreement;

(c)    an acquisition of any asset, business or interest or the forming or entering into any partnership, consortium, joint venture or other arrangement after Final Project Completion, provided that:

(i)    such acquisition or transaction is funded by way of Additional Equity Contributions or funds which have been, or are in accordance with the Finance Documents entitled to be, transferred to the Distribution Account;

(ii)    such acquisition is not made in relation to an asset in or connected with a Sanctioned Country or Sanctioned Entity;

(iii)    such acquisition could not result in the requirements of clause 22 (Financial and reserve undertakings) not being satisfied;

(iv)    the Borrower would be in Material Environmental Compliance with all Environmental and Social Standards pursuant to this Agreement in relation to such acquisition if such acquisition were part of the Project;

(v)    such acquisition or transaction could not be expected to prejudice the rights of the Finance Parties under the Finance Documents or have an adverse effect on the projected Revenues of the Borrower or its ability to repay the Lenders pursuant to the Finance Documents; and

(vi)    the terms of such acquisition or transaction are not otherwise contrary to the terms of the Finance Documents; and

(d)    any such action by the Borrower for the proper implementation of the Project in accordance with and to the extent contemplated in the then current Financial Model,

in each case unless such Permitted Investment or acquisition adversely affects or could adversely affect the Mining Rights or the Borrower’s rights under the Mining Rights to construct and operate the Project.

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24.5    The Parent shall not (and following Final Project Completion the Borrower shall procure that the Parent shall not):

(a)    purchase, subscribe for or otherwise acquire any shares (or other securities or any interest therein), in, or incorporate, any other company or agree to do any of the foregoing; or

(b)    purchase or otherwise acquire any assets or revenues or (without limitation to any of the foregoing) acquire any business or interest therein or form or enter into, any partnership, consortium, joint venture or other like arrangement or agree to do so, in relation to a Sanctioned Country or Sanctioned Entity or an asset in or connected with a Sanctioned Country or Sanctioned Entity, unless it has obtained the prior written approval of the Facility Agent (acting on the instructions of the Majority Lenders).

Business activities

24.6    The Borrower shall not:

(a)    engage in any business or activities (including entering into any agreement or assuming any obligation in relation to such business or activities) other than

(i)    the development and operation of the Project in accordance with the Development Plan and the Life of Mine Plan; and

(ii)    Approved Exploration Activities; or

(b)    maintain any place of business other than the location of the Project or elsewhere in Turkey.

Constitutional documents

24.7    No Obligor shall amend or vary any of its articles of incorporation, by-laws or similar constitutional documents in a way which may prejudice the rights of the Finance Parties under the Finance Documents or otherwise have a Material Adverse Effect.

No disposals

24.8    Except as provided in clause 24.9 below, the Borrower shall not sell, lease, transfer, discount, factor, assign or otherwise dispose of, by a single transaction or a series of transactions, whether related or not, and whether voluntary or involuntary, all or any part of:

(a)    the Project Assets which it owns or which it has the right to prevent being disposed of;

(b)    its rights under the Transaction Documents; or

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(c)    any of its other present or future assets (which for the purposes of this clause does not include Project Production).

24.9    Clause 24.8 above shall not apply to any disposal:

(a)    made on commercial arm's length terms in the ordinary course of trade;

(b)    of Non-Project Licences;

(c)    of worn, damaged, obsolete, redundant or defective assets which, if required to operate the Project, have been replaced with assets of at least equal quality;

(d)    of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(e)    arising as a result of Permitted Security Interests;

(f)    which is contemplated under the Finance Documents;

(g)    in any twelve (12) month period of any assets of the Borrower which are not Project Assets and which are not otherwise material to the Project, and which have a value when aggregated with all other assets disposed of under this clause 24.9(g) in such twelve (12) month period of less than five million Dollars (US$5,000,000) or its Equivalent; or

(h)    approved with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.10    No Shareholder shall sell, transfer, assign or otherwise dispose of shares in the Borrower, provided that the Calik Shareholders shall be entitled to dispose of their shares in the Borrower if:

(a)    the transferor is another Calik Shareholder or a Calik Group Member, subject always to clause 23.18 (Ownership);

(b)    the transferor and the transferee prior to or simultaneously with the transfer, do all such acts and execute all such documents as the Security Holder may specify, which shall be in form and substance satisfactory to the Security Holder, to:

(i)    ensure that any transferred shares and associated rights remain subject to the Borrower Share Pledge (or a new share pledge in favour of the Security Holder) and the Security Interest over such shares and rights is perfected (including endorsement of the relevant share certificates in the transferee’s name, and updating the share ledger to reflect the new shareholding);

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(ii)    accede to the relevant Finance Documents including this Agreement and the Intercreditor Deed, in all relevant capacities as determined by the Security Holder; and

(iii)    if required by the Security Holder, assign to the Security Holder any loans made by a member of the Calik Group to the Borrower; and

(c)    the Facility Agent has confirmed to the transferring Calik Shareholder and the Borrower that all the Lenders have completed their respective ‘know your customer’ checks in respect of the proposed transferee.

Negative pledge

24.11    The Borrower shall not create or permit to subsist any Security Interest or Quasi-Security Interest over any of its assets except a Permitted Security Interest, and no Shareholder shall create or permit to subsist any Security Interest or Quasi-Security Interest over any of its assets intended to be subject to a Security Interest pursuant to the Finance Documents.

Guarantees

24.12    Except as provided in clause 24.13 below, the Borrower shall not give, incur or allow to be outstanding any Guarantee in respect of any person.

24.13    Clause 24.12 above shall not apply to:

(a)    any Guarantee given pursuant to the Transaction Documents;

(b)    any Guarantee constituting Permitted Indebtedness or a Permitted Security Interest;

(c)    any environmental bonds, guarantees or letters of credit required to be issued by the Borrower in relation to the Project pursuant to any Environmental or Social Permit;

(d)    any Guarantee approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders); or

(e)    customary Guarantees to directors and officers in their capacities as such in relation to claims made against them as directors or officers.

Loans

24.14    The Borrower shall not make any loans or otherwise grant any form of credit to any person except for:

(a)    loans or credit that constitutes a Permitted Investment; or

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(b)    loans or credit approved by the Facility Agent (acting on the instructions of the Majority Lenders).

24.15    Neither the Parent nor any Shareholder shall make any loan to the Borrower unless such loan has been assigned by the Parent or the Shareholder, as the case may be, to the Security Holder as security for the Borrower’s obligations to the Finance Parties under the Finance Documents, on terms acceptable to the Security Holder.

Indebtedness

24.16    The Borrower shall not create, incur, assume or suffer to exist or otherwise become liable in respect of any Financial Indebtedness other than Permitted Indebtedness.

Transactions with Affiliates

24.17    The Borrower shall not enter into any arrangement or transaction with any of its Affiliates other than:

(a)    the Transaction Documents;

(b)    transactions on market-standard arm's length terms which are no less favourable to the Borrower than any terms that could be obtained by the Borrower in a market-standard arm's length arrangement or transaction with a person who is not an Affiliate of it (and which fact shall be certified by the Borrower to the Facility Agent if so requested by the Facility Agent).

Share capital

24.18    Subject to clause 24.19 below, the Borrower shall not:

(a)    purchase, reduce, cancel, repay or redeem any of its share capital or any option over its share capital unless (subject to the other terms of this Agreement) using funds from the Distribution Account;

(b)    redeem, reduce, cancel, repay, purchase or transfer any shareholder loans or loan stock (other than by making a Distribution in accordance with clauses 24.23 and 24.24 (Distributions) and the Intercreditor Deed) unless (subject to the other terms of this Agreement) using funds from the Distribution Account;

(c)    issue any shares or grant any right to acquire or be issued any shares;

(d)    alter the nature of, or any rights attaching to, any of its shares; or

(e)    issue any voting capital,

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without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders).
24.19    Clauses 24.18(a), (c) and (e) above do not apply to restrict the Borrower from issuing any shares or any voting capital for the purpose of making Additional Equity Contributions.

Project Accounts

24.20    The Borrower shall not hold any bank accounts or maintain any similar deposit arrangements other than:

(a)    the Project Accounts; and

(b)    such other accounts with the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders).

24.21    The Borrower, AGM and Lidya, as applicable, shall operate the Project Accounts in accordance with clause 18 (Project Accounts).

Tax losses

24.22    The Borrower shall not dispose of any Tax losses, credit, relief or allowance available to it other than to its Affiliates.

Distributions

24.23    The Borrower may only declare, make, pay or permit any Distribution in relation to funds held in the Distribution Account.

24.24    Notwithstanding clause 24.23 above, unless permitted by the Facility Agent (acting on the instructions of the Majority Lenders), on and from Financial Close until the expiry of the Facility Period the Borrower shall not declare make, pay or permit any Distribution or transfer any amounts to the Distribution Account otherwise than pursuant to clause 7.8 (Distribution Withdrawals).

Financial year

24.25    The Borrower shall not, without the prior written consent of the Facility Agent, change its financial year end.

Sanctions

24.26    The Borrower shall not contribute or otherwise make available the proceeds of the Facility, directly or indirectly, to any person or entity (whether or not related to it) in any manner that would result in a violation of Sanctions by any Finance Party or any other person including for the purpose of financing the activities of any person or entity which is a Sanctioned Entity.

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24.27    The Borrower shall not fund all or part of any payment under the Finance Documents out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

24.28    The Borrower shall ensure that (i) no person that is a Sanctioned Entity will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Finance Party in connection with the Facility, and (ii) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Entity for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.

Management fees

24.29    The Borrower shall not pay to any Affiliate, pursuant to any management or service agreement or otherwise, management, service or similar fees greater than those set out in the Financial Model delivered to the Facility Agent pursuant to clause 4.1 (Initial conditions precedent) and Part 1 of Schedule 3 (Conditions Precedent), or as otherwise approved by the Facility Agent.

25    Project undertakings

25.1    Provided that the Parent will not be under any further obligation under this clause 25 (Project undertakings) at any time following Final Project Completion:

(a)    unless otherwise specified in paragraph (b) below, the undertakings in this clause 25 (Project undertakings) remain in force from the date of Financial Close until the end of the Facility Period; and

(b)    the undertakings in clauses 25.8 to 25.15 (Environmental and Social Matters), 25.26 (Suspension and abandonment), 25.27 (Rehabilitation) and 25.29 (Application of FATCA) remain in force throughout the Facility Period.

Material Project Documents

25.2    The Borrower shall duly and punctually perform, comply with and observe in all material respects its obligations under each Material Project Document to which it is a party.

25.3    The Borrower shall in accordance with Good Industry Practice, maintain and enforce its rights under the Material Project Documents.

25.4    The Borrower shall not, without the prior written consent of the Facility Agent, permit or agree to:

(a)    any material amendment of a Material Project Document;

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(b)    the suspension, waiver, repudiation, revocation, annulment or cancellation of the whole of, or any material provision of, a Material Project Document, an Environmental or Social Permit or a Project Authorisation;

(c)    except as expressly required under the Finance Documents and except for assignments by a Major Project Party to its Affiliates as may be contemplated under the Material Project Document, the assignment or transfer of a Material Project Document, Environmental or Social Permit or Project Authorisation;

(d)    any other party to a Material Project Document assigning or transferring that party's rights or obligations under that Material Project Document, except for assignments by a Major Project Party to its Affiliates as may be contemplated under the Material Project Document; or

(e)    the termination of a Material Project Document except to the extent that such Material Project Document has been discharged in accordance with its terms.

25.5    The Borrower shall procure that each Material Project Document:

(i)    contains an obligation satisfactory to the Facility Agent that each Major Project Party to it shall ensure that appropriate controls and safeguards are in place which are designed to prevent any proceeds of the Facility from being used in a manner prohibited under clause 23.21 (Anti-corruption) and clauses 24.26 and
24.27 (Sanctions), and

(ii)    contains such other provisions satisfactory to the Facility Agent relating to Sanctions, Corrupt Acts and anti-terrorism, including rights for the Borrower to terminate the relevant Material Project Document upon breach of any such provision by the Major Project Party.

Project Authorisations

25.6    The Borrower and, prior to Final Project Completion, the Parent shall, and the Borrower shall procure that each other Major Project Party shall, as applicable, obtain and maintain in full force and effect, each Project Authorisation (including all Mining Rights) necessary:

(a)    to enable it to lawfully enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party;

(b)    for the Borrower to develop, construct, operate and finance the Project (including the achievement of Project Completion by the Projected Completion Date) substantially in accordance with the Development Plan and the Life of Mine Plan;

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(c)    to make the Transaction Documents to which it is a party admissible in evidence in the jurisdiction of its incorporation and in the relevant jurisdiction in respect of that Transaction Document; and

(d)    to ensure that the Security Interests created under each of the Security Documents has the priority and ranking contemplated by the relevant Security Document.

25.7    The Borrower shall, and shall procure that each other Major Project Party (other than the Shareholders) shall, at all times comply in all material respects with the requirements of such Project Authorisations (including all Mining Rights) and shall not allow any Project Authorisation (including all Mining Rights) to be amended, cancelled, reduced or suspended.

Environmental and Social Matters

25.8    The Borrower shall do all such acts and prepare and deliver all such documents as may be required to adhere to the Environmental and Social Deliverables, in respect of each ‘Deliverable’ by the relevant time as set out in Schedule 13 (Environmental and Social Deliverables) or as may otherwise be agreed by the Facility Agent (acting on the instructions of the Majority Lenders).

25.9    The Borrower shall, and shall procure that each other Major Project Party shall, ensure that it has (and maintains in full force and effect) all Environmental or Social Permits necessary:

(a)    to enable it to lawfully enter into, exercise its rights and comply with its obligations under the Transaction Documents to which it is a party; and

(b)    for the Borrower to develop, construct, operate and finance the Project (including the achievement of Project Completion by the Projected Completion Date) substantially in accordance with the Development Plan and the Life of Mine Plan.

25.10    The Borrower shall, and shall procure that each other Major Project Party shall, ensure that it maintains, and complies with the terms of all Environmental or Social Permits which it is obliged to obtain and maintain under clause 25.9 above.

25.11    The Borrower shall, and shall procure that each other Major Project Party shall:

(a)    comply with and carry out the Project in accordance with all applicable Environmental and Social Standards and shall do all things necessary to ensure that the Borrower and the Project are in compliance with the Equator Principles; and

(b)    comply in all material respects with the terms of the ESMP.

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25.12    The Borrower shall, and shall procure that each other Major Project Party shall, maintain, and comply in all material respects with the terms of, the Environmental and Social Management System with respect to the Project.

25.13    The Borrower shall not amend the ESMP without the prior consent of the Facility Agent (following consultation with the Independent Technical Consultant).

25.14    The Borrower shall provide full details to the Facility Agent and the Independent Technical Consultant of all environmental tests and studies carried out in relation to the Project.

25.15    The Borrower shall take all action reasonably necessary to prevent the Project from being adversely affected by Environmental Contaminants.

Completion

25.16    The Borrower shall ensure that the Project is constructed, operated, maintained and developed, that Project Production is produced and processed and that Project Costs are incurred, in each case substantially in accordance with the Development Plan and the Life of Mine Plan, in accordance with Good Industry Practice, and in all material respects in accordance with all applicable laws and regulations and the Material Project Documents (including so as to achieve Project Completion by no later than the Projected Completion Date).

Consultants

25.17    The Borrower shall co-operate with, and shall use all reasonable endeavours to ensure that each other party to the Material Project Documents co-operates with, each Consultant.

Tests

25.18    The Borrower shall give the Facility Agent, the Technical Agent and the Independent Technical Consultant reasonable notice of all completion and acceptance tests carried out in respect of the Project. The Borrower shall permit that representatives of the Finance Parties and the Independent Technical Consultant are permitted to attend whilst tests are carried out and inspect the results of the tests.

Insurances

25.19    The Borrower shall effect and maintain or procure that there will be effected and at all times maintained Insurances on and in relation to the Project against those risks and on such terms as would be usual or appropriate for prudent companies carrying on the same or substantially similar business, with insurers or underwriters, and on terms, acceptable to the Facility Agent from time to time, including the following terms:

(a)    naming the Security Holder as additional insured and loss payee, where required;

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(b)    the Insurers shall waive all rights of subrogation which they may have against the Borrower and each Finance Party;

(c)    incorporating multiple contract and non-vitiation provisions;

(d)    all Insurances may be placed in Turkey in respect of the Borrower and the Project, provided that at least 95% of all Material Insurances shall be reinsured on a facultative basis with reinsurers which have a rating of at least A- by Standard & Poor’s (“S&P”) or an equivalent rating from another nationally recognized rating service, or a replacement Insurance shall be placed with a replacement Insurer having the required rating within ten
(10) Business Days of an existing Insurer being downgraded; and

(e)    the Borrower’s local Turkish Insurances shall be placed in accordance with local Turkish law requirements and Good Industry Practice.

25.20    The Borrower shall:

(a)    as a condition to Financial Close, implement such Material Insurances and other insurances as may be required by the Facility Agent (acting reasonably and in consultation with the Independent Insurance Consultant), in respect of the Project and the Borrower, as applicable;

(b)    ensure that the Insurances are in full force and effect and that all premia are paid when due;

(c)    ensure that the conditions of the Insurances are complied with; and

(d)    ensure that nothing will be done or omitted which would reduce or avoid liability under any of the Insurances.

Power to remedy

25.21    If the Borrower does not comply with its obligations under clause 25.16 (Completion), or clauses
25.19 to 25.20 (Insurances), it shall allow the Facility Agent or any of its representatives, agents or contractors upon giving notice to enter the Site and do anything (at the Borrower's cost) the Facility Agent considers necessary or reasonably desirable to remedy such failure to comply.

Books and records and access to Site

25.22    Each of the Borrower and the Parent shall keep financial records and statements (including but not limited to its books and accounts) reflecting all of its business affairs and transactions in accordance with Applicable Accounting Standards.

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25.23    The Borrower shall ensure that the Finance Parties (or their representatives) and the Consultants are (at the expense of the Borrower):

(a)    given reasonable access to any and all of the Borrower’s properties and operations (including the Site and the Project Assets); and

(b)    entitled to visit all of the Borrower’s offices or any other location where relevant personnel or records are located, to discuss its financial matters with its officers, its banks and its auditors (as the case may be) and to inspect and take copies of the Borrower's books and records (including all drawings and specifications) on reasonable prior notice to the Borrower, in each case on not less than ten (10) days’ prior written notice:

(i)    at any time from the date of this Agreement until Project Completion, semi- annually;

(ii)    at any time after Project Completion, annually; and

(iii)    if an Event of Default has occurred and is continuing, at such times as any Lender requires.

provided that the Borrower shall only be liable for the costs of two representatives of each Finance Party and two representatives of each of the Independent Technical Consultant and the Independent Insurance Consultant, in relation to each visit and each visit shall be conducted so as to minimise disruption to the Borrower’s business and not to cause material disruption to the development or operations of the Project.
Refining Contracts

25.24    The Borrower shall procure that at all times Refining Contracts have been entered into for all the gold and silver doré scheduled in the Development Plan and Life of Mine Plan to be produced at the Project.

25.25    Notwithstanding clause 25.24 above, the Borrower may not enter into a Refining Contract or any other contract for the sale of Project Production unless:

(a)    the refinery is an Approved Refinery or the refinery or other buyer has been approved by the Facility Agent (acting on the instructions of the Majority Lenders);

(b)    such Refining Contract or other contract is on ordinary commercial terms similar to the terms that counterparty applies to its customers generally; and

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(c)    the Borrower procures that the counterparty to the Refining Contract acknowledges, in form and substance satisfactory to the Security Holder, the Security Interest granted to the Finance Parties in respect of that Refining Contract.

Suspension and abandonment

25.26    The Borrower shall not suspend or abandon the Project for more than thirty (30) consecutive days (or an aggregate of forty five (45) days in any twelve (12) months’ period (excluding in each case periods of routine suspension for regular maintenance)).

Rehabilitation

25.27    The Borrower shall maintain a rehabilitation schedule for the Project in accordance with its obligations under the Project Authorisations and consistent with applicable laws and with Good Industry Practice.

Decommissioning

25.28    The Borrower shall ensure that the Project is decommissioned in all material respects in accordance with the Decommissioning Plan and applicable Environmental and Social Standards.

Application of FATCA

25.29    No Obligor shall become a FATCA FFI or a US Tax Obligor.

Gold Sales

25.30    The Borrower shall ensure that all sales of gold bullion shall be made materially in accordance with Schedule 14 (Gold bullion sales process). For the avoidance of doubt, and without prejudice to the foregoing, any deviation from the sales process (a) prescribed by the Central Bank or (b) set out in paragraph 7(c) of Schedule 14, shall constitute a breach of this clause 25.30.

Carbon Fines Sales

25.31    The Borrower shall ensure that all sales of carbon fines shall be made materially in accordance with Schedule 15 (Carbon fines sales process). For the avoidance of doubt, and without prejudice to the foregoing, any deviation from the sales process (a) prescribed by the Central Bank or (b) set out in paragraph 7(c) of Schedule 15, shall constitute a breach of this clause 25.31.

25.32    The Borrower shall not, without the prior written consent of the Facility Agent, permit or agree to:

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(a)    any material amendment or any amendment to a material provision of the TEB Sales Agreement;

(b)    the suspension, waiver, repudiation, revocation, annulment or cancellation of the whole of, or any material provision of, the TEB Sales Agreement;

(c)    except as expressly required under the Finance Documents, the assignment or transfer of its rights or obligations under the TEB Sales Agreement;

(d)    any other party to the TEB Sales Agreement assigning or transferring that party's rights or obligations under the TEB Sales Agreement, other than to an Affiliate or Subsidiary of that party; or

(e)    the termination of the TEB Sales Agreement.

For the avoidance of doubt, Article 3 of the TEB Sales Agreement shall constitute a material provision for the purposes of this clause 25.32.

26    Equity Contributions

26.1    The Borrower irrevocably directs the Parent and the Shareholders that all Equity Contributions made after the date of Financial Close shall be paid directly into the Proceeds Accounts.

26.2    The Parent and the Shareholders may make Additional Equity Contributions to the Borrower at any time provided that:

(a)    such Additional Equity Contributions shall not be included in any calculation of Cash Flow Available for Debt Service/CFADS or Adjusted CFADS (unless such Additional Equity Contribution is being made pursuant to clause 27.5 (Financial covenants));

(b)    any Additional Equity Contributions made by way of intercompany loan or other Financial Indebtedness shall be subordinated to amounts owing under the Finance Documents in accordance with the Intercreditor Deed; and

(c)    any such intercompany loans shall be assigned by the relevant lender to the Security Holder as security for the Borrower’s obligations to the Finance Parties under the Finance Documents, on terms acceptable to the Security Holder.

27    Default

27.1    Each of the events and circumstances set out in this clause 27 (Default) is an Event of Default (save for clause 27.38 (Consequences of an Event of Default)).

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Non-payment

27.2    The Borrower or the Parent does not pay on the due date any amount payable by it under any Finance Document (including an amount to be paid into a Project Account (except the Distribution Account)) unless:

(a)    its failure to pay is caused by:

(i)    an administrative or technical error; or

(ii)    a Disruption Event; and

(b)    payment is made within three (3) Business Days of its due date.

27.3    Any Shareholder does not pay on the due date any amount payable by it under any Finance Document (including an amount to be paid into a Project Account (except the Distribution Account)) unless payment is made within five (5) Business Days of its due date.

Financial covenants

27.4    Subject to clause 27.5, any requirement of clause 22 (Financial and reserve undertakings) is not satisfied.

27.5    No Event of Default will occur under clause 27.4 above if, within ten (10) Business Days of the earlier of:

(a)    the Facility Agent giving notice of such failure to comply to the Borrower; and

(b)    the date on which the Borrower becomes aware or ought reasonably to have become aware of such failure to comply,

the Parent and/or any Shareholders make Additional Equity Contributions (which may, at the election of the Borrower, be deemed to be Revenues for the purposes of calculating CFADS or Adjusted CFADS or applied in prepayment of the Loans in accordance with clause 7.13 (Voluntary prepayment of Loans)), such that the ratios set out at clause 22 (Financial and reserve undertakings) would have been met on the most recent Calculation Date had such Additional Equity Contributions been made on the day immediately prior to such Calculation Date, provided that a breach of clause 22 (Financial and reserve undertakings) shall not be capable of being remedied on consecutive Calculation Dates or on more than four (4) occasions during the Facility Period.

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Breach of other obligations

27.6    Any Relevant Party fails to comply with any provision of a Finance Document (other than those provisions referred to in clause 27.2 (Non-payment) or 27.4 (Financial covenants)) unless:

(a)    the Facility Agent considers (acting reasonably) that the relevant non-compliance is capable of remedy; and

(b)    in the case of non-compliance by:

(i)    the Borrower or the Parent, such non-compliance is remedied within ten (10) Business Days of the earlier of (i) the Facility Agent giving written notice of the non-compliance to the Borrower and (ii) the date on which the Borrower became aware or ought reasonably to have become aware of such non-compliance); and

(ii)    any other Relevant Party, such non-compliance is remedied within thirty (30) days of the earlier of (i) the Facility Agent giving written notice of the non-compliance to the Borrower and (ii) the date on which an Obligor became aware or ought reasonably to have become aware of such non-compliance).

27.7    For the purposes of clause 27.6 above but without limitation, any failure to comply with clauses 23.2 (Purpose), 23.4 (Pari passu ranking), 23.21 (Anti-corruption), 24.2 (Corporate Structure), 24.3 (Acquisitions), 24.6 (Business Activities), 24.8 (No Disposals), 24.11 (Negative pledge), 24.12 (Guarantees), 24.14 (Loans), 24.16 (Indebtedness), 24.17 (Transactions with Affiliates), 24.18 (Share Capital), 24.23 (Distributions), 24.26 to 24.28 (Sanctions) and 25.19 to 25.20 (Insurances) shall not be capable of remedy.

Misrepresentation

27.8    Any representation, warranty or statement made or repeated or deemed to be made or repeated in any Finance Document is, or proves to have been, incorrect or misleading in any material respect when made or repeated or deemed to be made or repeated unless, in case of any such representation, warranty or statement other than any representation, warranty or statement made pursuant to clauses 20.73 and 20.74 (Sanctions):

(a)    the Facility Agent considers (acting reasonably) that the circumstances giving rise to the misrepresentation are capable of remedy; and

(b)    if such representation, warranty or statement is made or repeated or deemed to be made or repeated by:

(i)    the Borrower or the Parent, the circumstances giving rise to the misrepresentation are remedied with ten (10) Business Days of the earlier of (i) the Facility Agent

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giving written notice of such misrepresentation to the Borrower and (ii) the date on which the person making such representation became aware or ought reasonably to have become aware of the misrepresentation; and

(ii)    any other Relevant Party, the circumstances giving rise to the misrepresentation are remedied with thirty (30) days of the earlier of (i) the Facility Agent giving written notice of such misrepresentation to the Borrower and (ii) the date on which the person making such representation became aware or ought reasonably to have become aware of the misrepresentation.

Cross-default

27.9    Subject to clause 27.12, any Financial Indebtedness of either of the Borrower or (prior to Final Project Completion only) the Parent is not paid when due and such failure continues after the expiry of any originally applicable grace period.

27.10    Subject to clause 27.12, any Financial Indebtedness of the Borrower or (prior to Final Project Completion only) the Parent:

(a)    is declared to be or otherwise becomes due and payable prior to its specified maturity;

(b)    is placed on demand; or

(c)    is capable of being declared by a creditor to be due and payable prior to its specified maturity or is capable of being placed on demand,

in each case, as a result of an event of default (however described).

27.11    Any commitment for or underwriting of any Financial Indebtedness of either of the Borrower or (prior to Final Project Completion only) the Parent is cancelled or suspended by a creditor of the Borrower or the Parent (as applicable) as a result of an event of default (however described).

27.12    No Event of Default will occur under clauses 27.9 to 27.11 (Cross-default) if:

(a)    in relation to the Borrower, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 27.9 to 27.11 above is less than one million Dollars (US$1,000,000) or its Equivalent; or

(b)    in relation to the Parent, the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 27.9 to 27.11 above is less than five million Dollars (US$5,000,000) or its Equivalent.

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Insolvency

27.13    Any of the following occurs in respect of a Major Project Party or (following Final Project Completion) the Parent:

(a)    it is, or is deemed for the purposes of any law to be, unable or admits inability to pay its debts as they fall due;

(b)    it suspends or threatens to suspend making payments on any of its debts;

(c)    a moratorium is declared in respect of any of its Indebtedness. If a moratorium occurs in respect of a Major Project Party, the ending of the moratorium will not remedy any Event of Default caused by that moratorium; or

(d)    the value of its assets is less than the value of its liabilities (taking into account all prospective and contingent liabilities),

unless:

(i)    in respect of any Major Project Party (other than an Obligor):

(A)    within five (5) Business Days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or the replacement of the relevant Major Project Party, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan;

(B)    within ten (10) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Major Project Party, which is satisfactory to the Majority Lenders; and

(C)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Major Project Party in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within twenty (20) Business Days of the relevant occurrence; or

(ii)    in respect of a Major Project Party (other than an Obligor) a Material Adverse Effect has not occurred and is not reasonably likely to occur as a result thereof.

Insolvency proceedings

27.14    Any corporate action, legal proceedings or other procedure or step is taken in relation to:

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(a)    the suspension of payments, a moratorium of any Indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Major Project Party or (following Final Project Completion) the Parent including, in relation to the Major Project Parties incorporated in Turkey, petition for bankruptcy (iflas), insolvency (aciz), liquidation (tasfiye), or dissolution (infisah);

(b)    a composition, compromise, assignment or arrangement with any creditor of any Major Project Party or (following Final Project Completion) the Parent;

(c)    the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Major Project Party or (following Final Project Completion) the Parent or any of their assets;

(d)    any Major Project Party or (following Final Project Completion) the Parent commencing negotiations with one or more of its creditors with a view to rescheduling its Indebtedness; or

(e)    any analogous procedure or step is taken in any jurisdiction,

(other than a petition for winding up being issued which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) Business Days of commencement) unless:
(i)    in respect of any Major Project Party (other than an Obligor):

(A)    within five (5) Business Days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or the replacement of the relevant Major Project Party, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan;

(B)    within ten (10) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Major Project Party, which is satisfactory to the Majority Lenders; and

(C)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Major Project Party in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within twenty (20) Business Days of the relevant occurrence; or

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(ii)    in respect of a Major Project Party (other than an Obligor) a Material Adverse Effect has not occurred and is not reasonably likely to occur as a result thereof.

Creditors' process

27.15    Any expropriation (other than by a Competent Authority), attachment, sequestration, distress, execution or analogous event affects any asset(s) of the Borrower, or any asset(s) of a Major Project Party or (following Final Project Completion) the Parent which have an aggregate value which exceeds five million Dollars ($5,000,000), unless in each case (other than in relation to any Mining Rights or any shares in the Borrower):

(a)    the Majority Lenders determine that such event or assets are not material to the Project or the relevant expropriation, attachment, sequestration, distress, execution or analogous event is discharged within fifteen (15) Business Days;

(b)    in respect of any Major Project Party (other than an Obligor):

(i)    within five (5) days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or the replacement of the relevant Major Project Party, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan;

(ii)    within ten (10) days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Major Project Party, which is satisfactory to the Majority Lenders; and

(iii)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Major Project Party in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within twenty (20) days of the relevant occurrence; or

(c)    in respect of a Major Project Party (other than an Obligor) a Material Adverse Effect has not occurred and is not reasonably likely to occur as a result thereof.

Cessation of business

27.16    A Major Project Party or (following Final Project Completion) the Parent ceases, or threatens to cease, to carry on business unless:

(a)    in respect of any Major Project Party (other than the Borrower), as part of a fully solvent reorganisation and in relation to any Shareholder and the Parent, such cessation of business could not have a Material Adverse Effect;

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(b)    in respect of any Major Project Party (other than an Obligor):

(i)    within five (5) days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or replacement of the relevant Major Project Party, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan;

(ii)    within ten (10) days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Major Project Party, which is satisfactory to the Majority Lenders; and

(iii)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Major Project Party in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within twenty (20) days of the relevant occurrence; or

(c)    in respect of a Major Project Party (other than an Obligor) a Material Adverse Effect has not occurred and is not reasonably likely to occur as a result thereof.

Unlawfulness

27.17    It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any material obligations under the Material Project Documents unless any such unlawfulness is cured within any applicable time period afforded under the applicable law.

Immunity

27.18    Any Obligor or, in the case of the Borrower and the Parent, any of its Project Assets or other material assets or, in the case of any Shareholder, its assets which are or are intended to be subject to Security Interests in favour of the Security Holder, is or becomes immune from any legal process in respect of their obligations under the Finance Documents.

Sanctions and Anti-corruption

27.19    The Borrower, any Shareholder or the Parent:

(a)    participates in any conduct or activity which directly or indirectly benefits any party against which Sanctions have been established by any Sanctioning Body from time to time or participates in a Sanctioned Transaction;

(b)    becomes a Sanctioned Entity;

(c)    becomes a person determined by the Secretary of the Treasury of the United States to be owned by, controlled by, acting for or on behalf of, providing assistance, support,

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sponsorship, or services of any kind to, or otherwise associated with any of the persons referred to or described in the OFAC Lists or on any other relevant list of blocked persons in connection with terrorism; or

(d)    conducts business with or engages in any transaction with any person who is a Sanctioned Entity or is identified in paragraph (c) above.

27.20    Any Major Project Party or a counterparty to a Refining Contract:

(a)    is or becomes targeted under any Sanctions or has violated or is violating any applicable Sanctions;

(b)    does not comply with Corrupt Practices Laws;

(c)    or any of its directors, officers or employees, or any person acting on its behalf or with whom it is associated, commits any Corrupt Act; or

(d)    does not maintain in place its own policies and procedures designed to ensure compliance with clause 23.21 (Anti-corruption),

unless in respect of any such Major Project Party (other than an Obligor) or counterparty:

(i)    within five (5) Business Days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or replacement of the relevant Major Project Party or counterparty, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan:

(ii)    within ten (10) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Major Project Party or counterparty, which is satisfactory to the Majority Lenders; and

(iii)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Major Project Party or counterparty in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within ten (10) Business Days of the relevant occurrence.

27.21    Funds of Illicit Origin are invested in the shares in the Borrower or any Shareholder by way of shareholder contributions or otherwise.

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Cost to Complete Shortfall

27.22    There is a Cost to Complete Shortfall or the Independent Technical Consultant fails to certify a Cost to Complete Certificate on the basis that in his opinion there is a Cost to Complete Shortfall, unless:

(a)    the Borrower delivers to the Facility Agent, within five (5) Business Days of the date on which the Borrower became aware or ought reasonably to have become aware that a Cost to Complete Shortfall exists, a remedial plan acceptable to the Majority Lenders which details how such Cost to Complete Shortfall will be remedied (a Remedial Plan); and

(b)    the Borrower promptly, but in any event by no later than twenty (20) days following delivery of the Remedial Plan, complies with and implements the Remedial Plan to the satisfaction of the Majority Lenders, provided that the Borrower continues to comply with the Remedial Plan to the satisfaction of the Majority Lenders.

Completion

27.23    Project Completion has not occurred on or prior to the Completion Longstop Date.

Effectiveness of Finance Documents

27.24    Any Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document, without the prior consent of the Facility Agent.

27.25    Any provision of any Finance Document is or becomes or is alleged in writing by any party thereto to be invalid, non-binding, illegal, ineffective or unenforceable.

27.26    Any Finance Document is terminated (other than in accordance with its terms or the prior approval of the Facility Agent) or rescinded or any Obligor evidences an intention to terminate (other than in accordance with its terms) or rescind any Finance Document.

27.27    Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

Material Project Documents

27.28    Any:

(a)    party repudiates any Material Project Document;

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(b)    material provision of any Material Project Document is invalid, non-binding, illegal, ineffective, unenforceable or is amended (without the prior written consent of the Majority Lenders) for any reason whatsoever, or it is or becomes unlawful for any person (other than a Finance Party) to perform any material obligations under a Material Project Document;

(c)    party to a Material Project Document does not comply with any of its obligations under any Material Project Document and, in each case other than where such party is an Obligor, such event has or is reasonably likely to cause a Material Adverse Effect; or

(d)    notice is given by any party to a Material Project Document to terminate or rescind such Material Project Document or any Material Project Document is terminated or rescinded or becomes capable of being terminated or rescinded (except to the extent that such Material Project Document has been discharged in accordance with its terms), unless (other than in relation to the Mining Licences):

(i)    such default or event has, if applicable, been remedied within the time period prescribed or applicable grace period under the Material Project Document; or

(ii)

(A)    within ten (10) Business Days of the relevant event, the Borrower provides the Facility Agent with an initial outline plan for the replacement of the relevant Material Project Document, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such replacement plan;

(B)    within fifteen (15) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the replacement of the relevant Material Project Document, which is satisfactory to the Majority Lenders; and

(C)    the Borrower proceeds with the replacement of the relevant Material Project Document in accordance with the final plan approved by the Majority Lenders in order to complete the replacement within twenty five (25)
Business Days of the relevant occurrence; or

(iii)    in the case of a termination of a Material Project Document, the termination occurs with the prior written consent of the Facility Agent under clause 25.4(e).

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Environmental matters

27.29    Any Environmental Contaminant is discovered or unlawfully released on the Site which could result in Material Environmental Liabilities, unless the Majority Lenders have approved a remedy plan in relation to the Environmental Contaminant.

27.30    Any Finance Party becomes subject to any Material Environmental Liabilities under any applicable Environmental Law in connection with the Project or an Obligor.

27.31    Any Project Asset ceases to be, owned, operated, leased, licensed or utilised by the Borrower or any other relevant person, in compliance with the Integrated Environmental and Social Management Plan, any Environmental and Social Standards or any Environmental and Social Permits.

Compulsory acquisition

27.32    Any Project Asset which has a value in excess of five million Dollars (US$5,000,000) or is otherwise material to the Project is seized, expropriated, nationalised, acquired, confiscated, requisitioned or administered (whether compulsorily or not) by any Competent Authority, unless (other than in relation to any Mining Rights):

(a)    within five (5) Business Days of the relevant event, the Borrower provides the Facility Agent with an initial outline plan for the replacement of the relevant Project Asset or remedy of the relevant event, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such replacement plan;

(b)    within ten (10) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the replacement of the relevant Project Asset or remedy of the relevant event, which is satisfactory to the Majority Lenders; and

(c)    the Borrower proceeds with the replacement of the relevant Project Asset or remedy of the relevant event in accordance with the final plan approved by the Majority Lenders in order to complete the replacement within twenty (20) Business Days of the relevant occurrence.

27.33    All or any part of the Shareholders’ shares in the Borrower are seized, expropriated, nationalised, acquired, confiscated, requisitioned or administered (whether compulsorily or not) by any Competent Authority.

27.34    All or any part of the Borrower’s rights under the Transaction Documents are forfeited, suspended or otherwise abrogated by any Competent Authority unless:

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(a)    within five (5) Business Days of such occurrence, the Borrower provides the Facility Agent with an initial outline plan for the remedy of the occurrence or replacement of the relevant Transaction Document, which is satisfactory to the Majority Lenders, and consults with the Facility Agent as to such remedy or replacement plan;

(b)    within ten (10) Business Days of such occurrence, the Borrower provides the Facility Agent with a final plan for the remedy of the occurrence or the replacement of the Transaction Document, which is satisfactory to the Majority Lenders; and

(c)    the Borrower proceeds with the remedy of the occurrence or the replacement of the Transaction Document in accordance with the final plan approved by the Majority Lenders in order to complete the remedy or replacement within twenty (20) Business Days of the relevant occurrence.

Litigation

27.35    Any claim, litigation, arbitration or administrative proceeding (including an Environmental or Social Claim) is taking place, pending or threatened against any Major Project Party which, in the opinion of the Facility Agent, has a reasonable prospect of success and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

Abandonment and suspension

27.36    The whole or a substantial part of the Project Assets are lost or damaged.

Material Adverse Effect

27.37    Any event occurs or series of events occur which individually or together has a Material Adverse Effect.

Consequences of an Event of Default

27.38    If an Event of Default has occurred and is continuing then the Facility Agent may, and must if so directed by the Majority Lenders, by giving notice to the Borrower:

(a)    cancel all or any part of the Total Commitments; and/or

(b)    declare that all or part of any Loan is repayable, and any other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)    take any steps to enforce any rights of the Finance Parties under the Security Documents; and/or

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(d)    declare that no withdrawals may be made from any Project Account (except the Distribution Account); and/or

(e)    take any steps contemplated in any Direct Agreement; and/or

(f)    require the termination of any Hedging Agreement in the manner contemplated by clause
10.1 (Close out of Hedging Agreements) of the Intercreditor Deed.

28    Changes to the Lenders

Assignments and transfers by the Lenders

28.1    Subject to this clause 28 (Changes to the Lenders) a Lender (the Existing Lender) may:

(a)    assign any of its rights; or

(b)    transfer by novation any of its rights (including such as relate to that Lender’s participation in each Loan) and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or any insurance or reinsurance company or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets and which has the status of a FATCA Exempt Party on the relevant Transfer Date (a New Lender).
28.2    The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(a)    to another Lender or an Affiliate of a Lender, or a vehicle (including trusts or funds) whose shares or notes are held by a Lender or an Affiliate of a Lender; or

(b)    made at a time when a Default is continuing.

28.3    The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

28.4    An assignment or transfer will only be effective on:

(a)    receipt by the Facility Agent of written confirmation from the New Lender (in form and substance satisfactory to the Facility Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender;

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(b)    the New Lender entering into the documentation required for it to accede as a party to the Intercreditor Deed; and

(c)    the performance by the Facility Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Facility Agent shall promptly notify to the Existing Lender and the New Lender.

28.5    Any transfer will only be effective if the New Lender enters into the documentation required for it to accede as a party to the Intercreditor Deed and if the procedure set out in clauses 28.13 to
28.16 (Procedure for transfer) is complied with.

28.6    If:

(a)    a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)    as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax Gross-up and indemnities) or clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

28.7    Each New Lender, by executing the relevant Transfer Certificate confirms, for the avoidance of doubt, that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

Assignment or transfer fee

28.8    Unless the Facility Agent otherwise agrees and excluding an assignment or transfer (a) to an Affiliate of a Lender or (b) to a Related Fund, the New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of five thousand Dollars (US$5,000).

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28.9    Any expenses (excluding any expenses or other costs payable pursuant to clauses 12 (Tax Gross-up and indemnities) and 13 (Increased costs)) associated with the introduction of the New Lender or the assignment or transfer of the rights of any Existing Lender shall be borne by the New Lender and/or Existing Lenders and shall not be to the account of the Borrower or any Obligor (save in respect of the Borrower's own costs in consulting in accordance with clause
28.2 (Assignments and transfers by the Lenders)).

Limitation of responsibility of Existing Lenders

28.10    Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)    the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)    the financial condition of the Borrower or any Major Project Party;

(c)    the performance and observance by the Borrower, any Major Project Party or any other person of its obligations under the Finance Documents or any other documents; or

(d)    the accuracy of any statements (whether written or oral) made in, or in connection with, any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

28.11    Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)    has made, and shall continue to make, its own independent investigation and assessment of the financial condition and affairs of the Borrower, each counterparty to the Material Project Documents, each Major Project Party and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or Security Interest; and

(b)    will continue to make its own independent appraisal of the creditworthiness of the Borrower, each counterparty to the Material Project Documents, each Major Project Party and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is outstanding.

28.12    Nothing in any Finance Document obliges an Existing Lender to:

(a)    accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 28 (Changes to the Lenders); or

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(b)    support any losses directly or indirectly incurred by the New Lender by reason of the non- performance by the Borrower, any Major Project Party or any other person of their respective obligations under the Finance Documents or otherwise.

Procedure for transfer

28.13    Subject to the conditions set out in clause 28.1 to 28.7 (Assignments and transfers by the Lenders) above transfer is effected in accordance with clause 28.16 below when the Facility Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Facility Agent shall, subject to clause 28.15 below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

28.14    Each Obligor and the other Finance Parties irrevocably authorise the Facility Agent to execute any Transfer Certificate on their behalf, without any consultation with them, unless the consent of the Borrower was required for the assignment or transfer pursuant to this clause 28 and the Borrower has withheld its consent in accordance with this clause 28.

28.15    The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

28.16    On the Transfer Date:

(a)    to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each Obligor and the Existing Lender shall be released from further obligations towards one another under such Finance Documents and their respective rights against one another under such Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)    each Obligor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(c)    the Facility Agent, the Mandated Lead Arrangers, the New Lender and other Finance Parties shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Facility Agent, the Mandated Lead Arranger, the

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Existing Lender and the other Finance Parties shall each be released from further obligations to each other under such Finance Documents; and

(d)    the New Lender shall become a party to the Finance Documents as a Lender.

Copy of Transfer Certificate to Borrower

28.17    The Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

Accession of Hedge Providers

28.18    Any person which becomes a party to the Intercreditor Deed as a Hedge Provider in accordance with the provisions of the Intercreditor Deed shall, at the same time, become a Party to this Agreement as a Hedge Provider.

Security over Lender’s rights

28.19    In addition to the other rights provided to Lenders under this clause 28, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)    any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)    in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, provided that no such charge, assignment or Security Interest shall:

(i)    release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)    require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

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29    Changes to Obligors

29.1    No Obligor may assign any of its rights or transfer any of its rights or obligations in whole or in part under the Finance Documents.

30    Role of the Facility Agent, the Technical Agent and the Mandated Lead Arrangers

Appointment of the Facility Agent

30.1    Each Finance Party (other than the Facility Agent) appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

30.2    Each Finance Party authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

Duties of the Facility Agent

30.3    Subject to clause 30.5 below, the Facility Agent shall:

(a)    promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party; and

(b)    notify the Lenders and the Hedge Providers of any repayment, prepayment or cancellation of Commitments, made under this Agreement.

30.4    Without prejudice to clause 28.17 (Copy of Transfer Certificate to Borrower), clause 30.3 above shall not apply to any Transfer Certificate.

30.5    Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

30.6    If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

30.7    If the Facility Agent is aware of the non-payment of any principal, interest, commitment fee, any other fee or any other amounts due and payable under the Finance Documents to a Finance Parties (other than a payment to either the Facility Agent or the Mandated Lead Arrangers for their own account) it shall promptly notify the other Finance Parties.

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30.8    The Facility Agent shall provide to the Borrower within ten (10) Business Days of a request by the Borrower (but no more frequently than once per calendar month, a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Facility Agent to that Lender under the Finance Documents.

30.9    The Facility Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Facility Agent by any Lender or the identity of any such Lender for the purpose of clause
10.2 (Market disruption).

30.10    The Facility Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

Role of the Mandated Lead Arrangers

30.11    Except as specifically provided in the Finance Documents, the Mandated Lead Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

No fiduciary duties

30.12    Nothing in this Agreement constitutes the Facility Agent or any Mandated Lead Arranger as a trustee or fiduciary of any other person.

30.13    Neither the Facility Agent, the Security Holder nor the Mandated Lead Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

Business with other parties

30.14    The Facility Agent, the Security Holder and the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group and any other party to a Transaction Document.

Rights and discretions

30.15    The Facility Agent may rely on:

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(a)    any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(b)    any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

30.16    The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(a)    no Default has occurred (unless it has actual knowledge of a Default arising under clause
27.2 (Non-payment)); and

(b)    any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

30.17    The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

30.18    The Facility Agent may act in relation to the Finance Documents through its personnel and agents.

30.19    The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.

30.20    Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor any Mandated Lead Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

Majority Lenders' instructions

30.21    Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

(a)    exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the requisite instructing majority in accordance with clause 41 (Amendments and waivers) (or, if so instructed by the requisite instructing majority, refrain from exercising any right, power, authority or discretion vested in it as Agent);

(b)    refrain from exercising any right, power, authority or discretion vested in it as Agent under the Finance Documents until it has received instructions from the requisite instructing majority in accordance with clause 41 (Amendments and waivers); and

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(c)    not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the requisite instructing majority in accordance with clause 41 (Amendments and waivers).

30.22    Unless a contrary indication appears in a Finance Document, any instructions given by the requisite instructing majority in accordance with clause 41 (Amendments and waivers) will be binding on all the Finance Parties.

30.23    The Facility Agent may refrain from acting in accordance with the instructions of the requisite instructing majority in accordance with clause 41 (Amendments and waivers) and the Intercreditor Deed until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

30.24    In the absence of instructions from the requisite instructing majority in accordance with clause 41 (Amendments and waivers) and the Intercreditor Deed the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Finance Parties.

30.25    The Facility Agent is not authorised to act in the name of a Lender (without first obtaining that Lender's consent) in any legal proceedings relating to any Finance Document.

Responsibility for documentation

30.26    Neither the Facility Agent nor the Mandated Lead Arrangers:

(a)    are responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Facility Agent, the Mandated Lead Arrangers, the Borrower or any other person given in, or in connection with, any Finance Document or the Information Memorandum;

(b)    are responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document; or

(c)    are responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

Exclusion of liability

30.27    Without limiting clause 30.28 below (and without prejudice to the provisions of clause 35.17 (Disruption to Payment Systems)) the Facility Agent shall not be liable for any action taken by it

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under, or in connection with, any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

30.28    No Party (other than the Facility Agent) shall take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Facility Agent may rely on this clause subject to clause 1.7 (Third party rights) and the provisions of the Third Parties Act.

30.29    The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

30.30    Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out any "know your customer" or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Facility Agent and the Mandated Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arrangers.

Lenders' indemnity to the Facility Agent

30.31    Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero (0), to its share of the Total Commitments immediately prior to their reduction to zero (0)) indemnify the Facility Agent, within three (3) Business Days of demand, against any cost, loss or liability (including, without limitation, in relation to any FATCA-related liability) incurred by the Facility Agent (otherwise than by reason of the Facility Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause
35.17 (Disruption to payment systems) notwithstanding the Facility Agent's negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) in acting as agent under the Finance Documents (unless the Facility Agent has been reimbursed by an Obligor pursuant to a Finance Document).

Resignation of the Facility Agent

30.32    The Facility Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Borrower.

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30.33    Alternatively, the Facility Agent may resign by giving not less than thirty (30) days written notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

30.34    If the Majority Lenders have not appointed a successor Facility Agent in accordance with clause
30.33 above within thirty (30) days after notice of resignation was given, the retiring Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

30.35    The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Finance Documents.

30.36    The Facility Agent's resignation notice shall only take effect upon the appointment of a successor.

30.37    Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 30 (Role of the Facility Agent, the Technical Agent and the Mandated Lead Arrangers). The Facility Agent's successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

30.38    After consultation with the Borrower, the Majority Lenders may, by notice to the Facility Agent, require it to resign in accordance with clause 30.33 above. In this event, the Facility Agent shall resign in accordance with clause 30.33 above.

30.39    The Facility Agent shall resign in accordance with clause 30.33 above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to clause 30.34 above) if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(a)    the Facility Agent fails to respond to a request under clause 12.18 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)    the information supplied by the Facility Agent pursuant to clause 12.18 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

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(c)    the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date, and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

Confidentiality

30.40    In acting as agent for the Finance Parties, the Facility Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

30.41    If information is received by another division or department of the Facility Agent, it may be treated as confidential to that division or department and the Facility Agent shall not be deemed to have notice of it.

30.42    Notwithstanding any other provision of any Finance Document to the contrary, neither the Facility Agent nor the Arranger are obliged to disclose to any other person:

(a)    any confidential information; or

(b)    any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

Relationship with the Lenders

30.43    The Facility Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Facility Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(a)    entitled to or liable for any payment due under any Finance Document on that day; and

(b)    entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.
30.44    Intentionally left blank.

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30.45    Each Lender shall supply the Facility Agent with any information that the Security Holder may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Security Holder to perform its functions as Security Holder.

30.46    Any Lender may by notice to the Facility Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of clause 37.2 (Addresses) and the Facility Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

Credit appraisal by the Lenders

30.47    Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Finance Party confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)    the financial condition, status and nature of the Borrower, each Relevant Party, each Major Project Party and the counterparties to the Material Project Documents;

(b)    the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Security Interests and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Security Interests;

(c)    whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or the Security Interests, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(d)    the adequacy, accuracy and/or completeness of the information or any reports provided by any adviser and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or

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document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)    the right or title of any person in or to, or the value or sufficiency of any part of the assets subject to or intended to be subject to the Security Documents, the priority of any of the Security Interests or the existence of any Security Interests affecting the assets subject to or intended to be subject to the Security Documents.

Deduction from amounts payable by the Facility Agent

30.48    If any Party owes an amount to the Facility Agent under the Finance Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

Reliance and engagement letters

30.49    Each Finance Party confirms that each of the Mandated Lead Arrangers and the Facility Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Mandated Lead Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by the advisers or others in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

Agent’s time management

30.50    Following an Event of Default, any amount payable to the Facility Agent pursuant to clause 14.4 (Indemnity to the Facility Agent and Security Holder), clause 16 (Costs and Expenses) and clause 30.31 (Lenders’ Indemnity to the Facility Agent) shall additionally include the cost of utilising the Facility Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the Borrower and the Lenders, and will be in addition to any fees paid or payable pursuant to the Facility Agent under clause 11.5 (Facility Agent fee).

Appointment of Consultants

30.51    The Facility Agent may (unless a Default has occurred and is continuing, acting reasonably, and in all cases following consultation with the Borrower and the Finance Parties at the cost and expense of the Borrower):

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(a)    appoint additional consultants or advisers to act on behalf of the Finance Parties in relation to the Project; and

(b)    if any Consultant or the Independent Model Auditor resigns or its appointment ceases or is terminated, appoint a reputable replacement Consultant or Independent Model Auditor.

Appointment of Technical Agent

30.52    Each Finance Party (other than the Technical Agent) appoints the Technical Agent to act as its technical agent under and in connection with the Finance Documents.

30.53    Each Finance Party authorises the Technical Agent to exercise the rights, powers, authorities and discretions specifically given to the Technical Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

Duties of the Technical Agent

30.54    Subject to clause 30.55 below, the Technical Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Technical Agent for that Party by any other Party.

30.55    Except where a Finance Document specifically provides otherwise, the Technical Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

30.56    The Technical Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

30.57    Except as specifically provided in the Finance Documents, the Technical Agent has no obligations of any kind to any other Party under or in connection with any Finance Document.

No fiduciary duties

30.58    Nothing in this Agreement constitutes the Technical Agent as a trustee or fiduciary of any other person.

30.59    The Technical Agent shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

Business with the Group

30.60    The Technical Agent may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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Application of certain clauses to Technical Agent

30.61    Clauses 30.15 (Rights and discretions) to 30.48 (Deduction from amounts payable by the Facility Agent) inclusive (other than 30.21 to 30.25 (Majority Lenders’ instructions)) shall each extend so as to apply to the Technical Agent in its capacity as such and for that purpose each reference to the “Facility Agent” in these clauses shall extend to include in addition a reference to the “Technical Agent” in its capacity as such.

Instructions to Technical Agent

30.62    Unless a contrary indication appears in a Finance Document, the Technical Agent shall (a) exercise any right, power, authority or discretion vested in it as Technical Agent in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Technical Agent) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent (the Facility Agent in each case acting on the instructions of the relevant Finance Parties in accordance with the Intercreditor Deed.

30.63    Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Technical Agent in accordance with clause 30.62 above will be binding on the Finance Parties.

Exclusion of liability of the Technical Agent

30.64    Without limiting clause 30.65 below the Technical Agent shall not be liable for any action taken by it under, or in connection with, any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

30.65    No Party (other than the Technical Agent) shall take any proceedings against any officer, employee or agent of the Technical Agent in respect of any claim it might have against the Technical Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Technical Agent may rely on this clause subject to clause 1.7 (Third party rights) and the provisions of the Third Parties Act.

Lenders' indemnity to the Technical Agent

30.66    Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero (0), to its share of the Total Commitments immediately prior to their reduction to zero (0)) indemnify the Technical Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Technical Agent (otherwise than by reason of the Technical Agent's gross negligence or wilful misconduct) in acting as agent under the Finance Documents including in relation to any determination by an Expert in accordance with

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Schedule 12 (Expert determination) (unless the Technical Agent has otherwise been reimbursed by an Obligor pursuant to a Finance Document or under an award of costs made by an Expert).

Documentation Agent

30.67    Except as specifically provided in the Finance Documents, the Documentation Agent has no obligations of any kind to any other Party under or in connection with any Finance Document.

31    The Security Holder

Security Holder as trustee

31.1    The Security Holder is irrevocably appointed by the Finance Parties (other than the Security Holder) as their security trustee for the purpose of the Foreign Security Documents.

31.2    The Security Holder declares that it holds the Guarantees and Security Interests created or purported to be created by the Foreign Security Documents and this Agreement on trust for the Finance Parties on the terms contained in the Finance Documents.

31.3    Each of the Finance Parties authorises the Security Holder to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Holder under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

Security Holder as several creditor

31.4    The security under the Turkish Security Documents secures the rights of the Security Holder as direct creditor under the Finance Documents and as several creditor under clause 2.3 (Finance Parties' Rights and Obligations) and not as trustee or agent of the Finance Parties.

31.5    Any amount recovered by the Security Holder under the Turkish Security Documents will be held on trust for the benefit of the relevant Finance Party to be applied in accordance with the terms of this Agreement and the other Finance Documents.

Instructions

31.6    Unless a contrary indication appears in a Finance Document, the Security Holder shall (a) exercise any right, power, authority or discretion vested in it as Security Holder in accordance with any instructions given to it by the Facility Agent (or, if so instructed by the Facility Agent, refrain from exercising any right, power, authority or discretion vested in it as Security Holder) and (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with such an instruction of the Facility Agent.

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31.7    Unless a contrary indication appears in a Finance Document, any instructions given by the Facility Agent to the Security Holder in accordance with clause 31.6 will be binding on the Finance Parties.

31.8    The Security Holder may refrain from acting in accordance with the instructions of the Facility Agent until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

31.9    In the absence of, or while awaiting, instructions from the Facility Agent, (including in exceptional circumstances where time does not permit the Facility Agent obtaining instructions from the Lenders and urgent action is required) the Security Holder may act (or refrain from taking action) as it considers to be in the best interests of the Finance Parties.

31.10    The Security Holder is not authorised to act on behalf of a Finance Party (without first obtaining that Finance Party's consent) in any legal proceedings relating to any Finance Document but this is without prejudice to clauses 31.6 and 31.9, including without prejudice to the right to enforce the Security Documents in accordance with these clauses.

32    Voting

Changes to Finance Documents

32.1    Subject to the exceptions set out in this Agreement and in the Intercreditor Deed, any term of a Finance Document may be amended or waived, and any consent or approval granted or determination or decision made, taken or given thereunder (including any decision to enforce the security under the Security Documents), with the agreement of the Majority Lenders and in the case of amendments other than pursuant to clauses 32.4 and 32.11, any Obligor party thereto.

32.2    The Facility Agent or, in the case of the Security Documents, the Security Holder (acting on the instructions of the Facility Agent) may effect an amendment or waiver to which the relevant parties have agreed pursuant to this clause 32 (Voting).

32.3    The Facility Agent shall promptly notify the Finance Parties (and the Obligor party to the relevant Finance Document in relation to amendments pursuant to clauses 32.4 and 32.11) of any amendment, waiver, consent, approval, decision or determination made pursuant to this clause 32 and any such amendment, waiver, consent, approval, decision or determination shall be deemed to be binding on all the affected parties.

Exceptions to Majority Lender Decision-Making

32.4    Facility Agent Decisions. Without prejudice to the other terms of this Agreement and the Intercreditor Deed, the Facility Agent shall be entitled (but not obliged) to exercise any right or

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make any decision without obtaining the agreement of any Finance Party in circumstances where such exercise or decision relates solely to:

(a)    the signing of a Transfer Certificate or an Intercreditor Accession Deed;

(b)    amendments, waivers, consents, approvals, decisions and determinations that the Facility Agent reasonably believes to be of a purely mechanical or clerical nature; or

(c)    the correction of manifest errors and omissions.

32.5    Unanimous Consent. No amendment or waiver of, or consent approval, decision or determination under a Finance Document may be effected without the prior written consent of all Lenders, which:

(a)    expressly requires the consent of all Lenders;

(b)    would have the effect that any part of the Senior Debt (other than the Hedging Liabilities) would be payable at a lower order in the Payment Cascade as at the date of this Agreement;

(c)    relates to the scope or fundamental nature of any Guarantee or Security Interest created or purported to be created by the Finance Documents or releases any such Guarantee or Security Interest (except, insofar as it relates to a sale or disposal of an asset which is the subject of a Security Interest, where such sale or disposal is expressly permitted under this Agreement or any other Finance Document);

(d)    relates to the definitions of "Majority Lenders", "Unanimous Lenders", "Hedging Agreement", "Hedging Termination Amount", "Hedge Providers", "Hedging Transaction Date", "Finance Parties", "Senior Debt";

(e)    alters the date of payment of any amount under the Finance Documents (except for any decision or determination which may be made by the Supermajority Lenders as provided for in clause 7.3(b) (Mandatory prepayment – Change of Control) or by the Majority Lenders as provided for in clauses 7.6 (Mandatory prepayment – Insurance Proceeds/Compensation Proceeds), 7.9 (Distribution Withdrawals), 7.12 (Voluntary cancellation) and 7.13 (Voluntary prepayment) of this Agreement, but including by any amendment or waiver of such provisions);

(f)    increases, reduces, or extends, any commitments under the Facility (except for any decision or determination which may be made by the Supermajority Lenders as provided for in clause 7.3(b) (Mandatory prepayment – Change of Control) or by the Majority Lenders as provided for in clauses 7.6 (Mandatory prepayment – Insurance

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Proceeds/Compensation Proceeds), 7.9 (Distribution Withdrawals), 7.12 (Voluntary cancellation) and 7.13 (Voluntary prepayment) of this Agreement, but including by any amendment or waiver of such provisions);

(g)    increases or reduces the amount of any principal, Margin, fees or commission payable under the Finance Documents;

(h)    relates to any change in currency of payment of any amount under the Finance Documents;

(i)    extends the Availability Period;

(j)    relates to the following provisions of this Agreement:

(i)    except as otherwise provided in clause 32.17 (Changes to reference rates), the definition of "LIBOR";

(ii)    clauses 2.2 to 2.6 (inclusive) (Finance Parties' Rights and Obligations);

(iii)    clause 3.1 (Purpose);

(iv)    clause 4.1 (Initial conditions precedent);

(v)    clause 6 (Repayment);

(vi)    clause 7 (Illegality, prepayment and cancellation) (except for any decision or determination which may be made by the Supermajority Lenders as provided for in clause 7.3(b) (Mandatory prepayment – Change of Control) or by the Majority Lenders as provided for in clauses 7.6 (Mandatory prepayment – Insurance Proceeds/Compensation Proceeds), 7.9 (Distribution Withdrawals), 7.12 (Voluntary cancellation) and 7.13 (Voluntary prepayment) of this Agreement, but including by any amendment or waiver of such provisions);

(vii)    clause 28 (Changes to the Lenders);

(viii)    clause 41 (Amendments and waivers);

(ix)    this clause 32 (Voting);

(x)    clauses 23.10 to 23.12 (Hedging);

(xi)    definitions of Sanctioned Country, Sanctioned Entity, Sanctioned Transaction, Sanctioning Body, Sanctions or Sanctions List; or

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(xii)    clauses 14.5 (Sanctions), 20.72 (Anti-Terrorism Laws), 20.73 and 20.74
(Sanctions), 21.32 (Sanctions), 24.26 to 24.28 (Sanctions), 25.5 (Material Project Documents), 27.19 to 27.21 (Sanctions and Anti-corruption).

32.6    Hedge Providers. No amendment or waiver of, or consent, approval, decision or determination under, a Finance Document which:

(a)    relates to the definition of "Hedging Liabilities", “Hedging Agreement”, “Hedging Termination Amount”, “Hedge Providers”, “Hedging Transaction Date”, “Hedging Strategy”, “Senior Creditor Participation” or “Senior Debt”;

(b)    relates to clauses 23.10 to 23.12 (Hedging) of this Agreement;

(c)    relates to this clause 32 (Voting) or clause 34 (Payment Cascade) to the extent that the amendment, waiver, consent, approval, decision or determination would materially and adversely affect the Hedge Providers;

(d)    relates to the scope or fundamental nature of any Guarantee or Security Interest created or purported to be created by the Finance Documents (except, insofar as it relates to a sale or disposal of an asset which is the subject of a Security Interest, where such sale or disposal is expressly permitted under the Intercreditor Deed or any other Finance Document);

(e)    would have the effect that any part of the Hedging Liabilities would be payable at a lower order in the Payment Cascade; or

(f)    relates to this clause 32.6,

may be effected without the prior written consent of each Hedge Provider.

32.7    No amendment of a Hedging Agreement (other than any amendment of any provision of any Finance Document incorporated by reference into a Hedging Agreement, in relation to which the other provisions of this clause 32 (Voting) apply), may be effected without the prior written consent of the relevant Hedge Provider.

32.8    Each Hedge Provider shall be entitled (but not obliged) to make any amendments to any Hedging Agreement to which it is a party if such amendments are of a purely mechanical or clerical nature or are to correct manifest errors or omissions and the Borrower and the Facility Agent hereby give their consent to such amendments. Such Hedge Provider shall promptly notify the Borrower and the Facility Agent of such amendment.

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32.9    Any amendment, waiver, consent, approval, decision or determination that limits the rights or increases the obligations of the Facility Agent, the Security Holder, the Technical Agent, the Onshore Account Bank, the Offshore Account Bank, a Mandated Lead Arranger, or the Documentation Agent in their capacity as such (and not, for the avoidance of doubt, in their capacity as a Lender or Hedge Provider) may not be effected without the prior written consent of such Finance Party.

32.10    The Facility Agent shall provide the Finance Parties with details of any amendment, consent, waiver, approval, decision and determination made, taken or given by the Facility Agent in the exercise of its powers under this clause 32 (Voting) promptly, and in any event within ten (10) days, after carrying out any such amendment.

Decisions not affecting the Borrower

32.11    The Finance Parties may amend or waive:

(a)    clauses 28.13 to 28.16 (inclusive) (Procedure for transfer);

(b)    clause 28.18 (Accession of Hedge Providers);

(c)    clause 30 (Role of the Facility Agent, the Technical Agent and the Mandated Lead Arrangers);

(d)    clause 33 (Conduct of business by the Finance Parties); or

(e)    clause 31 (The Security Holder),

in the manner required by this Agreement without requiring the consent or approval of the Borrower if such amendment or waiver does not affect the rights or obligations of the Borrower in any material respect.

Preservation and Protection of Security

32.12    The Facility Agent may (but is not obliged to) and the Security Holder shall (if instructed to do so by the Facility Agent) take whatever steps the Facility Agent considers in good faith are necessary to protect or preserve the interests of the Finance Parties without requiring the consent or approval of the Majority Lenders (including, without limitation, taking any of the steps contemplated by clause 27.38 (Consequences of an Event of Default) provided that notice has been given to the Borrower in accordance with that clause) if the Facility Agent reasonably believes that:

(a)    there is a risk of immediate and material prejudice to the interests of the Finance Parties under the Finance Documents;

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(b)    the steps taken by the Facility Agent and/or the Security Holder will mitigate, avoid or address the relevant risks; and

(c)    there is insufficient time to properly inform the Finance Parties of the relevant risk and to receive instructions from the relevant Lenders in accordance with this Agreement.

Neither the Facility Agent nor the Security Holder shall have any liability or responsibility to any person for any steps taken or for any failure or delay in taking any steps contemplated by this clause (except to the extent arising from any wilful misconduct, gross negligence or fraud).

Instructions

32.13    Unless a contrary indication appears in a Finance Document, the Facility Agent shall:

(a)    exercise any right, power, authority or discretion vested in it as Facility Agent in accordance with any instructions given to it by the requisite instructing majority in accordance with this Agreement and the other Finance Documents or, if so instructed by the requisite instructing majority, refrain from exercising any right, power, authority or discretion vested in it as Facility Agent;

(b)    refrain from exercising any right, power, authority or discretion vested in it as Facility Agent under the Finance Documents until it has received instructions from the requisite instructing majority in accordance with this Agreement and the other Finance Documents; and

(c)    not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the requisite instructing majority in accordance with this Agreement and the other Finance Documents.

32.14    Unless a contrary indication appears in a Finance Document, any instructions given by the requisite instructing majority in accordance with this Agreement and the other Finance Documents will be binding on all the Finance Parties.

32.15    The Facility Agent may refrain from acting in accordance with the instructions of the requisite instructing majority in accordance with this Agreement until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

32.16    If:

(a)

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(i)    any Lender becomes a Non-Consenting Lender (as defined in clause 32.16(d) below); or

(ii)    the Borrower becomes obliged to repay any amount in accordance with clause
7.1 (Illegality) or to pay additional amounts pursuant to clause 13 (Increased costs), clauses 12.2 to 12.6 (Tax gross-up) or clauses 12.7 to 12.10 (Tax Indemnity) to any Lender,

then the Borrower may, on twenty (20) Business Days' prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to clause 28 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrower which is acceptable to the Majority Lenders (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with clause 28 (Changes to the Lenders) for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)    The replacement of a Lender pursuant to this clause 32.16 shall be subject to the following conditions:

(i)    the Borrower shall have no right to replace the Facility Agent or the Security Holder;

(ii)    neither the Facility Agent nor any Lender shall have any obligation to the Borrower to find a Replacement Lender;

(iii)    in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) days after the date on which that Lender is deemed a Non-Consenting Lender;

(iv)    in no event shall the Lender replaced under this clause 32.16 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(v)    the Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph 32.16(a) above once it is satisfied that it has complied with all necessary know your customer or other similar checks under all applicable laws and regulations in relation to that transfer.

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(c)    A Lender shall perform the checks described in clause 32.16(b)(v) above as soon as reasonably practicable following delivery of a notice referred to in clause 32.16(a) above and shall notify the Facility Agent and the Borrower when it is satisfied that it has complied with those checks.

(d)    In the event that:

(i)    the Borrower or the Facility Agent (at the request of the Borrower) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)    the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)    Lenders whose Commitments aggregate, in the case of a consent, waiver or amendment requiring the approval of all the Lenders, more than 80% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 80% of the Total Commitments prior to that reduction), have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a Non-Consenting Lender.

Changes to reference rate

32.17

(a)    If an RFR Replacement Event has occurred, any amendment or waiver which relates to:

(i)    providing for the use of a Replacement Reference Rate in place of the RFR; and

(ii)    aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(iii)    enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(iv)    implementing market conventions applicable to that Replacement Reference Rate;

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(v)    providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(vi)    adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(b)    An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)    relates to the use of the RFR on a compounded basis in the international or any relevant domestic syndicated loan markets; and

(ii)    is issued on or after the date of this Agreement,

may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrower.

(c)    If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) or paragraph (b) above within 15 Business Days (or such longer time period in relation to any request which the Borrower and the Facility Agent may agree) of that request being made:

(i)    its Commitment shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)    its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)    In this Clause 32.17:

RFR Replacement Event means:

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(i)    the methodology, formula or other means of determining the RFR has, in the opinion of the Majority Lenders and the Borrower, materially changed;

(ii)

(A)

(1)    the administrator of the RFR or its supervisor publicly announces that such administrator is insolvent; or
(2)    information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the RFR is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the RFR;

(B)    the administrator of the RFR publicly announces that it has ceased or will cease to provide the RFR permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the RFR;

(C)    the supervisor of the administrator of the RFR publicly announces that the RFR has been or will be permanently or indefinitely discontinued;

(D)    the administrator of the RFR or its supervisor announces that the RFR may no longer be used; or

(iii)    the administrator of the RFR determines that the RFR should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(A)    the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrower) temporary; or

(B)    the RFR is calculated in accordance with any such policy or arrangement for a period no less than the period specified as the "RFR Contingency Period" in the Reference Rate Terms; or

(iv)    in the opinion of the Majority Lenders and the Borrower, the RFR is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

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Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Reference Rate means a reference rate which is:

(i)    formally designated, nominated or recommended as the replacement for the RFR by:

(A)    the administrator of the RFR (provided that the market or economic reality that such reference rate measures is the same as that measured by the RFR); or

(B)    any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the Replacement Reference Rate will be the replacement under paragraph (B) above;

(ii)    in the opinion of the Majority Lenders and the Borrower, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the RFR; or

(iii)    in the opinion of the Majority Lenders and the Borrower, an appropriate successor to the RFR.

33    Conduct of business by the Finance Parties and sharing among Finance Parties

Conduct of business by the Finance Parties

33.1    No provision of this Agreement shall:

(a)    interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)    oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)    oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

Sharing among Finance Parties

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33.2    If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 35 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)    the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)    the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)    the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clauses 35.7 and 35.8 (Payment Cascade).

33.3    The Facility Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clauses 35.7 and 35.8 (Payment Cascade).towards the obligations of that Obligor to the Sharing Finance Parties.

33.4    If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)    each Sharing Finance Party shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)    as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

33.5    These clauses 33.2 to 33.6 (Sharing among the Finance Parties) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to these clauses 33.2 to 33.6, (Sharing among the Finance Parties) have a valid and enforceable claim against the relevant Obligor.

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33.6    A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)    it notified the other Finance Party of the legal or arbitration proceedings; and

(b)    the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

34    Payment Cascade

Payment Cascade prior to Enforcement Date

34.1    On and from Financial Close and prior to the Enforcement Date, on any date on which a payment is due to be made by the Borrower, or to the extent required by the Finance Documents, the Borrower shall, to the extent required or permitted by the Finance Documents, apply the balances on the Proceeds Account and the Operating Accounts in or towards payment of the amounts referred to in (a) to (j) (inclusive) below in accordance with the Finance Documents and in the following manner and, if payment is due in respect of more than one such item on such date, in the following order (together in each case with any applicable VAT or other Taxes thereon):

(a)    Project Costs (other than any sums referred to below) as set out in the Financial Model or otherwise approved as Project Costs in accordance with the provisions of the Finance Documents;

(b)    all costs, charges (other than interest and commissions), fees and expenses of the Finance Parties due under the Finance Documents on a pari passu and pro rata basis among the Finance Parties;

(c)    all interest, fees and commissions due under the Finance Documents in relation to the Facility and all payments due under the Hedging Agreements (other than Hedging Termination Amounts but including interest on such amounts) on a pari passu and pro rata basis among the Finance Parties;

(d)    all principal amounts due under the Finance Documents in relation to the Facility and any Hedging Termination Amounts on a pari passu and pro rata basis among the Finance Parties;

(e)    any other sum due to the Finance Parties pursuant to the Finance Documents generally on a pari passu and pro rata basis between the Finance Parties;

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(f)    any other sum due to a particular Finance Party pursuant to the Finance Documents;

(g)    any mandatory prepayments under the Facility (other than pursuant to clause 7.9 (Distribution Withdrawals)) and any associated Hedging Termination Amounts pursuant to any termination required by the Hedging Strategy, in the order set out in clause 7.10 (Application of mandatory prepayment proceeds);

(h)    any mandatory prepayments under the Facility pursuant to clause 7.9 (Distribution Withdrawals) of this Agreement and any associated Hedging Termination Amounts pursuant to any termination required by the Hedging Strategy, in the order set out in clause 7.11 (Application of mandatory prepayment proceeds);

(i)    transfers to the Debt Service Reserve Account in accordance with clause 18.5 (Debt Service Reserve Account);

(j)    transfers to the Reclamation Funds Account if required to satisfy the requirements under clause 18.23 (Reclamation Funds Account);

(k)    voluntary prepayments under the Facility and any associated Hedging Termination Amounts pursuant to any termination required by the Hedging Strategy, in the order set out in clause 7.15 (Voluntary prepayment);

(l)    payments in respect of Distributions or transfers to the Distribution Account in accordance with clause 7.8 (Distribution Withdrawals) and clauses 24.23 to 24.24 (Distributions).

Payment Cascade after Enforcement Date

34.2    All (i) proceeds from the enforcement of the Finance Documents and any monies held or received by the Security Holder, the Facility Agent, the Onshore Account Bank or the Offshore Account Bank on and after any Enforcement Date pursuant to the exercise of any of its rights and powers under any Finance Document or received by any liquidator, administrator, administrative receiver, receiver or any similar or equivalent official of the Borrower, and (ii) monies received by any liquidator, administrator, administrative receiver, receiver or any similar or equivalent official of any Obligor recoverable pursuant to any Finance Document shall be applied (after providing for all costs, charges and expenses of any such liquidator, administrator, administrative receiver, receiver or any similar or equivalent official of the Obligors and any other payments ranking in priority to the monies secured by the Finance Documents) in or towards payment of the following items in the following order and manner:

(a)    all costs, charges, fees and expenses of the Finance Parties under or pursuant to any Finance Document including, without limitation, legal expenses, reinstatement costs and any costs incurred in recovering assets over which Security Interests have been or are

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purported to have been granted by the Security Documents, on a pari passu and pro rata basis;

(b)    arrears of interest and all fees and commissions under the Finance Documents and arrears of payments under the Hedging Agreements (other than Hedging Termination Amounts) then due on a pari passu and pro rata basis among the Finance Parties;

(c)    all other interest (including default interest) and all fees and commissions under the Finance Documents and scheduled payments under any Hedging Agreements (other than Hedging Termination Amounts but including interest on such amounts) which have not been terminated or closed out, on a pari passu and pro rata basis among the Finance Parties;

(d)    principal and other sums due under the Finance Documents and Hedging Termination Amounts on a pari passu and pro rata basis among the Finance Parties; and

(e)    provided that the Borrower has no actual or contingent liabilities under the Finance Documents, the balance, if any, in payment to the Borrower or any other person entitled to any surplus.

Payment of Project Costs

34.3    At any time prior to the satisfaction in full of the amounts referred to in clauses 34.2(a), 34.2(b), 34.2(c) and 34.2(d), if the Majority Lenders agree, all or part of such monies may be applied in or towards payment of Construction Costs or Operating Costs in priority to all or any of the items referred to above (other than under 34.2(a) above) as the Facility Agent may direct.

35    Payment mechanics

Payments to the Facility Agent

35.1    On each date on which an Obligor, the Security Holder or a Lender is required to make a payment under a Finance Document, the Obligor, the Security Holder or that Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

35.2    Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

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Distributions by the Facility Agent

35.3    Each payment received by the Facility Agent under the Finance Documents for another Party shall, subject to clause 35.4 (Distributions to the Obligors) and clauses 35.5 and 35.6 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.

Distributions to the Obligors

35.4    The Facility Agent may (with the consent of the Obligor or in accordance with clause 36 (Set- off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

Clawback

35.5    Where a sum is to be paid to the Facility Agent under the Finance Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

35.6    If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

Payment Cascade

35.7    If the Facility Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Facility Agent shall apply that payment towards amounts due from the Borrower to the Finance Parties in the order of priority contemplated by the Payment Cascade.

35.8    Clause 35.7 above shall override any appropriation made by an Obligor.

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No set-off by the Borrower

35.9    All payments to be made by an Obligor or the Security Holder under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

Business Days

35.10    Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

35.11    During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

Currency of account

35.12    Subject to clauses 35.13 and 35.14 below, Dollars is the currency of account and payment for any sum due from any Obligor or the Security Holder under any Finance Document.

35.13    Each payment in respect of costs, expenses or Tax shall be made in the currency in which the costs, expenses or Tax are incurred.

35.14    Any amount expressed to be payable in a Transaction Document in a currency other than Dollars shall be paid in that other currency.

Change of currency

35.15    Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)    any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(b)    any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

35.16    If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be

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amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

Disruption to payment systems

35.17    If either the Facility Agent determines (in its discretion) that a Disruption Event has occurred or the Facility Agent is notified by the Borrower that a Disruption Event has occurred:

(a)    the Facility Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Facility Agent may deem necessary in the circumstances;

(b)    the Facility Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in clause 35.17(a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)    the Facility Agent may consult with the Finance Parties in relation to any changes mentioned in clause 35.17(a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)    any such changes agreed upon by the Facility Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 41 (Amendments and waivers);

(e)    the Facility Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Facility Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 35.17; and

(f)    the Facility Agent shall notify the Finance Parties of all changes agreed pursuant to clause 35.17(d).

36    Set-off

36.1    A Finance Party (other than a Hedge Provider) may set off any matured obligation due from any Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in

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different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

37    Notices

Communications in writing

37.1    Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail. Notices or communications with Obligors incorporated or formed under Turkish law which are within the scope of Article 18/III of the Turkish Commercial Code numbered 6102 (consisting of notices of default, rescission or termination) shall be sufficiently given only if delivered via a Turkish notary or by registered mail, return receipt requested, telegram or registered email accounts comprising secure electronic signature and shall be deemed to have been given as of the date of proper service in accordance with Turkish law.

Addresses

37.2    The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents:

(a)    in the case of each Obligor, is set out in Schedule 2 (Initial Administrative Details of the Parties);

(b)    in the case of each Lender, is that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party; and

(c)    subject to clause 37.2(b) above, in the case of the Finance Parties, is set out in Schedule 2 (Initial Administrative Details of the Parties),

or any substitute address, fax number, e-mail address or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days' notice. Such changes shall not be effective until such time as the Facility Agent has notified all other Parties of that change in accordance with clause 30.3 (Duties of the Facility Agent).
Delivery

37.3    Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)    if by way of fax, when received in legible form; or

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(b)    if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(c)    if by way of e-mail, when it is received in readable form,

and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.
37.4    Any communication or document to be made or delivered to the Facility Agent or the Security Holder will be effective only when actually received by the Facility Agent or the Security Holder and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent's or Security Holder's administrative details in Schedule 2 (Initial Administrative Details of the Parties) (or any substitute department or officer as the Facility Agent or Security Holder shall specify for this purpose).

37.5    All notices from or to an Obligor shall be sent through the Facility Agent.

Notification of address, fax number and e-mail

37.6    Promptly upon receipt of notification of an address, fax number, e-mail address or change of address, fax number or e-mail address pursuant to clause 37.2 (Addresses) or changing its own address, fax number or e-mail address, the Facility Agent shall notify the other Parties.

Use of websites

37.7    Each Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the Designated Website) if:

(a)    the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(b)    both the relevant Obligor and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)    the information is in a format previously agreed between the Borrower and the Facility Agent.

37.8    If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Obligors accordingly and the relevant Obligor shall at its own cost supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form.

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37.9    The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

37.10    Each Obligor shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(a)    the Designated Website cannot be accessed due to technical failure;

(b)    the password specifications for the Designated Website change;

(c)    any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)    any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)    the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

37.11    If an Obligor notifies the Facility Agent under clauses (a) or (e) above, all information to be provided by that Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

37.12    Any Website Lender may request, through the Facility Agent, one (1) paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. Each Obligor shall at its own cost comply with any such request within ten (10) Business Days.

37.13    For the purpose of clauses 37.7 to 37.12 each Lender accepts that (unless otherwise notified), it is a Website Lender.

English language

37.14    Any notice given under, or in connection with, any Finance Document must be in English.

(a)    All other documents provided under, or in connection with, any Finance Document must be:

(i)    in English; or

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(ii)    if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

38    Calculations and certificates

Accounts

38.1    In any litigation proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

Certificates and Determinations

38.2    Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

Day count convention and interest calculation

38.3    Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

(a)    on the basis of the actual number of days elapsed and a year of three hundred and sixty
(360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice; and

(b)    subject to Clause 38.4 below, without rounding.

38.4    The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.

39    Partial invalidity

39.1    If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40    Remedies and waivers

40.1    No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any

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other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

41    Amendments and waivers

The Finance Documents may be amended or waived only in accordance with the provisions of this Agreement and the Intercreditor Deed and any such amendment or waiver will be binding on all parties.
42    Confidentiality

Confidential Information

42.1    Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 42.2 (Disclosure of Confidential Information) and clause 42.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

Disclosure of Confidential Information

42.2    Any Finance Party may disclose:

(a)    to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this clause 42.2(a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)    to any other Finance Party;

(c)    to any person:

(i)    to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

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(ii)    with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)    appointed by any Finance Party or by a person to whom clauses 42.2(c)(i) or 42.2(c)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under clauses 30.43 to 30.46 (Relationship with the Lenders));

(iv)    who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to clauses 42.2(c)(i) or 42.2(c)(ii) above;

(v)    to whom information is required or requested to be disclosed by any court of competent jurisdiction, any Government Agency (including any department or agency of the European Union), any banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)    to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)    which is publicly available, other than as a result of a breach by that Finance Party of this clause;

(viii)    to whom information is required to be disclosed in order for any Finance Party to be in compliance with the Equator Principles;

(ix)    who is a Party;

(x)    with the consent of the Borrower or the relevant Major Project Party;

(xi)    to any person appointed by that Finance Party or by a person to whom clauses 42.2(c)(i) or 42.2(c)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this

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clause 42.2 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or such other form of confidentiality undertaking agreed between the Borrower and the relevant Finance Party;

(xii)    to the International Swaps and Derivatives Association, Inc. (ISDA) or any Credit Derivatives Determination Committee or sub-committee of ISDA where such disclosure is required by them in order to determine whether the obligations under the Finance Documents will be, or in order for the obligations under the Finance Documents to become deliverable under a credit derivative transaction or other credit linked transaction which incorporates the 2009 ISDA Credit Derivatives Determinations Committees and Auction Settlement Supplement or other provisions substantially equivalent thereto; or

(xiii)    to the extent necessary for the Hedge Providers to make calculations and to obtain quotes in accordance with the terms of the Hedging Agreements,

in each case, such Confidential Information as that Finance Party shall consider appropriate, provided:
(A)    in relation to clauses 42.2(c)(i), 42.2(c)(ii) and 42.2(c)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement or a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)    in relation to clause 42.2(c)(iv) above the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements or confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)    in relation to clauses 42.2(c)(v) and 42.2(c)(vi) above the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price- sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(d)    to professional advisers and service providers of the persons to whom disclosure is permitted by this clause 42.2 (Disclosure of Confidential Information), provided such

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professional advisers and service providers are under a duty of confidentiality to such persons; and

(e)    to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, any Lender or any person to whom disclosure is permitted by this clause
42.2    (Disclosure of Confidential Information), if any such rating agencies, insurer, insurance broker or provider of credit protection is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Confidentiality Undertaking means a confidentiality undertaking on substantially similar terms to the confidentiality undertaking in this clause 42 (Confidentiality) or in any other form agreed between the Borrower and the Facility Agent.
Disclosure to numbering service providers

42.3    Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(a)    names of Obligors;

(b)    country of domicile of Obligors;

(c)    place of incorporation of Obligors;

(d)    date of this Agreement;

(e)    Clause 45 (Governing Law);

(f)    the names of the Facility Agent and the Mandated Lead Arrangers;

(g)    date of each amendment and restatement of this Agreement;

(h)    amounts of, and names of, the Facility (and any tranches);

(i)    amount of Total Commitments;

(j)    currencies of the Facility;

(k)    type of Facility;

(l)    ranking of Facility;

(m)    Final Scheduled Repayment Date for the Facility;

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(n)    changes to any of the information previously supplied pursuant to paragraphs (a) to (m) above; and

(o)    such other information agreed between such Finance Party and the Borrower,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

42.4    The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

42.5    Each Obligor represents that none of the information set out in paragraphs (a) to (o) of clause
42.3    is, nor will at any time be, unpublished price-sensitive information.

42.6    The Facility Agent shall notify the Borrower and the other Finance Parties of:

(a)    the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(b)    the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

Entire agreement

42.7    This clause 42 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

Public Disclosure

42.8    The Finance Parties acknowledge and agree that each of the Obligors may disclose this Agreement, the other Finance Documents or any summary thereof to any of its Affiliate and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives and to any other person referred to in clause 42.2(c)(v) or 42.2(c)(vi)

Inside information

42.9    Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market

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abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

Notification of disclosure

42.10    Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)    of the circumstances of any disclosure of Confidential Information made pursuant to clause 42.2(c)(v) (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)    upon becoming aware that Confidential Information has been disclosed in breach of this clause 42 (Confidentiality).

Continuing obligations

42.11    The obligations in this clause 42 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(a)    the date on which all amounts payable by the Borrower under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)    the date on which such Finance Party otherwise ceases to be a Finance Party.

Confidentiality of Funding Rates

42.12    The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by clauses 42.13, 42.14 and 42.15.

42.13    The Facility Agent may disclose:

(a)    any Funding Rate to the Borrower pursuant to clause 8.6 (Notification of rates of interest); and

(b)    any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

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42.14    The Facility Agent and each Obligor may disclose any Funding Rate, to:

(a)    any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this clause 42.14 is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(b)    any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(c)    any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(d)    any person with the consent of the relevant Lender.

42.15    The Facility Agent's obligations in clauses 42.8 to 42.13 relating to Funding Rate are without prejudice to its obligations to make notifications under clause 8.6 (Notification of rates of interest) provided that (other than pursuant to clause 42.9(a)) the Facility Agent shall not include the details of any individual Funding Rate as part of any such notification.

42.16    The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price- sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

42.17    The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

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(a)    of the circumstances of any disclosure made pursuant to clause 42.10(b) except where such disclosure is made to any of the persons referred to in that clause during the ordinary course of its supervisory or regulatory function; and

(b)    upon becoming aware that any information has been disclosed in breach of this clauses
42.8 to 42.13.

42.18    No Event of Default will occur under clause 27.6 (Breach of other obligations) by reason only of an Obligor's failure to comply with clauses 42.8 to 42.13.

43    Bail-in provisions

Contractual recognition of bail-in

43.1    Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)    any Bail-In Action in relation to any such liability, including (without limitation):

(i)    a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)    a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)    a cancellation of any such liability; and

(b)    a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Definitions

43.2    In this clause 43:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms

Bail-In Action means the exercise of any Write-down and Conversion Powers

Bail-In Legislation means:

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(a)    in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)    in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers

UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings)

Write-down and Conversion Powers means:

(c)    in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(d)    in relation to any other applicable Bail-In Legislation:

(i)    any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

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(ii)    any similar or analogous powers under that Bail-In Legislation; and

(e)    in relation to any UK Bail-In Legislation:

(i)    any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)    any similar or analogous powers under that UK Bail-In Legislation.

44    Counterparts

44.1    Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of that Finance Document.

45    Governing Law

45.1    This Agreement and any non-contractual obligations connected with or arising out of it are governed by English law.

46    Enforcement

Jurisdiction

46.1    The courts of the High Court of Justice of England and Wales in London and any competent United Kingdom appellate court have exclusive jurisdiction to settle any dispute arising out of, or in connection with, any Finance Document governed by English law or any non-contractual obligations connected with or arising out of any Finance Document governed by English law (including a dispute regarding the existence, validity or termination of any Finance Document governed by English law) (a Dispute).

46.2    The Parties agree that the High Court of Justice of England and Wales in London and any competent United Kingdom appellate court are the most appropriate and convenient courts to

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settle Disputes and to grant interim remedies or other provisional or protective relief and accordingly no Party will dispute to the contrary.

46.3    Clauses 46.1 and 46.2 above are for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute or seeking interim remedies or other provisional or protective relief in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions, provided that the Finance Parties shall not be entitled to take proceedings in any such other courts if the Finance Parties have initiated proceedings in the English courts and it would be inequitable to cause those proceedings to be stopped.

Service of process

46.4    Without prejudice to any other mode of service allowed under any relevant law, each Obligor:

(a)    irrevocably appoints Stikeman Elliott (London) LLP of Dauntsey House, 4B Frederick's Place, London EC2R 8AB or its registered office from time to time as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)    agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)    if any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the relevant Obligor must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

Waiver of Immunity

46.5    Each Obligor irrevocably and unconditionally:

(a)    agrees not to claim in any jurisdiction, for itself or in respect of its assets, immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and waives such present or future immunity, whether claimed or not; and

(b)    consents generally to the giving of any relief or the issue of any process in connection with any proceedings, including the making, enforcement or execution against any property of any nature (irrespective of its use or intended use) of any order or judgment which may be made or given in any proceedings.

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47    Limitation of liability

Notwithstanding any other provision of this Agreement or any Finance Document (other than the Intercreditor Deed) to which a Shareholder is party, the sole recourse and remedy of the Finance Parties against each of the Shareholders under the Finance Documents (other than the Intercreditor Deed) shall be with respect to the Security Interest(s) granted by such Shareholder under and in accordance with the Security Document(s) to which it is a party and the Finance Parties shall not have any right or remedy to execute or enforce any claim against any of the Shareholder’s property and assets not subject to (or purported to be subject to) such Security Interest, provided that nothing in this clause shall in any way limit the rights of the Finance Parties in relation to the Security Interests granted under and in accordance with such Security Documents, nor shall this clause be interpreted to limit the validity or enforceability of, or reduce, release or prejudice, the Security Interest(s) granted by such Shareholder under and in accordance with such Security Document(s).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
Original Lenders and Hedge Providers

Part 1 – The Original Lenders

Name of Lender	Facility Commitment
BNP Paribas SA	US$87,500,000
ING Bank A.S.	US$87,500,000
Societe Generale, London Branch	US$87,500,000
UniCredit S.p.A.	US$87,500,000
Total Commitments	US$350,000,000

Each Lender's participation in each of the Tranche A Loans and Tranche B Loans shall be pro rata to its Commitment.

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Part 2 – The Original Hedge Providers

Name of Hedge Provider	Hedging Transactions proportion
BNP Paribas SA	25%
ING Bank N.V.	25%
Société Générale	25%
UniCredit S.p.A.	25%
Total	100%

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Schedule 2
Initial Administrative Details of the Parties

Party	Details
ANAGOLD MADENCİLİK SANAYİ VE TİCARET A.Ş.	Address:
as Borrower	Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19 Cankaya Ankara, Türkiye
Attention: Ahmet İlker Doğan
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
ALACER GOLD CORP.	Address:
as Parent	6900 E. Layton Avenue, Suite 1300 Denver, Colorado 80237, USA
Attention: Michael J. Sparks
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş.	Address:
as Shareholder	Büyükdere Cad. No:163 34394 Zincirlikuyu-Istanbul
Attention: Mustafa Aksoy
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
ALACER GOLD MADENCİLİK A.Ş.	Address:
as Shareholder	Mustafa Kemal Mahalesi 2123 Cadde No. 2/D Floor 19 Cankaya Ankara, Türkiye
Attention: Ahmet İlker Doğan

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Party	Details
Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
BANKA KOMBETARE TREGTARE SHA	Address:
as Shareholder	Bulevardi “Zhan D’Ark”, Tirana, Albania
Attention: Seyhan Pencabligil
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
ING BANK N.V.	Address:
as Facility Agent	Bijlmerplein 888 1102 MG Amsterdam The Netherlands Locatiecode: AMP N04.46
Attention: Luigi Brun / Denice Sedney
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
ING BANK N.V.	Address:
as Security Holder	Bijlmerplein 888 1102 MG Amsterdam The Netherlands Locatiecode: AMP N04.46
Attention: Luigi Brun / Denice Sedney
Telephone: [redacted]
Fax: [redacted]
E-mail: [redacted]
ING BANK N.V.	Address:
as Mandated Lead Arranger	Bijlmerplein 888 1102 MG Amsterdam zuidoost The Netherlands Locatiecode: AMP E05.007

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Party	Details
Attention: Remko van de Water / Arjan Uit de Weerd Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
BNP PARIBAS SA as Mandated Lead Arranger
SOCIETE GENERALE, LONDON BRANCH as Mandated Lead Arranger	Address: SG House, 41 Tower Hill, London, EC3N 4SG Attention: Tim Hawk Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
UNICREDIT S.P.A. as Mandated Lead Arranger	Address: UniCredit Bank AG, Arabellastr. 14, D- 81925 Munich, Germany Attention: Bettina Dittmer, Laurence Patricia Alexandre, Anil Özcelik Telephone: [redacted] E-mail: [redacted]
SOCIETE GENERALE, LONDON BRANCH as Documentation Agent	Address: SG House, 41 Tower Hill, London, EC3N 4SG Attention: Tim Hawk Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
BNP PARIBAS SA as Technical Agent
ING BANK N.V.	Address: Foppingadreef 7

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Party	Details
as Original Hedge Provider	P.O. Box 1800 1000 BV Amsterdam The Netherlands Locatiecode: TRC 00.13 Attention: Operations / Derivatives Telephone: [redacted] E-mail: [redacted]
BNP PARIBAS SA as Original Hedge Provider	Address: 10 Harewood Avenue London, NW1 6AA Attention: Audrey Safra / Jose Rodrigo Telephone: [redacted] E-mail: [redacted]
SOCIETE GENERALE as Original Hedge Provider	Address: Exchange House Primrose Street, EC2A 2EG Attention: Brandon Lloyd. Director, Precious Metal Sales Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
UNICREDIT S.P.A. as Original Hedge Provider	Address: UniCredit Bank AG, Arabellastr. 14, D- 81925 Munich, Germany Attention: Bettina Dittmer, Laurence Patricia Alexandre, Patrick Taubner Telephone: [redacted] E-mail: [redacted]
ING BANK A.S. as Original Lender	Address: Reşitpaşa Mah Eski Büyükdere Cd. No:8 34467 Sarıyer İstanbul

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Party	Details
Turkey Attention: Gorkem Atac / Ozgur Dural / Caglar Muslu / Yasemin Uyar Telephone: [redacted] E-mail: [redacted]
BNP PARIBAS SA as Original Lender	Address: 37, place du Marché Saint Honoré 75001 Paris, France Attention: Thomas Lagrée / Hugues Jalenques de Labeau Telephone: [redacted] E-mail: [redacted]
SOCIETE GENERALE, LONDON BRANCH as Original Lender	Address: SG House, 41 Tower Hill, London, EC3N 4SG Attention: Tim Hawk Telephone: [redacted] Fax: [redacted] E-mail: [redacted]
UNICREDIT S.P.A. as Original Lender	Address: UniCredit Bank AG, Arabellastr. 14, D- 81925 Munich, Germany Attention: Bettina Dittmer, Laurence Patricia Alexandre, Anil Özcelik Telephone: [redacted] E-mail: [redacted]

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Schedule 3 Conditions Precedent

Part 1

1    Corporate Documentation

1.1    Certified copies (in respect of each Obligor) of its constitutional documents, including:

(a)    the articles of association of the Borrower, Lidya and AGM, all amendments made to these articles of association, as certified by the relevant Trade Registry;

(b)    the internal directives of the Borrower, Lidya and AGM, regarding the limited signature authorities adopted by the Board of Directors in accordance with Article 367 of the Turkish Commercial Code No. 6102, as announced in the Turkish Trade Registry Gazette;

(c)    the original copies of the Certificates of Activity of the Borrower the Borrower, Lidya and AGM, issued by the relevant Trade Registry.

1.2    Resolutions of the board of directors (or if applicable, a committee of the board of directors), of each of the Obligors (certified as a true copy by a director or officer or notarised by a notary public (as required)):

(a)    approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party and, if required by the Facility Agent, unconditionally ratifying any actions taken in relation to the Transaction Documents prior to the date of the resolutions;

(b)    in respect of the Borrower only, approving the Development Plan and the Life of Mine Plan;

(c)    authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf;

(d)    authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in the case of the Borrower, Utilisation Requests) to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party; and

(e)    in respect of the Borrower, confirming that the board will recognise the persons to whom the shares in the Borrower are to be transferred in the event of any action under the

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Borrower Share Pledge, respectively, to transfer such shares, and will approve the transfer to such persons and will give effect thereto.

1.3    The Authorization Certificate of the Borrower, issued by the Trade Registry Offices in accordance with the Turkish Land Registry Law No. 2644.

1.4    Specimen signatures of each person authorised by the resolutions in paragraph 1.2(b) above to sign the Transaction Documents and any other notices or documents under or in connection with the Transaction Documents.

1.5    If required, a copy of a resolution of a general meeting of shareholders of each of the Shareholders and the Borrower approving the terms of, and the transactions contemplated by, the Transaction Documents to which such Shareholder or the Borrower is a party.

1.6    Where a Transaction Document has been signed or will be signed by way of a power of attorney, a certified copy of each such power of attorney in respect of each Obligor (duly notarised and legalised if necessary).

1.7    A certificate of each Obligor (signed by a director or authorised officer) confirming that (i) borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded; (ii) each copy document relating to it specified in Part 1 of Schedule 3 (Conditions Precedent) is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement; and (iii) in the case of a certificate of an Obligor other than the Borrower, all representations and warranties in respect of such Obligor set out in Clause 20 (Representations) are true, accurate and complete and, in the case of a certificate of the Borrower, all representations and warranties set out in Clause 20 (Representations) are true, accurate and complete; and (iv) in the case of a certificate of the Borrower, no event has occurred and is continuing or would result from the Finance Documents as at the date of this Agreement which constitutes an Event of Default.

2    Finance Documents

2.1    An agreed form original of each Finance Document (other than any Intercreditor Accession Deed and any Transfer Certificate) duly executed by the parties to such document.

2.2    The Borrower and the Lenders have agreed any updates required to Schedule 11 (Completion Tests) to account for the terms of the executed EPCM Contract and BOO Contract.

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3    Security

3.1    The Obligors have signed all documents, given all notices and taken all actions requested by the Security Holder to enable the security granted or to be granted by the Security Documents to be perfected, including to facilitate:

(a)    all filings, stampings, registrations, recordings, notifications and other actions (or documents to effect such actions) in all relevant jurisdictions necessary or, in the opinion of legal advisers to the Facility Agent, advisable, in order to create in favour of the Finance Parties valid perfected first-priority Security Interests over all of the assets purported to be covered by each Security Document (subject to Permitted Security Interests which rank pari passu or ahead by operation of law); and

(b)    the giving of notices of pledge, assignment or charge, as applicable in relation to the security created under the Security Documents to each of the counterparties to the Material Project Documents and the Refining Contracts and obtaining acknowledgements of receipt of each of the counterparties to the Material Project Documents and the Refining Contracts of such notices.

3.2    Confirmation from the counterparties to the Material Project Documents and the Refining Contracts that they have not received any prior notice of any Security Interest, and that amounts payable in relation to such contractual arrangements shall be paid without set-off or counterclaim.

3.3    Evidence that no liens or encumbrances are registered against the Borrower or its assets purported to be covered by each Security Documents or the shares in the Borrower other than Permitted Security Interests and those in favour of the Finance Parties.

3.4    A copy of all signed notices in agreed form required to be sent under the Security Documents (and where required by the Facility Agent, signed acknowledgements of such notices), including in respect of:

(a)    each relevant Material Project Document and each Refining Contract;

(b)    the relevant Insurances; and

(c)    the Hedging Agreements.

3.5    A copy of all signed notices in agreed form in relation to the security over the Project Accounts (except the Distribution Account) given to each of the Onshore Account Bank and the Offshore Account Bank and a signed acknowledgement from each of the Onshore Account Bank and the Offshore Account Bank (each in the form set out in the relevant Security Document).

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3.6    Share certificates representing all of the issued and paid-up share capital of the Borrower (each bearing a pledge endorsement) and stock transfer forms in relation to the same duly endorsed in blank and all other documents required to be provided under the Security Documents.

3.7    Notarized copies of the Borrower’s Board of Directors’ resolution on approval of the pledge to be established under the Borrower Share Pledge and resolving to register the pledge in its share book in accordance with Borrower Share Pledge.

3.8    Notarized copies of the share ledger pages evidencing that the pledge established under the Borrower Share Pledge is registered in the Borrower’s share ledger.

3.9    The original confirmation letter from the relevant Trade Registry Office that the Commercial Enterprise Pledge Agreement was duly signed before a notary public and registered with the relevant Trade Registry.

3.10    Evidence that BKT has procured all regulatory approvals and/or given all regulatory notices required by any law or regulation applicable to it in respect of any Security Interest granted or to be granted by it

4    Material Project Documents

4.1    A certified copy of each Material Project Document, and each Refining Contract executed prior to Financial Close, in agreed form duly executed by the parties to such document.

4.2    Evidence that the Material Project Documents and each Refining Contract are unconditional and in full force and effect.

5    Authorisations and title

5.1    A certificate of an authorised representative of the Borrower, to the effect that:

(a)    all Project Authorisations (including the Mining Licences) and Environmental or Social Permits required to be obtained in order to achieve Final Project Completion substantially in accordance with the Development Plan and the Life of Mine Plan, other than those Project Authorisations which are not necessary at the applicable time and which are expected to be obtained in the ordinary course of business by the time they are necessary having regard to the Project’s then current stage of construction, have been obtained and each such Project Authorisation (including the Mining Licences) and Environmental or Social Permit is in full force and effect (subject to any matters disclosed in the report provided pursuant to paragraph 7.1 below); and

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(b)    a true, correct and complete copy of each such Project Authorisation (including the Mining Licences) and Environmental or Social Permit referred to in paragraph (a) above is attached to such certificate.

5.2    Evidence that all notices, registrations, filings, stampings, approvals and consents in relation to the Transaction Documents (to the extent required under any relevant jurisdiction) have been duly obtained, issued and/or completed (as applicable) pursuant to any applicable regulations in that jurisdiction.

6    Insurances

6.1    Evidence satisfactory to the Independent Insurance Consultant that the Borrower has in full force and effect such insurance policies as are required in accordance with this Agreement, with such policies and their terms (including as to amount, risks covered and deductibles) to be to the satisfaction of the Independent Insurance Consultant.

6.2    Insurance Broker's Letter of Undertaking in relation to the relevant Insurances.

6.3    Evidence satisfactory to the Independent Insurance Consultant that each policy of insurance placed pursuant to clauses 25.19 to 25.20 has attached to it an endorsement in a form satisfactory to the Independent Insurance Consultant, including covering the requirements of the Facility Agent pursuant to clauses 25.19(a) to (c).

7    Reports

7.1    A copy of an updated legal due diligence report from the Lenders’ Turkish legal advisers in form and substance satisfactory to the Lenders.

7.2    A copy of an updated technical due diligence report from the Independent Technical Consultant which includes confirmation of the adequacy of mineral reserves and resources for the Project and details of the management of the Obligors and the Project in conjunction with the assessment of the contract structure, contracts, contractors and project development philosophy in form and substance satisfactory to the Lenders.

7.3    A copy of an insurance report from the Independent Insurance Consultant, in form and substance satisfactory to the Lenders.

7.4    A copy of an updated Environmental Report from the Independent Technical Consultant in form and substance satisfactory to the Lenders and in accordance with all applicable Environmental Laws, including confirmation from the Independent Technical Consultant that (i) the proposed development, construction, operation and closure of the Project in accordance with the Development Plan will comply with the Equator Principles, (ii) the Integrated Environmental and

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Social Management Plan, the Environmental Impact Assessment and the Environmental and Social Impact Assessment comply with applicable Environmental and Social Standards (and, to the extent that any aspect of the Integrated Environmental and Social Management Plan for the construction phase of the Project has to be implemented at a later date, all arrangements necessary for such timely implementation have been set out in the Integrated Environmental and Social Management Plan), and (iii) if applicable, there are no trans-boundary impacts related to the Project or the Development Plan.

8    Legal opinions

8.1    Legal opinions of each of:

(a)    Norton Rose Fulbright LLP, legal advisers to the Facility Agent, in relation to the legality, validity and enforceability of the Finance Documents governed by English law;

(b)    Güner Law Office, legal advisers to the Facility Agent, in relation to: (i) the due capacity and authority of the Turkish Obligors to enter into, execute and deliver the Transaction Documents to which each is a party; (ii) the Security Interests registered in Turkey; and
(iii) the legality, validity and enforceability of the Transaction Documents and Project Authorisations governed by the laws of Turkey;

(c)    any other legal advisers to the Facility Agent, in relation to the legality, validity and enforceability of the Finance Documents governed by laws other than English law and Turkish law;

(d)    Macdonald & Co, legal advisers to the Facility Agent, in relation to the due capacity and authority of the Parent to enter into, execute and deliver the Transaction Documents to which it is a party;

(e)    Kalo & Associates, legal advisers to the Facility Agent, in relation to the due capacity and authority of BTK to enter into, execute and deliver the Transaction Documents to which it is a party;

(f)    legal advisers or in-house counsel of the BOO Contract, in each case acceptable to the Facility Agent (acting reasonably), in relation to the due capacity and authority of the BOO Contractor to enter into, execute and deliver the Transaction Documents to which it is a party; and

(g)    legal advisers acceptable to the Facility Agent (which, if such opinion can be provided by Stikeman Elliott LLP given the governing law of the BOO Contract, may be Stikeman Elliott LLP) in relation to the legality, validity and enforceability of the BOO Contract,

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each in form and substance satisfactory to, and addressed to or to be relied upon by, the Finance Parties.
9    Financial Model, Life of Mine Plan, model audit report and Budgets

9.1    An electronic copy of the updated Financial Model which includes the base case financial projections and ratios contemplated by this paragraph 9.1 and an updated assessment of the sources and uses of funds, which demonstrates that as at the date of first Utilisation:

(a)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Historic Debt Service Cover Ratio for the Calculation Period ending on that Scheduled Calculation Date is greater than 1.50:1;

(b)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Forecast Debt Service Cover Ratio for the next Calculation Period is greater than 1.50:1;

(c)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Loan Life Cover Ratio is greater than 1.60:1;

(d)    the Ore Reserve Tail Ratio is no less than thirty per cent (30%) and shall at all times on and from Financial Close and on each Scheduled Calculation Date until the Final Scheduled Repayment Date be greater than thirty per cent (30%); and

(e)    that no Cost to Complete Shortfall exists.

9.2    A report and audit of the Financial Model from the Independent Model Auditor, in accordance with the terms of engagement of the Model Auditor and in form and substance acceptable to the Independent Technical Consultant illustrating compliance with clause 22 (Financial undertakings) at all times up to and including the Final Scheduled Repayment Date and confirming that:

(a)    the Assumptions contained or implicit in the Financial Model are reasonable, accurate and appropriate and accurately reflect the Construction Budget and Operating Budget;

(b)    the Borrower Compliance Certificate submitted pursuant to paragraph 10 below is true and accurate; and

(c)    the Financial Model is in all respects consistent with the provisions of this Agreement, including clause 22 (Financial undertakings).

9.3    The Construction Budget, in sufficient detail and in an acceptable format.

9.4    The Operating Budget, in sufficient detail and in an acceptable format.

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9.5    Confirmation from the Lenders that the Initial Life of Mine Plan is in form and substance satisfactory to the Mandated Lead Arrangers, acting on the advice of the Independent Technical Consultant.

9.6    Confirmation from the Borrower that no Construction Costs have been incurred to date in relation to the Project which are not included in the Financial Model.

9.7    Confirmation from the Lenders that the forms of, and details to be included in, each of the Construction Report and the Operating Report, are acceptable.

10    Property and environment

10.1    A certified copy of the ESMP satisfactory to the Facility Agent (following consultation with the Independent Technical Consultant) evidencing that:

(a)    the Integrated Environmental and Social Management Plan has been implemented by the Borrower; and

(b)    the Borrower has made appropriate arrangements for Environmental Rehabilitation Bonding Requirements, if any, in respect of the Project on terms acceptable to the Lenders.

10.2    A certified copy of the Environmental Impact Assessment and the Environmental and Social Impact Assessment.

10.3    Evidence that the EIA has been approved by the Competent Authority.

10.4    A certified copy of the Environmental and Social Management System.

10.5    A certified copy of the GHG Alternatives Analysis.

10.6    Evidence that the Environmental and Social Deliverables required to be delivered or satisfied prior to the anticipated date of Financial Close have been so delivered or satisfied.

11    Compliance Certificate

11.1    A Borrower Compliance Certificate, calculated as at the first Utilisation Date and indicating that:

(a)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Forecast Debt Service Cover Ratio for the next Calculation Period is no less than 1.50:1;

(b)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Loan Life Cover Ratio is no less than 1.60:1; and

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(c)    the Ore Reserve Tail Ratio is no less than thirty per cent (30%) and shall at all times on and from Financial Close and on each Scheduled Calculation Date until the Final Scheduled Repayment Date be no less than thirty per cent (30%).

12    Hedging

12.1    Evidence satisfactory to the Facility Agent that the Borrower has terminated any hedging agreements and hedging transactions with counterparties other than the Hedge Providers and which are required by it to be terminated prior to the initial Utilisation Date, and any related Security Interests have been released.

13    Equity contributions

13.1    The Lenders (in consultation with the Independent Technical Consultant) have determined the Reserve Amount.

13.2    A certificate of an authorised signatory of the Borrower and the Parent containing details of the expenditure by the Borrower or the Parent of all Equity Contributions made prior to Financial Close in respect of the development and construction of the sulphide expansion of the Çöpler gold mine in a manner which is consistent with the Development Plan, which Equity Contributions shall be in an amount no less than the Initial Equity Contribution.

14    Project Accounts

14.1    Evidence that those Project Accounts which the Facility Agent requires the Borrower to open have been opened.

14.2    Evidence that the aggregate credit balance on the Equity Contribution Accounts is no less than the Reserve Amount.

15    Initial Financial Statements

15.1    Certified copies of the Initial Financial Statements together with all subsequently available audited and unaudited financial statements of the Parent and the Borrower.

15.2    A certificate signed by an authorised signatory of the Parent and the Borrower that there has been no Material Adverse Effect since the preparation of its Initial Financial Statements.

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16    General

16.1    Evidence that the Lenders are satisfied that no change or circumstance has occurred between the date of this Agreement and Financial Close which has or could result in a material adverse change in any Obligor's business or financial condition or in relation to the Project.

16.2    A letter executed by a duly authorised officer of the Borrower authorising the Borrower's auditors to communicate directly with the Facility Agent at any time regarding the Borrower's accounts and operations.

16.3    A certified copy of the approval for incentive certificate relating to the Project.

16.4    Evidence of the appointment of an agent for the receipt of service of process in England by each Obligor.

16.5    The Facility Agent is satisfied that the fees payable in accordance with clause 11(Fees) or any Fee Letters and all costs and expenses due at that time in accordance with clause 16 (Costs and expenses) have been paid, or will be paid simultaneously with the first Utilisation.

16.6    A certified copy of the Group Structure Chart.

16.7    The Facility Agent is satisfied that no event or series of events has occurred (including a change to any law or regulation) since 31 December 2014 which individually or together has a Material Adverse Effect.

16.8    A certified copy of any other Authorisation or other document, opinion or assurance which the Lenders consider to be necessary or desirable (if it has notified the Facility Agent accordingly and the Facility Agent has notified the Borrower) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

17    Know Your Customer Information

Provision by each Obligor of all information necessary to comply with any money laundering regulations, know your customer checks and other identification procedures as may be requested by the Facility Agent (including financial statements, if required).

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Part 2 Utilisation

1    No Default

No Default has occurred and is continuing or would result from the making of the proposed Loan.
2    Representations

The Repeating Representations to be made by each Obligor are true, accurate and complete in all respects.
3    No Change of Control

No Change of Control has occurred.

4    Purpose

The proposed loan will be used for the purpose specified in clause 3.1 (Purpose).

5    Debt to total spend ratio

The ratio, as determined by the Facility Agent in consultation with the Independent Technical Consultant, of:

(a)    the total amount utilised under the Facility to date, including amounts to be Utilised on the proposed Utilisation Date to which the calculation is related; to

(b)    all amounts spent or to be spent on Construction Costs between 1 January 2015 and the proposed Utilisation Date,

should not be greater than 50% on the proposed Utilisation Date.

6    Costs Certificate

6.1    The Borrower has delivered a Costs Certificate to the Facility Agent and the Technical Agent with the relevant Utilisation Request.

6.2    The Costs Certificate delivered under paragraph 6.1 is counter-signed by the Independent Technical Consultant confirming that it does not disagree with any of the matters set out in the Costs Certificate, and that as at the proposed Utilisation Date, the Projected Project Costs shall be consistent with the Financial Model as then in effect.

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7    Cost to Complete

7.1    The Borrower has delivered a Cost to Complete Certificate to the Facility Agent and the Technical Agent with the relevant Utilisation Request, certifying (A) that no Cost to Complete Shortfall exists, has occurred, or is likely to occur, and (B) that Project Completion is expected to occur by the Projected Completion Date, which Cost to Complete Certificate shall set out all relevant calculations in a sufficient level of detail in order for the Independent Technical Consultant to verify such confirmation and shall be countersigned by the Independent Technical Consultant confirming that no Cost to Complete Shortfall exists.

8    Financial Model

There is no ongoing dispute between the Borrower and the Technical Agent in relation to updates proposed to be made to the Financial Model, the Construction Budget or Operating Budget.

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Schedule 4
Forms of Utilisation Request and Selection Notice

Part 1
Form of Utilisation Request

From:    [Borrower]

To:    [Facility Agent]

Dated:    [●]

Dear Sirs

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless a different meaning is given to those terms in this Utilisation Request.

2    We wish to borrow a Loan on the following terms:

Proposed Utilisation Date    : [●]

Amount    : [●] or, if less, the Available Facility

Interest Period    : [●] Months

Amount of Eligible Costs    : [●]

3    We confirm that each condition specified in clause 4.4 (Further conditions precedent to the drawdown of the Loan) is satisfied on the date of this Utilisation Request.

4    The proceeds of this Loan should be credited to the applicable Copler Project Finance Account.

5    This Utilisation Request is irrevocable.

Yours faithfully, for [Borrower]
…………………………………………….

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Authorised Signatory

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Part 2
Form of Selection Notice

From:    [Borrower]

To:    [Facility Agent]

Dated:    [●]

Dear Sirs

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless a different meaning is given to those terms in this Selection Notice.

2    We refer to the following Loan with an Interest Period ending on [●]:

[●]

3    We request that the next Interest Period for the above Loan is [●] Months with a maturity date of
[●].

4    This Selection Notice is irrevocable.

Yours faithfully, for [Borrower]
……………………………………………. Authorised Signatory

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Schedule 5 Certificates

Part 1
Form of Borrower Compliance Certificate

To:    [●] as Facility Agent

From:    [●] as Borrower

[date]

Dear Sirs

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    We refer to the Agreement. This is a Borrower Compliance Certificate required by [clause 4.1 (Initial Conditions Precedent) and paragraph 11.1 of Part 1 of Schedule 3 (Conditions Precedent)][clause 21.19 (Compliance Certificates)] of the Agreement. Terms defined in the Agreement have the same meaning when used in this Borrower Compliance Certificate unless given a different meaning in this Borrower Compliance Certificate.

2    We confirm that, calculated as at the [first Utilisation Date] [insert relevant Calculation Date]:

(a)    The Historic Debt Service Cover Ratio for the Calculation Period ending on [insert relevant Calculation Date] greater than or equal to 1.20:1;

(b)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Forecast Debt Service Cover Ratio for the next Calculation Period [is] greater than or equal to 1.20:1;

(c)    on each Scheduled Calculation Date until the Final Scheduled Repayment Date, the Loan Life Cover Ratio is greater than or equal to [1.30:1]; and

(d)    the Ore Reserve Tail Ratio shall at all times on and from Financial Close and on each Scheduled Calculation Date until the Final Scheduled Repayment Date be greater than or equal to thirty per cent (30%).

3    Attached hereto are details and calculations of:

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(a)    the Cash Flow Available for Debt Service / CFADS and Adjusted CFADS for each Calculation Period until the Final Scheduled Repayment Date calculated as at each relevant Calculation Date in accordance with the Agreement;

(b)    the Forecast CFADS in respect of each Calculation Period until the Final Scheduled Repayment Date commencing on the day after the relevant Calculation Date;

(c)    the Historic Debt Service Cover Ratio for each Calculation Date until the Final Scheduled Repayment Date;

(d)    the Forecast Debt Service Cover Ratio for each Calculation Date until the Final Scheduled Repayment Date;

(e)    the Loan Life Cover Ratio for each Calculation Date until the Final Scheduled Repayment Date;

(f)    the Ore Reserve Tail Ratio for each Calculation Date until the Final Scheduled Repayment Date;

(g)    Distributions made during the current Calculation Period;

(h)    the extent of any Cost to Complete Shortfall;

(i)    details of the Assumptions on which this Borrower Compliance Certificate is based to the extent these differ from the Assumptions in the Financial Model;

(j)    details of the calculations undertaken by the Borrower to enable the Technical Agent to verify the accuracy of the matters set out in this Borrower Compliance Certificate; and

(k)    statement of the balance of all Project Accounts (except the Distribution Account).

4    We confirm that no Default has occurred or is continuing.

5    We confirm that the copies of the information submitted with this Borrower Compliance Certificate are true, correct and complete.

Signed

…………………………………………….
[●]
for and on behalf of
[●]

Signed

…………………………………………….
[●]
for and on behalf of
[●]

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Part 2
Intentionally left blank

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Part 3
Form of Costs Certificate

To:    [●]

as Facility Agent

and [●]
as Technical Agent

From: [●]

as Borrower

[date]

Dear Sirs

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    Terms and expressions defined in the Facility Agreement have the same meaning when used in this certificate.

2    In accordance with the Facility Agreement, we set out below the Eligible Costs that:

(a)    are due and payable; and/or

(b)    will become due for payment within ninety (90) days from the Utilisation Date, and hereby certify that as at the date of this certificate:
(i)    the proceeds of the previous Utilisation were used to pay the Eligible Costs referred to in the previous Costs Certificate;

(ii)    the aggregate amount of Eligible Costs incurred by the Borrower does not exceed the aggregate amount of Eligible Costs anticipated to be incurred on or prior to the proposed Utilisation Date in the Construction Budget by more than five per cent (5%); and

(iii)    the credit balance on the Proceeds Account is [●]; and

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(iv)    the credit balances on the Operating Accounts are:

[●]

Details of the Eligible Costs

Eligible Costs
Dollars (US$) Million

Eligible Costs that have fallen due and are payable    [●]
Eligible Costs that will become due for payment during the next 90 days    [●]

Attached hereto in Annex A are details of the calculations undertaken by the Borrower and other information necessary to enable the Independent Technical Consultant and the Technical Agent to verify the accuracy of the matters set out in this certificate.

As requested and to the extent practical, attached hereto in Annex B are invoices and documentation issued by the Borrower and [●] evidencing such Eligible Costs.

Yours faithfully

……………………………….. [●]	……………………………….. [●]
for and on behalf of [●]	for and on behalf of [●]

We confirm that we do not disagree with any of the matters set out in this Costs Certificate. As at the proposed Utilisation Date, the Projected Project Costs shall be consistent with the Financial Model now in effect.
…...............................................

[●]

for and on behalf of

Independent Technical Consultant

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Annex A
[details of calculations and other information]

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Annex B
[Invoices and documentation (if reasonably requested and practical)]

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Part 4
Form of Cost to Complete Certificate

To:    [●]

as Facility Agent

From:    [●]

as Borrower

Copy:    [●]

as Independent Technical Consultant

and [●]
as Technical Agent

[date]

Dear Sirs,

Çöpler Gold Mine Project - Cost to Complete Certificate

1    In accordance with the facility agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October
2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated
26 July 2023, entered into between, amongst others, the Facility Agent, the Technical Agent and the Borrower (the Facility Agreement), we hereby certify that
(i) as at the date of this certificate a Cost to Complete Shortfall [exists with an amount of US$[●]/does not exist] as set out below; (ii) [no Cost to Complete Shortfall has previously occurred or is likely to occur]; and (iii) Project Completion is expected to occur by the Projected Completion Date.

2    Terms defined in the Facility Agreement shall have the same meaning when used in this Certificate.

3    Set out below are the Available Resources and Projected Project Costs:

Available Resources
Dollars
(US$)
Million

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(a)    the Available Facility

(b)    the amounts standing to the credit of the Proceeds Account, the Equity Contribution Accounts and the Operating Accounts in accordance with the terms of the Finance Documents

(c)    any Revenue forecast in accordance with the Financial Model to be received before projected Project Completion, less any Operating Costs forecast to be incurred in accordance with the Financial Model before projected Project Completion

Total Available Resources

Projected Project Costs
Dollars
(US$)
Million

(a)    the aggregate amount of all Eligible Costs and other costs incurred by the Borrower or to be contributed by the Borrower which, in each case, have fallen due for payment but have not yet been paid

(b)    the aggregate amount of Eligible Costs and any other costs incurred by the Borrower or to be contributed by the Borrower which, in each case, are projected to fall due prior to the date on which Project Completion is expected to occur

Total Projected Project Costs

4    Attached hereto in Annex A are details of the calculations, including Economic Assumptions, undertaken by the Borrower and other information necessary to enable the Independent Technical Consultant and the Technical Agent to verify the accuracy of the matters set out in this certificate.

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Yours faithfully

……………………………….. [●]	……………………………….. [●]
for and on behalf of [●]	for and on behalf of [●]

We confirm that no Cost to Complete Shortfall exists.

…...............................................

[●]

for and on behalf of

Independent Technical Consultant

…...............................................

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Annex A
[details of calculations and other information]

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Part 5
Form of CTNW Certificate

To:    [●] as Facility Agent

From:    [●] as Parent

[date]

Dear Sirs

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    We refer to the Agreement. This is a CTNW Certificate required by clause 22.2 (Financial and reserve undertakings) of the Agreement. Terms defined in the Agreement have the same meaning when used in this CTNW Certificate unless given a different meaning in this CTNW Certificate.

2    We confirm that, calculated as at the [insert relevant Quarter Date]:

(a)    the Consolidated Tangible Net Worth is no less than five hundred million Dollars ($500,000,000); and
(b)    Consolidated Tangible Net Worth is calculated as follows: [●]

3    We confirm that the information included in, and the copies of any information submitted with, this CTNW Certificate are true, correct and complete.

Signed

……………………………………………. [●]
for and on behalf of [●]

Signed

……………………………………………. [●]
for and on behalf of [●]

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Schedule 6

Form of Transfer Certificate

To:    [●], on its own behalf and on behalf of the other parties to the Facility Agreement defined below (the Facility Agent)
From: [●] (the Existing Lender); and

[●] (the New Lender)

Çöpler Gold Mine Project: Facility Agreement originally dated 21 September 2015 as amended and restated pursuant to amendment and restatement agreements dated 16 June 2016 and 30 July 2019, further amended pursuant to amendment agreements dated 9 July 2021, 12 October 2021, 29 October 2021, 19 April 2022 and 30 December 2022 and further amended and restated pursuant to an amendment and restatement agreement dated 26 July 2023 (the Agreement)
1    We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2    We refer to clauses 28.13 to 28.16 (Procedure for transfer) of the Facility Agreement:

(a)    The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, participation in the Facility or rights and obligations referred to in the Schedule to this Transfer Certificate in accordance with clauses 28.13 to 28.16 (Procedure for transfer).

(b)    The proposed Transfer Date is [ ].

(c)    The Facility Office and address, fax number, e-mail and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) of the Facility Agreement are set out in the Schedule to this Transfer Certificate.

(d)    The Security Holder's rights under clause 2.3 (Finance Parties' Rights and Obligations) of the Facility Agreement remain in full force and effect and are not affected by this transfer.

3    The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 28.12 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

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4    This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5    This Transfer Certificate and any non-contractual obligations connected with it are governed by English Law.

6    This Transfer Certificate has been entered into at the date stated at the beginning of this Transfer Certificate.

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The Schedule
Commitment/rights and obligations to be transferred
[insert relevant details]

[Facility Office address, fax number, e-mail and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [
].

[●], as Facility Agent By:

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Schedule 7
Intentionally left blank

955371732	253

Schedule 8 Repayment Schedule

Repayment Date	Repayment (%) of each of the Tranche A Loans and the Tranche B Loans
22 March 2019	5.00%
24 June 2019	5.00%
23 September 2019	5.00%
23 December 2019	5.00%
23 March 2020	5.00%
22 June 2020	5.00%
22 September 2020	5.00%
22 December 2020	5.00%
22 March 2021	5.00%
22 June 2021	5.00%
22 September 2021	5.00%
22 December 2021	5.00%
22 March 2022	5.00%
22 June 2022	5.00%
22 September 2022	5.00%
22 December 2022	5.00%
22 March 2023	5.00%
22 June 2023	5.00%
22 September 2023	5.00%
22 December 2023	5.00%
TOTAL	100%

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Schedule 9 Economic Assumptions

Gold price:
For 1 October 2022 to 31 December 2022: US$ 1,650.00 per ounce

For 2023: US$ 1,600.00 per ounce

For 2024: US$ 1,400.00 per ounce

For 2025 and thereafter: US$ 1,250.00 per ounce

Copper price:
For 2022: US$ 2.90 per pound

For 2023: US$ 2.90 per pound

For 2024: US$ 2.95 per pound

For 2025: US$ 3.00 per pound

For 2026 and thereafter: US$ 3.05 per pound

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Schedule 10
Reserve Amount Assessment Criteria

1    The Independent Technical Consultant will conduct an up to date assessment of the sources and uses of funds, taking into account the following sources and uses and any others agreed by all the Lenders:

Anagold initial cash balance (USD equiv.)
Oxide cash flows
Equity Contribution Accounts
Funding gap
Amount required to balance the S&U

Facility drawdown

Sulfide Capex
Oxide Sustaining Capex + HL expansion
Anagold Exploration
Anticipated Cost to Complete Shortfall

Financing costs

2    The Independent Technical Consultant will consider whether there is Cost to Complete Shortfall based on the sources and uses identified under paragraph 1 above.

3    Actual gold, silver and copper prices will be used for historic calculations. Forecast prices for gold and copper will be as set out in Schedule 9 (Economic Assumptions), or as otherwise determined by the Majority Lenders for this purpose.

4    Any other criteria the Independent Technical Consultant recommends for determining the potential for a Cost to Complete Shortfall prior to Project Completion.

5    The ratio of the total amount to be drawn under the Facility (Debt) to all other amounts spent or to be spent on the Project (Total Spend) should not be greater than 50% at any time following Financial Close.

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Schedule 11 Completion Tests
The Independent Technical Consultant shall notify the Facility Agent and the Technical Agent promptly upon becoming satisfied that each of the Physical Completion Test, the Operational Completion Test and the Financial Completion Test has been met.

Part 1 - Physical Completion Test
Compliance of the Project with the Physical Completion Test means that the following criteria have been met to the satisfaction of the Independent Technical Consultant:

a)    The construction of:
-    Civil works & access
o    Site development
o    Construction/access road
-    Crushing and grinding facilities
o    Sizer-type sulphide ore crusher,
o    SAG and ball mill
-    Processing facilities
o    Acidulation
o    Iron arsenic precipitation
o    Autoclave [POX] feed and pre-heating,
o    Dual autoclave circuits,
o    Autoclave off-gas handling system and seal water system,
o    Counter current decantation [CCD] thickener system,
o    Oxygen plant,
o    CIP tanks,
o    New ADR plant (gold elution, carbon acid wash and carbon regeneration),
-    Tailings storage facilities, including pipelines
o    Tailings and detoxification
o    Tailings storage facility
-    Neutralisation facility
o    Limestone milling and neutralization
o    Lime slaking, neutralization & reagents
-    Air, water and power
o    Water distribution
o    Power distribution & standby power
o    Water well development
-    Workshop & Warehouses
o    Mill maintenance shop

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o    Warehouse
o    Reagent storage
has been carried out and completed as per the specifications contained in the EPCM Contract, the BOO Contract and any relevant subcontracts in all material respects.
b)    In respect to the CSEP infrastructure, development and facilities, the level of completion meets the criteria in the Financial Model in all material respects.
c)    All mobile and stationary equipment necessary to support the assumptions in the Financial Model have been purchased and have been or will be commissioned on site, with carve-outs for equipment already purchased and still located offsite.
d)    The Borrower has accepted all work performed by the EPCM Contractor and any relevant subcontractors in accordance with the EPCM Contract, and by the BOO Contractor in accordance with the BOO Contract.
e)    All performance tests required by the EPCM Contract and BOO Contract, that are deemed to be material as determined by the Independent Technical Consultant and the Technical Agent, have been passed, except where any failures have been waived by the Independent Technical Consultant and the Technical Agent as having no material impact on the Project.
f)    The Borrower has provided confirmation to the Independent Technical Consultant that all critical capital spares required are held on site.
g)    The Borrower has provided to the Independent Technical Consultant a certificate signed by two directors of the Borrower certifying that all supply and service contracts, and the Project Authorisations necessary for continuous operation are in full force and effect (save that where the relevant Project Authorisation cannot be obtained due to administrative delay by the Competent Authority, a trial or temporary Project Authorisation shall be sufficient for the purposes of this paragraph to the extent such trial or temporary Project Authorisation is acceptable under applicable laws and regulations for the operation of the Project).
h)    The water supply system is complete to the extent that the water requirements of the Project can be continued to be adequately met (taking into account any mitigating or action plans proposed by the Borrower to the satisfaction of the Independent Technical Consultant).

Part 2 - Operational Completion Test
Compliance of the Project with the Operational Completion Test means that the following criteria have been met to the satisfaction of the Independent Technical Consultant provided that:
A.    The criteria for Scenario 1 shall apply only if on (i) the first day of, (ii) the last day of, and (iii) every day throughout, the Completion Test Period (as defined in Scenario 1, paragraph (a) below), the Loans outstanding under the Facility are less than or equal to $150,000,000;
B.    The criteria for Scenario 2 shall apply in all other situations; and
C.    If at any time during the Completion Test Period (as defined in Scenario 1, paragraph (a) below) the Loans outstanding under the Facility exceed $150,000,000, then Scenario 2 shall apply. The Borrower may elect (i) to continue the current Scenario 1 Completion Test Period

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then in effect, which shall be extended to 90 consecutive days in accordance with, and results will be tested against the thresholds of, Scenario 2, or (ii) to recommence the Completion Test Period in accordance with Scenario 2.

a)    Scenario 1: during any period of 45 consecutive days (the Completion Test Period), the following operational results have been achieved:
i.    Milled Gold Grade –
Ore milling has been carried out in workplaces as set out in the processing schedule that forms the basis of the Financial Model. The gold grade in grams per tonne (g/t) of the ore stockpiled and hauled to the ROM and processed must be at least 82% of gold grade of ore in grams per tonne (g/t) projected to be milled over that period in the Financial Model. The calculation of this test will be performed using calculated mill feed grade, and the calibrated conveyor weightometer readings over the period.
ii.    Plant Throughput –
A minimum of 180,000 dry tonnes of ore have been processed through the plant.
iii.    Gold Recovery –
An average gold recovery rate of 80% has been achieved.
iv.    Operational Availability –
Plant availability of 75% has been achieved.

b)    Scenario 2: during any period of 90 consecutive days (the Completion Test Period), the following operational results have been achieved:
i.    Milled Gold Grade –
Ore milling has been carried out in workplaces as set out in the processing schedule that forms the basis of the Financial Model. The gold grade in grams per tonne (g/t) of the ore stockpiled and hauled to the ROM and processed must be at least 95% of gold grade of ore in grams per tonne (g/t) projected to be milled over the same period in the Financial Model. The calculation of this test will be performed using calculated mill feed grade, and the calibrated conveyor weightometer readings over the period.
ii.    Plant Throughput –
A minimum of 360,000 dry tonnes of ore have been processed through the plant.
iii.    Gold Recovery –
An average gold recovery rate of 90% has been achieved.
iv.    Operational Availability –
A plant availability of 75% has been achieved.

c)    At the end of the relevant Completion Test Period, the Independent Technical Consultant is satisfied that there is no material technical factor or environmental issue regarding the Project which is likely to prevent it continuing to operate as set out in the Financial Model.

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d)    All Project Authorisations applicable to all of the operations of the Project (as required under paragraph (g) of Part 1 above) are in place and have been adhered to in all material respects during the applicable Completion Test Period to the extent required by clause 25.7 (Project Authorisations) of the Facility Agreement
e)    All Environmental and Social Standards applicable to all of the operations of the Project are in place and have been adhered to during the applicable Completion Test Period to the extent required by clause 25.11 (Environmental and Social Matters) of the Facility Agreement.

Part 3 - Financial Completion Test
Compliance of the Project with the Financial Completion Test means that the following criteria have been met to the satisfaction of the Independent Technical Consultant.

a)    Gold Poured and Operating Costs
As determined from the monthly management accounts supplied,
(i)    Actual poured gold from the Project during the relevant Completion Test Period is to be no less than:
if Scenario 1 (above) applies: 80% of forecast gold to be poured from the Project for the corresponding period in the Financial Model;
if Scenario 2 (above) applies: 90% of forecast gold to be poured from the Project for the corresponding period in the Financial Model; and
(ii)    Actual average unit mining and processing cost on a per gold ounce produced basis for the Project during the relevant Completion Test Period was no more than:
if Scenario 1 (above) applies: 130% of forecast average unit processing cost (including rehandling) for the corresponding period in the Financial Model.
if Scenario 2 (above) applies: 110% of forecast average unit processing cost (including rehandling) for the corresponding period in the Financial Model.
b)    Financial Ratios
(i)    The Borrower is in compliance with clauses 22.1 and 22.2 (Financial and reserve undertakings) of the Facility Agreement;
(ii)    The Debt Service Reserve Account has been funded with the amount equal to the DSRA Minimum Balance for the purposes of Financial Completion Test; and
(iii)    No Default or Event of Default has occurred and is continuing.
c)    Insurances
The Independent Insurance Consultant is satisfied that the Borrower is in compliance with clause 25.19 and 25.20 (Insurances) of the Facility Agreement and has implemented all Insurances required by the Facility Agent in respect of the Project and the Borrower, as applicable.

Other

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a)    Accounts Payable
All construction and development payments and accounts are current and there are no material liens (or any other arrangements having a similar effect in any relevant jurisdiction) in place under the EPCM Contract, the BOO Contract or any other subcontracts except for Permitted Security Interests.

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Schedule 12 Expert determination

1    Where clause 17 of the Facility Agreement provides for determination by an independent expert in relation the matters referred to in such clause, neither Party shall be entitled to refer such dispute to the English courts unless such dispute has first been referred for determination in accordance with this Schedule 12.

2    The procedure for the appointment of an independent expert (the Expert) by the Technical Agent and the Borrower (the Parties) shall be as follows:

(a)    the Party wishing to appoint or to refer a matter to an Expert shall give notice to that effect to the other Party and, with such notice, shall give details of the reason for the appointment of, and the matter to be referred to, the Expert;

(b)    the Parties shall meet and endeavour to agree upon a person to be the Expert;

(c)    if, within five (5) Business Days from the date of the notice under paragraph 2(a), the Parties have failed to agree upon an Expert, the matter shall be referred by the Party wishing the appointment to be made to the President for the time being of the Institute of Materials, Minerals and Mining (the Appointor), who shall be requested to make the appointment of the Expert (based on the Appointor’s sole assessment of the type of dispute based on the issues of contention, the subject matter of the dispute, and the provisions of paragraph 3 below) within five (5) Business Days and, in so doing, may take such independent advice as he thinks fit;

(d)    upon a person being appointed as Expert under the foregoing provisions, the Parties forthwith shall notify such person of his selection and shall request him to confirm within three (3) Business Days whether or not he is willing and able to accept the appointment;

(e)    if such person is either unwilling or unable to accept such appointment, or has not confirmed his willingness and ability to accept such appointment within the said period of three (3) Business Days, then (unless the Parties are able to agree upon the appointment of another Expert) the matter shall be referred (by either Party) to the Appointor who shall be requested to make a further appointment and the process shall be repeated until a person is found who accepts the appointment as Expert; and

(f)    if there is any dispute between the Parties as to the remuneration to be offered to the Expert, then such amount shall be determined by the Appointor whose decision shall be final and binding on the Parties.

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3    A person shall not be appointed as the Expert:

(a)    unless he is qualified by education, experience and training to determine the matter in dispute;

(b)    if he has an interest or duty which would materially conflict with his role (including being a director, officer, employee or consultant to a Party or to any Affiliate of a Party); or

(c)    if he is a national of the jurisdiction of the Borrower.

4    The following procedures shall apply where an Expert’s determination is sought:

(a)    not later than five (5) Business Days after the Expert has confirmed to the Parties acceptance of his appointment, the Party which referred the matter for a determination by an independent expert (the Referring Party) shall supply to the Expert submissions containing reasonable details to support its case. Not later than five (5) Business Days after receipt of the Referring Party’s submission, the other Party shall supply to the Expert submissions containing reasonable details to support its case. Each Party shall promptly provide the Expert with such other information as the Expert may request;

(b)    if any Party fails to provide any submission or information within the required time period, the Expert shall nevertheless be entitled to make his determination on the basis of such information as may be available to him;

(c)    the Expert shall (subject to paragraph (e) below) make his decision as soon as reasonably practicable after receiving data, information and submissions supplied and made to him by the Parties, but in any event shall do so no later than ten (10) Business Days following the deadline for submissions referred to in paragraph 4(a) above, or five
(5) Business Days after receiving the last of the information requested by him if any such additional information is requested (or such longer period as may be agreed by the Parties);

(d)    the Expert shall ignore any data, information or submissions supplied and made after the ten (10) day period referred to in paragraph (c) above unless the data, information or submissions are furnished in response to a specific request from him;

(e)    the Expert shall be entitled to obtain such independent professional and/or technical advice as he may reasonably require and to obtain any necessary secretarial assistance as is reasonably necessary; and

(f)    the Expert’s determination shall be limited to those matters which are referred to him for determination by the Parties in accordance with the Facility Agreement.

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(g)    the Expert shall consider all reasons and details provided to him and shall give full written reasons for his decision.

5    An Expert’s decision rendered in accordance with paragraph 4 shall be final and binding on the Parties save in the case of manifest error or fraud.

6    All communications between the Parties and the Expert or the Appointor shall be made in writing and a copy thereof provided simultaneously to the other Party. No meeting between the Expert or the Appointor and the Parties or either of them, shall take place unless both Parties have a reasonable opportunity to attend any such meeting.

7    The Expert shall be deemed not to be an arbitrator but shall render its decision as an expert.

8    Each Party shall bear the costs of providing all data, information and submissions given by it, and the costs and expenses of all counsel, witnesses and employees retained by it, but (unless the Expert shall make any award of such costs and expenses which award, if made, shall be part of the Expert’s decision) the cost and expenses of the Expert and any independent advisers to the Expert, and any costs of his appointment if it is appointed by the Appointor, shall be borne equally by the Parties. The Technical Agent shall be fully indemnified by the Lenders pursuant to clause 30.66 (Lenders’ indemnity to the Technical Agent) of the Facility Agreement in relation to any costs incurred by it in relation to any determination by an Expert.

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Schedule 13 Environmental and Social Deliverables

	Action	Deliverable	Timing
PS1: Assessment and Management of Environmental and Social Risks and Impacts
1.	Revise ‘ Environmental Policy’ to incorporate social objectives and principles, as part of an ‘ Environment and Social Sustainability Policy’, which identifies responsible parties.	Completed
2.	Provide documentation on the environmental and social management system(s) (ESMS).
Çöpler’s current Environmental Management System (EMS) is certified under ISO 14001, and the company is working to further align the system with the IFC Performance Standards. A basic Environmental and Social Management Framework has been established and is being updated, and draft management plans have been developed.
Ongoing work includes refining and implementing the management plans and populating the various reference documents (e.g., SOPs, Procedures, etc.) into the system.
2nd Quarter 2017 – although plans pertinent to construction activities should be implemented as soon as possible.
3.	Submit supplemental information for the ESIA per RPM's Feb. 2016 Memorandum	Completed
4.	Consider risks/impacts with primary supply chain.
Provide specific documentation (or the specific location in the data room) of the Borrower’s approach and procedures to assessing and mitigating the potential environmental and social risks associated with the primary factors in the supply chain.
2nd Quarter 2017
5.
Develop lists of existing and planned environmental    and    social management/actions plans for construction, operation, and closure, and compile available plans.

Note: it is understood that some of the plans will need to be updated and/or created in the future for the ‘Sulfide Project’.

Çöpler is developing the required plans/procedures per the aforementioned ESMS Framework. Priority needs to be placed on plans that are essential to the Sulfide Expansion Project construction activities (e.g., biodiversity). Çöpler projects that all framework documentation for construction, operation and closure will be completed by the 4th quarter of 2017.
4th Quarter 2017 – although plans pertinent to construction activities should be implemented as soon as possible.
6.	Compile information on the environmental, social and H&S organization structure, roles, responsibilities, and authority.	Completed

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	Action	Deliverable	Timing
7.	Establish procedures to monitor and measure the effectiveness of the management program; and compliance with legal, contractual, and regulatory requirements.	Completed
8.	Conduct inspections/audits and provide senior management with periodic performance reviews of ESMS.	Completed
PS2: Labor and Labor Conditions
9.	If retrenchment is anticipated, workers should be consulted, a plan should be developed, and dismissals should be non-discriminatory.	Provide updated ‘ Mine Closure and Reclamation Plan’ and retrenchment plan (including Social Closure Plans).	2nd Quarter 2017 and ongoing.
10.	Implement policies and plans to ensure child labor requirements are followed - including consideration of contractors and the supply chain.	Provide materials related to procedures for ensuring that forced labor and child labor are enforced	2nd Quarter 2017
11.	Develop/implement worker training program.	Provide worker training plan and documentation for Sulphide Expansion Project	2nd Quarter 2017
12.	Provide a safe and healthy work environment.
Çöpler has established an effective Occupational Health and Safety Program aligned with OHSAS 18001. Current and future Çöpler and Sulphide Expansion Project plans/documents will need to reference/incorporate the IFC Performance Standards and EHS Guidelines, and be updated with the new environmental/social policy.
2nd Quarter 2017
13.	Ensure contractors and suppliers are in compliance with this ‘ Performance Standard’, and requirements are included in contractual agreements.
Çöpler's “Contractor Health, Safety & Environment Contract” document is thorough, although it is not readily apparent that it includes suppliers. Also, the document should reference the IFC PSs/EHS Guidelines and the new social/environmental policy that is nearing completion.
2nd Quarter 2017
PS3: Resource Efficiency and Pollution Prevention

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	Action	Deliverable	Timing
14.	Develop management plans, as appropriate, in accordance with EHS Guidelines and GIIP (e.g., for water, air, mine closure, noise/vibration, waste, hazardous materials, etc.)
Plans are being developed with the assistance of SRK. Current and future Çöpler and Sulphide Expansion Project plans/documents will need to reference/incorporate the IFC Performance Standards and EHS Guidelines, and be updated with the new environmental/social policy.
2nd Quarter 2017
15.	Resource efficiency: Develop a resource/energy efficiency management program in accordance with the IFC PS and EHS General Guidelines.	Recommend development of a resource efficiency management/pollution prevention management program in accordance with PS3.	2nd Quarter 2017
16.	Develop an ‘ Emission Management Plan’.	Submit Emission Management Plan – assume it will be part of the Air Quality Management Plan.	2nd Quarter 2017
17.
Mine Reclamation and Closure Plan (MRCP): Prepare a MRCP in accordance with the EHS Guidelines for Mining, to include consideration of post-closure land use, socioeconomic impacts, mitigation measures, monitoring, etc. Establish a form of financial guarantee for closure.
		Submit MRCP and evidence of financial guarantee.	2nd Quarter 2017 and ongoing
18.	As applicable, implement pesticide and vector management plans.	Completed
PS4: Community Health, Safety and Security
19.	Evaluate health and safety risks to ‘Affected Communities’ and established preventative and control measures per GIIP.
Provide updated ‘Health Safety and Security Assessment’ of affected communities, including potential community risks (including from various water and vector borne and communicable diseases) and associated avoidance/control measures.
2nd Quarter 2017
20.	As appropriate based on risk to communities - have recognized experts conduct structure (e.g., tailings dam) design reviews.	Middle Eastern Technical University (METU) has completed a review of the TSF.

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	Action	Deliverable	Timing
21.	Identify and avoid or mitigate impacts to ecosystem services that mitigate potential natural hazards and/or prevent degradation of natural resources.
Çöpler has developed an Initial Biodiversity Management Plan (BMP) designed to avoid, mitigate, and/or monitor CSEP Impacts, as appropriate. This plan needs to be finalised along with the sub-plans referenced in the BMP (e.g., Species Relocation Plan, Allen Invasive Control and Management, Habitat Rehabilitation Plan, etc.) and implemented as soon as possible for use during construction activities.
2nd Quarter 2017
22.
Security Personnel: Assess risks posed by security arrangements within and outside project site; conduct background checks of security personnel; and incorporate PS 4 requirements into security provider’s contract.
		Provide risk assessment documentation, background checks, and contracts for security providers, as set forth in Security Management Plan.	2nd Quarter 2017
PS5: Land Acquisition and Involuntary Resettlement
23.	Develop ‘Land Acquisition, Compensation and Livelihood Restoration Plan for Affected Sabirli and Bahececik’ in accordance with PS5 guidelines.	Ongoing – as reported in community relations updated reports.	Ongoing
PS6: Biodiversity Conservation and Sustainable Management of Living Natural Resources
24.	Integrate Biodiversity Action Plan (BAP) mitigation and monitoring recommendations into management and monitoring plans.
Çöpler has developed an Initial Biodiversity Management Plan (BMP) designed to avoid, mitigate, and/or monitor CSEP Impacts, as appropriate. This plan needs to be finalised along with the sub-plans referenced in the BMP (e.g., Species Relocation Plan, Allen Invasive Control and Management, Habitat Rehabilitation Plan, etc.) and implemented as soon as possible for use during construction activities.
2nd Quarter 2017
PS8: Cultural Heritage
27.	To evaluate compliance with PS 8, additional information on the cultural/archaeological investigations conducted, study findings, and mitigation measures employed is needed.	Completed
28.	Develop a ‘Chance Find Procedure’ for the Project based on the updated ‘Cultural Heritage Plan’.	Completed

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Schedule 14
Gold bullion sales process

In this Schedule 14:

Sales Day means the date on which the Central Bank elects to purchase Gold Bullion from the Borrower in accordance with the process set out in this Schedule 14, and the title to such Gold Bullion is transferred to the Central Bank

USD Sales Price means the USD purchase price payable by the Central Bank to the Intermediary Bank for the Gold Bullion purchased from the Borrower on the Sales Day calculated in accordance with paragraph 5 below

Sales Price means the Turkish Lira equivalent of the USD Sales Price calculated in accordance with paragraph 6 below

1    The Borrower will send all doré produced in relation to the Project to Istanbul Gold Refinery or other LBMA accredited refinery located in Turkey (IGR) for refining and IGR will refine the doré into gold bullion 1kg bars with a purity of at least 995/1000 (the Gold Bullion). Title to the gold will remain with the Borrower during this process.

2    On the Sales Day:

(a)    IGR will deliver, the Gold Bullion to Borsa İstanbul A.Ş. (BIST), together with:

(i)    a delivery declaration form (a Delivery Declaration Form);

(ii)    a signed and sealed refinery registration certificate (a Refinery Registration Certificate); and

(iii)    an undertaking to confirm the IGR will sell the Gold Bullion as agent for the Borrower should the Central Bank not buy the Gold Bullion;

(b)    the Borrower will send a copy of the Delivery Declaration Form and Refinery Registration Certificate together with the sales order to the Onshore Account Bank; and

(c)    the BIST will issue a delivery note (a Delivery Note) to IGR.

3    On the Sales Day, the Onshore Account Bank will enter the Gold Bullion for sale into the Central Bank’s EVAS computer system. Entry of the same will trigger an automatic notification to be sent to the Central Bank and the BIST, notifying them of the Gold Bullion available for purchase.

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4    On the Sales Day:

(a)    the Central Bank shall notify the Onshore Account Bank and the BIST whether or not it has elected to purchase the Gold Bullion by issue of a notice through the BIST’s EVAS computer system (a Confirmation Notice). If the Central Bank does not elect to purchase the Gold Bullion, the Gold Bullion will be sold through the IGR as agent in the ordinary course; and

(b)    immediately upon receipt of the Confirmation Notice:

(i)    the BIST shall physically deliver the Gold Bullion from the Onshore Account Bank’s account at the BIST to the Central Bank’s account with the BIST together with the relevant Refinery Registration Certificate. Upon such delivery being completed, legal title to the Gold Bullion shall transfer from the Borrower to the Central Bank;

(ii)    the Onshore Account Bank shall notify the Borrower that it has received the Confirmation Notice, and will confirm the amount of Gold Bullion the Central Bank has agreed to purchase and that the title to such Gold Bullion has been transferred to the Central Bank.

5    On the Sales Day + 1 the USD Sales Price shall be calculated using the daily London a.m. fix as issued by the London Bullion Market Association on the Sales Day + 1.

6    On the Sales Day + 1:

(a)    the Sales Price shall be calculated by using the official Central Bank USD conversion rate published at 15.30 (further-eastern European time) on the Sales Day + 1; and

(b)    the Central Bank will inform the Onshore Account Bank (which will inform the Borrower) if it will reject any of the Gold Bullion delivered to it on the Sales Day.

7    On the Sales Day + 1:

(a)    the Borrower shall issue an e-invoice to the Onshore Account Bank for the Sales Price;

(b)    the Onshore Account Bank shall issue an invoice to the Central Bank for the Sales Price;

(c)    the Central Bank shall make a payment of Turkish Lira into the TRL Sales Account in an amount equal to the Sales Price, or to the extent the Central Bank fails to do so, the Onshore Account Bank shall make such payment in accordance with the TEB Sales Agreement and without prejudice to Onshore Account Bank’s set off right as stipulated under the Onshore Accounts Bank Agreement and the amendments thereto; and

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(d)    to the extent the Central Bank has rejected any of the Gold Bullion in accordance with paragraph 6(b) above, such rejected Gold Bullion will be physically delivered back to the Borrower’s account with BIST.

8    On the Sales Day + 3 Business Days, the Borrower shall promptly (and in any case no later than two (2) Business Days) after receipt of monies into the TRL Sales Account, procure that the Onshore Account Bank either: (i) converts all such monies into Dollars and transfers them to the Proceeds Account denominated in Dollars, or (ii) transfers all such monies to the Proceeds Account denominated in TRL and promptly converts them into Dollars.

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Schedule 15
Carbon fines sales process
In this Schedule 15:

"Sales Day" means the date on which the Central Bank elects to purchase Carbon Fines from the Borrower in accordance with the process set out in this Schedule 15, and the title to such Carbon Fines is transferred to the Central Bank

"USD Sales Price" means the USD purchase price payable by the Central Bank to the Onshore Account Bank for the Carbon Fines purchased from the Borrower on the Sales Day calculated in accordance with paragraph 5 below

"Sales Price" means the Turkish Lira equivalent of the USD Sales Price calculated in accordance with paragraph 6 below

1    The Borrower will send all carbon fines generated as a bi-product at the Project to ONSA Refinery (the "Carbon Fines"). Title to the Carbon Fines will remain with the Borrower during this process.

2    On the Sales Day:

(a)    ONSA Refinery will deliver, the Carbon Fines to Borsa Istanbul A.S. ("BIST"), together with:

(i)    a delivery declaration form (a "Delivery Declaration Form");

(ii)    a signed and sealed refinery registration certificate (a "Refinery Registration Certificate"); and

(iii)    an undertaking to confirm that ONSA Refinery will sell up to a maximum of four kilo ounces of Carbon Fines per annum as agent for the Borrower should the Central Bank not buy the Carbon Fines;

(b)    the Borrower will send a copy of the Delivery Declaration Form and Refinery Registration Certificate together with the sales order to the Onshore Account Bank; and

(c)    BIST will issue a delivery note (a "Delivery Note") to ONSA Refinery.

3    On the Sales Day, the Onshore Account Bank will enter the Carbon Fines for sale into the Central Bank's EVAS computer system (which, for the avoidance of doubt, shall not exceed four kilo ounces of Carbon Fines per annum). Entry of the same will trigger an automatic notification to be sent to the Central Bank and the BIST, notifying them of the Carbon Fines available for purchase.

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4    On the Sales Day:

(a)    the Central Bank shall notify the Onshore Account Bank and BIST whether or not it has elected to purchase the Carbon Fines by issue of a notice through the BIST's EVAS computer system (a "Confirmation Notice"). If the Central Bank does not elect to purchase the Carbon Fines, the Carbon Fines will be sold through the ONSA Refinery as agent in the ordinary course (but only up to a maximum of four kilo ounces of Carbon Fines per annum); and

(b)    immediately upon receipt of the Confirmation Notice:

(i)    the BIST shall physically deliver the Carbon Fines from the Onshore Account Bank's account at the BIST to the Central Bank's account with the BIST together with the relevant Refinery Registration Certificate. Upon such delivery being completed, legal title to the Carbon Fines shall transfer from the Borrower to the Central Bank; and

(ii)    the Onshore Account Bank shall notify the Borrower that it has received the Confirmation Notice, and will confirm the amount of Carbon Fines the Central Bank has agreed to purchase and that the title to such Carbon Fines has been transferred to the Central Bank.

5    On the Sales Day + 1 the USD Sales Price shall be calculated using the daily London a.m. fix as issued by the London Bullion Market Association on the Sales Day +1.

6    On the Sales Day + 1:

(a)    the Sales Price shall be calculated by using the official Central Bank USD conversion rate published at 15.30 (further-eastern European time) on the Sales Day + 1; and

(b)    the Central Bank will inform the Onshore Account Bank (which will inform the Borrower) if it will reject any of the Carbon Fines delivered to it on the Sales Day.

7    On the Sales Day + 1:

(a)    the Borrower shall issue an e-invoice to the Onshore Account Bank for the Sales Price;

(b)    the Onshore Account Bank shall issue an invoice to the Central Bank for the Sales Price;

(c)    the Central Bank shall make a payment of Turkish Lira into the TRL Sales Account in an amount equal to the Sales Price, or to the extent the Central Bank fails to do so, the Onshore Account Bank shall make such payment in accordance with the TEB Sales Agreement and without prejudice to the Onshore Account Bank's set off right as

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stipulated under the Onshore Accounts Bank Agreement and the amendments thereto; and

(d)    to the extent the Central Bank has rejected any of the Carbon Fines in accordance with paragraph 6(b) above, such rejected Carbon Fines will be physically delivered back to the Borrower's account with BIST.

8    On the Sales Day + 3 Business Days, the Borrower shall promptly (and in any case no later than two (2) Business Days) after receipt of monies into the TRL Sales Account, procure that the Onshore Account Bank either: (i) converts all such monies into Dollars and transfers them to the Proceeds Account denominated in Dollars, or (ii) transfers all such monies to the Proceeds Account denominated in TRL and promptly converts them into Dollars.

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Schedule 16
Reference Rate Terms

CURRENCY:    Dollars.

Cost of funds as a fallback

Cost of funds will apply as a fallback.

Definitions

Additional Business Days:    An RFR Banking Day.

Baseline CAS:

Time period	CAS
Spot/Next/Overnight	0.00644
1 Week	0.03839
1 Month	0.11448
2 Months	0.18456
3 Months	0.26161
6 Months	0.42826
12 Months	0.71513

Break Costs:    the amount (if any) by which:

(a)    the interest (excluding Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds

(b)    the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant
Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period

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Business Day Conventions (definition of Month and Clause 9.1 (Non-Business Days)):

(a) If any period is expressed to accrue by
reference to a Month or any number of
Months then, in respect of the last Month of that period:

(i)    subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)    if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)    if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)    If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:            (a) The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

(b)    if that target is not a single figure, the arithmetic mean of:

(i)    the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

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(ii)    the lower bound of that target range.

Central Bank Rate Adjustment:        In relation to the Central Bank Rate prevailing at close
of business on any RFR Banking Day, the 20 per cent. trimmed arithmetic mean (calculated by the Agent, or by any other Finance Party which agrees to do so in place of the Agent) of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which SOFR is available. For the purpose of this definition, the 20 per cent. trimmed arithmetic mean shall be calculated by removing the lowest and the highest of the Central Bank Rate Spreads over that relevant period.

Central Bank Rate Spread        In relation to any RFR Banking Day, the difference
(expressed as a percentage rate per annum) calculated by the Agent (or by any other Finance Party which agrees to do so in place of the Agent) between: (a) SOFR for that RFR Banking Day; and (b) the Central Bank Rate prevailing at close of business on that RFR Banking Day, which may be, for the avoidance of doubt, a negative or a positive number.

Daily Rate:        The Daily Rate for any RFR Banking Day is:

(a)    the RFR for that RFR Banking Day; or

(b)    if the RFR is not available for that RFR Banking Day, the percentage rate per annum

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which is the aggregate of:

(i)    the Central Bank Rate for that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment; or

(c)    if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)    the most recent Central Bank Rate for a day which is no more than five RFR Banking Days before that RFR Banking Day; and

(ii)    the applicable Central Bank Rate Adjustment,

rounded, in either case, to four decimal places, but subject to the Interest Zero Floor.

Interest Zero Floor:    If the aggregate of the Daily Rate and the Baseline
CAS for any RFR Banking Day is less than zero, the Daily Rate for that RFR Banking Day shall be deemed to be such a rate that the aggregate of the Daily Rate and the Baseline CAS is zero.

Lookback Period:    Five RFR Banking Days.

Margin:    (a) in respect of the Tranche A Loans:

(i)    on and from the Effective Date to (but excluding) the date of Project Completion, three point seventy five per cent (3.75%) per annum; and

(ii)    from (and including) the date of Project Completion to the last day of the Facility Period, three point five per cent (3.5%) per

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annum; and

(b)    in respect of the Tranche B Loans:

(i)    on and from the Effective Date to (but excluding) the date of Project Completion, three point ninety five per cent (3.95%) per annum; and

(ii)    from (and including) the date of Project Completion to the last day of the Facility Period, three point seven per cent (3.7%) per annum.

Market Disruption Rate:    The percentage rate per annum which is the aggregate
of:

(a)    the Cumulative Compounded RFR Rate for the Interest Period of the relevant Loan; and

(b)    the applicable Baseline CAS.

Relevant Market:    The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:    The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:    The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:    Any day other than:

(a)    a Saturday or Sunday; and

(b)    a day on which the Securities Industry and Financial    Markets    Association    (or    any

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successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

Interest Periods

Periods capable of selection as Interest Periods in accordance with clause 9 (Interest periods)

3 Months.

Reporting Times

Deadline for Lenders to report market disruption in accordance with Clause 10.2 (Market disruption)

Close of business in London on the Reporting Day for the relevant Loan.

Deadline for Lenders to report their cost of funds in accordance with Clause 10.3 (Cost of funds)

Close of business on the date falling five Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling two Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).

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Schedule 17
Daily Non-Cumulative Compounded RFR Rate

LOOKBACK WITHOUT OBSERVATION SHIFT

The "Daily Non-Cumulative Compounded RFR Rate" for any RFR Banking Day "i" during an Interest Period for a Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

where:

"UCCDRi" means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day "i";

"UCCDRi-1" means, in relation to that RFR Banking Day "i", the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

"ni" means the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day; and

the "Unannualised Cumulative Compounded Daily Rate" for any RFR Banking Day (the "Cumulated RFR Banking Day") during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Finance Party performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

"ACCDR" means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

"tni" means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

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"Cumulation Period" means the period from, and including, the first RFR Banking Day of that Interest Period to, and including, that Cumulated RFR Banking Day;

"dcc" has the meaning given to that term above; and

the "Annualised Cumulative Compounded Daily Rate" for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to 2 decimal places) calculated as set out below:

where:

"d0" means the number of RFR Banking Days in the Cumulation Period; "Cumulation Period" has the meaning given to that term above;
"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

"DailyRatei-LP" means, for any RFR Banking Day "i" in the Cumulation Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i" in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" has the meaning given to that term above; and "tni" has the meaning given to that term above.

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Schedule 18 Cumulative Compounded RFR Rate

LOOKBACK WITHOUT OBSERVATION SHIFT

The "Cumulative Compounded RFR Rate" for any Interest Period for a Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of "Annualised Cumulative Compounded Daily Rate" in Schedule 18 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

where:

"d0" means the number of RFR Banking Days during the Interest Period;

"i" means a series of whole numbers from one to d0, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

"DailyRatei-LP" means for any RFR Banking Day "i" during the Interest Period, the Daily Rate for the RFR Banking Day which is the Lookback Period prior to that RFR Banking Day "i";

"ni" means, for any RFR Banking Day "i", the number of calendar days from, and including, that RFR Banking Day "i" up to, but excluding, the following RFR Banking Day;

"dcc" means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

"d" means the number of calendar days during that Interest Period.

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SCHEDULE 2
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

In this Schedule:

"Second Amendment and Restatement" means the amendment and restatement of the Facility Agreement effected by the amendment and restatement agreement dated 30 July 2019.

CORPORATE DOCUMENTATION

1.    To the extent they have been amended or updated since the date they were delivered in connection with the Second Amendment and Restatement, certified copies (in respect of each Shareholder and the Borrower) of its constitutional documents, including:

(a)    Trade registry gazettes under which any and all amendments to the articles of association of the Borrower, Lidya and AGM, have been published, as certified by the relevant Trade Registry;

(b)    notarised and up to date signature circular (İmza Sirküleri) of the Borrower, Lidya and AGM including a specimen of the signature of each person authorised by the resolution referred to in paragraph 2 below and their internal directive issued in accordance with Article 371 of the Turkish Commercial Code No. 6102; and

(c)    the original copies of the up to date Certificates of Activity of the Borrower, Lidya and AGM, issued by the relevant Trade Registry.

2.    Notarised copy of the Borrower’s share ledger (pay defteri).

3.    Resolutions of the board of directors (or if applicable, a committee of the board of directors), of each Shareholder and the Borrower (certified as a true copy by a director or officer or notarised by a notary public (as required)):

(a)    approving the terms of, and the transactions contemplated by, this Deed and the Turkish Security Confirmation (collectively, the "Amendment Documents"), resolving to execute, deliver and perform the Amendment Documents to which it is a party, and if required by the Finance Parties, unconditionally ratifying any actions taken in relation to the Amendment Documents prior to the date of the resolutions;

(b)    authorising a specified person or persons to execute the Amendment Documents to which it is party on its behalf; and

(c)    authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Amendment Documents to which it is a party.

4.    Specimen signatures of each person authorised by the resolutions in Paragraph 1.1(b) to sign the Amendment Documents and any other notices or documents under or in connection with the Amendment Documents whose specimen signature was not provided in connection with the Second Amendment and Restatement or not included in the signature circular.

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5.    If required, a copy of a resolution of a general meeting of shareholders of each of the Shareholders and the Borrower approving the terms of, and the transactions contemplated by, the Amendment Documents.

6.    Where any Amendment Document has been signed or will be signed by way of a power of attorney, a certified copy of each such power of attorney in respect of each Obligor (duly notarised and legalised if necessary).

7.    A certificate of the Borrower and each Shareholder (signed by a director or authorised officer) confirming that (a) borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on that Obligor to be exceeded, (b) each copy document relating to it specified in this Schedule 2 and each copy document delivered to the Facility Agent on or about the original date of the Facility Agreement is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Deed, (c) all representations and warranties set out in clause 20.1(b) (Representations) of the Amended and Restated Facility Agreement will be true, accurate and complete on the Effective Date, immediately after the amendment and restatement of the Facility Agreement pursuant to Clause 3.1 (Amendment and restatement) has taken effect, and (d) in the case of the certificate of the Borrower, no event has occurred and is continuing under the Finance Documents or would result from this Deed as at the Effective Date which constitutes an Event of Default.

FINANCE DOCUMENTS

8.    An original of this Deed duly executed by each Party.

9.    The Turkish Security Confirmation, duly executed by each party to it.

10.    Mortgage Amendment Agreement duly executed by the relevant Parties and registered with the relevant land registry.

11.    Mine Mortgage Amendment Agreement duly executed by the relevant Parties and registered with the General Directorate of Mining and Petroleum Affairs of the Republic of Türkiye.

LEGAL OPINIONS

12.    If required by the Finance Parties, legal opinions of the relevant legal advisers to the Facility Agent in the relevant jurisdiction, in relation to the capacity and authority of any of the Obligors to enter into, execute and deliver this Deed.

KNOW YOUR CUSTOMER INFORMATION

13.    Provision by each Obligor of all information necessary to comply with any money laundering regulations, know your customer checks and other identification procedures as may be requested by the Facility Agent (including financial statements, if required).

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SIGNATURE PAGES

By signing this Deed, the Parties confirm as follows:

THE PARTIES, ACCEPT, DECLARE	TARAFLAR, INGILIZCE DILINDE
AND UNDERTAKE THAT THEY ARE	OKUR VE YAZAR OLDUKLARINI
ABLE TO WRITE AND UNDERSTAND	KABUL, BEYAN VE TAAHHÜT
ENGLISH LANGUAGE. IN THIS	EDERLER. BU ÇERÇEVEDE,
RESPECT, THE PARTIES, WITHOUT	TARAFLAR, KENDI IRADELERI ILE
BEING SUBJECT TO ANY PRESSURE,	HIÇBIR BASKI OLMAKSIZIN,
ACCEPT, DECLARE AND UNDERTAKE	SÖZLEŞME’DE YER ALAN TÜM
THAT ALL TERMS AND CONDITIONS	ŞARTLARIN AÇIK VE ANLAŞILIR
SET FORTH IN THIS AGREEMENT ARE	OLDUĞUNU VE (HAKİM ŞİRKET
CLEAR AND SHALL CONSTITUTE	(PARENT) DIŞINDAKİ) TARAFLAR
VALID AND BINDING OBLIGATIONS	IÇIN GEÇERLI VE BAĞLAYICI
OF THE PARTIES (OTHER THAN THE	YÜKÜMLÜLÜKLER
PARENT).	OLUŞTURDUĞUNU KABUL, BEYAN
VE TAAHHÜT EDERLER.

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The Borrower

Signed as a deed for and on behalf of:

ANAGOLD MADENCİLİK SANAYİ VE TİCARET A.Ş.

By: /s/ Ahmet İlker Doğan

Name: Ahmet İlker Doğan

Title: Vice Chairman

By:

Name:

Title:

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The Parent

Signed as a deed for and on behalf of:

ALACER GOLD CORP.

By: /s/ Alison White

Name: Alison White

Title: Director

By:

Name:

Title:

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The Shareholders

Signed as a deed for and on behalf of:

ALACER GOLD MADENCİLİK A.Ş.

By: /s/ Ahmet İlker Doğan

Name: Ahmet İlker Doğan

Title: Vice Chairman

By:

Name:

Title:

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Signed as a deed for and on behalf of:

LİDYA MADENCİLİK SANAYİ VE TİCARET A.Ş.

By: /s/ Ahmet Galik

Name: Ahmet Galik

Title: Chairman

By: /s/ Mustafa Aksoy

Name: Mustafa Aksoy

Title: GM

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Signed as a deed for and on behalf of:

BANKA KOMBETARE TREGTARE SHA

By: /s/ Mehmet Usta

Name: Mehmet Usta

Title:

By: /s/ M. Seyhan Pencablıgil

Name: M. Seyhan Pencablıgil

Title: CEO & Board Member

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The Facility Agent

Signed as a deed for and on behalf of itself and the other Finance Parties:

ING BANK N.V.

By: /s/ O.S.C de Vries

Name: O.S.C de Vries

Title:

By: /s/ M.S. Preuss

Name: M.S. Preuss

Title:

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The Security Holder

Signed as a deed for and on behalf of:

ING BANK N.V.

By: /s/ O.S.C de Vries

Name: O.S.C de Vries

Title:

By: /s/ M.S. Preuss

Name: M.S. Preuss

Title:

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